As filed with the Securities and Exchange Commission on December 21, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MISCOR GROUP, LTD.

(Exact name of Registrant as specified in its charter)

Indiana	7600	20-0995245
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

800 Nave Road, SE

Massillon, OH 44646

(330) 830-3500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael P. Moore

President and Chief Executive Officer

MISCOR Group, Ltd.

800 Nave Road, SE

Massillon, OH 44646

(330) 830-3500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Molly Z. Brown, Esq. Ulmer & Berne LLP 1660 West 2nd Street Suite 1100 Cleveland, Ohio 44113-1448 216-583-7240	Sean T. Peppard, Esq. Ulmer & Berne LLP 1660 West 2nd Street Suite 1100 Cleveland, Ohio 44113-1448 216-583-7000

As soon as practicable after this registration statement becomes effective.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.    ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering	Amount of Registration Fee(3)
Common Stock, no par value	3,333,332 shares	$1.06	$3,833,331.80	$522.87

(1)	In connection with our obligation to register these shares, we have filed this registration statement. The prospectus included in this registration statement will serve upon effectiveness as a post-effective amendment to Reg. No. 333-129354 and Reg. No. 333-144557, pursuant to Rule 429 of Regulation C promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	This is the average of the high and low sales prices of the shares of common stock on the OTCQB on December 18, 2012 and is estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act.
(3)	Pursuant to Rule 457(p) under the Securities Act, the previously paid $590 registration fee from Reg. No. 333-154649, which was withdrawn pursuant to Form RW filed on December 21, 2012 is being carried forward to offset the $522.87 registration fee otherwise currently due with respect to the securities registered hereunder.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

NOTES TO CALCULATION OF REGISTRATION FEE

MISCOR Group, Ltd. paid an aggregate filing fee in the amount of $5,354 with respect to an aggregate of 200,003,252 shares of common stock in connection with the filing of its registration statement on Form S-1 (Reg. No. 333-137940) and the initial filing of its registration statement on Form S-1 (Reg. No. 333-129354), which under Rule 429 of Regulation C, promulgated under the Securities Act, were combined into a single filing in the Post-Effective Amendment No. 1 to the registrant’s registration statement on Form S-1 (Reg. No. 333-137940) filed with the Commission on April 27, 2007, and declared effective on May 9, 2007.

Subsequently, on July 13, 2007, the registrant filed a registration statement on Form S-1 (Reg. No. 333-144557) to register the offer and sale of 62,500,000 shares of common stock, and paid $873 of initial registration fees. On January 14, 2008, the registrant effectuated a 1-for-25 reverse stock split of its common stock. As a result of this reverse stock split, the registrant’s common stock, which became eligible to trade on the OTC Bulletin Board on August 1, 2006, under the symbol MCGL, now is traded on the OTCQB under a new symbol, MIGL. The registrant, therefore, amended such registration statement and sought to register 2,500,000 shares of its common stock. Such registration statement was thereafter declared effective on September 2, 2008.

Pursuant to Rule 429 under the Securities Act, this registration statement is also serving as: (i) Post-Effective Amendment No. 4 to the registrant’s registration statement on Form S-1 (Reg. No. 333-129354), which the Commission declared effective on May 12, 2006, and (ii) Post-effective Amendment No. 2 to registrant’s registration statement on Form S-1 (Reg. No. 333-144557), which the Commission declared effective on September 2, 2008.

In addition to the Reverse Stock Split, several events related to the expiration of warrants or conversion options have also resulted in reducing the number of shares that may be issued upon exercise and which need to remain registered. During the first quarter of 2010, certain warrants exercisable for 2,057 shares of our common stock expired, and a conversion option on a note convertible into 1,200,000 shares (after giving effect to the Reverse Stock Split) of our common stock expired. During the third quarter of 2012, warrants exercisable for the 15,000 shares (after giving effect to the Reverse Stock Split), which were registered on Form S-1 (Reg. No. 333-137940), also expired. As a result of the Reverse Stock Split and the expiration of such warrants and such conversion option, the prospectus included in this registration statement will upon effectiveness relate to 6,783,073 shares of MISCOR Group, Ltd., registered under Reg. No. 333-129354, and 2,500,000 shares registered under Reg. No. 333-144557. The 6,783,073 shares (199,628,252 shares before giving effect to the Reverse Stock Split and the expiration of certain warrants, options, and conversion options) previously registered under Reg. No. 333-129354, and the 2,500,000 shares (62,500,000 prior to giving effect to the Reverse Stock Split) previously registered under Reg. No. 333-144557, and the filing fees paid in the amounts of $5,343 and $873, respectively, are being carried forward into this registration statement.

Furthermore, 3,333,332 shares were originally registered, but not declared effective, on Form S-1 on October 22, 2008 (formerly Reg. No. 333-154649). We filed Form RW to withdraw such registration statement on December 21, 2012. Pursuant to Rule 457(p), we are electing to utilize the $590 in fees paid for such registration statement in conjunction with this registration statement.

EXPLANATORY NOTE

The purpose of this post-effective amendment to Reg. No. 333-129354 and Reg. No. 333-144557 is to provide an update of the financial statements and other information included in the prospectus forming a part of each such registration statement and to combine the prospecti with the prospectus contained in this registration statement registering 3,333,332 shares of our common stock, into a single prospectus.

On November 1, 2005, MISCOR Group, Ltd. filed a registration statement on Form S-1 (No. 333-129354) to register 199,628,252 shares of its common stock, including shares issuable upon exercise of warrants or conversion of debt securities. The registration statement was declared effective on May 12, 2006. On November 2, 2006, MISCOR Group, Ltd. filed a registration statement on Form S-1 (Reg. No. 333-137940) to register the offer and sale of 375,000 shares of its common stock issuable upon exercise of certain warrants. The registration statement was declared effective on November 9, 2006. On April 27, 2007, MISCOR Group, Ltd. filed a Post-Effective Amendment No. 1 to the registration statement on Form S-1 (Reg. No. 333-137940), which, pursuant to Rule 429 under the Securities Act, also acted as Post-Effective Amendment No. 1 to the registrant’s registration statement on Form S-1 (Reg. No. 333-129354). The post-effective amendment was declared effective on May 9, 2007.

On January 14, 2008, the registrant effectuated a Reverse Stock Split thereby changing and combining each 25 shares of its common stock into one share. During the first quarter of 2010, certain warrants exercisable for 2,057 shares (after giving effect to the Reverse Stock Split) expired, and a conversion option on a note convertible into 1,200,000 shares (after giving effect to the Reverse Stock Split) of our common stock also expired. As a result of the Reverse Stock Split and the expiration of warrants and a conversion option on certain debentures, the prospectus included herein relates to 6,483,525 shares, including 650,193 shares related to Reg. No. 333-129354 and 2,500,000 shares related to Reg. No. 333-144557. The shares originally registered pursuant to Reg. No. 333-137940 related solely to 15,000 shares issuable upon the exercise of warrants, which have since expired.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 21, 2012

PROSPECTUS

MISCOR GROUP, LTD.

6,483,525 Shares of Common Stock

This prospectus relates to the resale by the selling shareholders of 6,483,525 shares of our common stock, including 8,079 shares issuable upon the exercise of outstanding warrants. These shares were issued to the selling shareholders in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. This prospectus relates to shares that are registered or are being registered pursuant to certain registration rights agreements with the selling shareholders. We will not receive any proceeds from any sales made by the selling shareholders, except to the extent that the selling shareholders that hold warrants exercise warrants to purchase 8,079 shares with an exercise price of $0.25 per share. We have agreed to bear all expenses in connection with this offering, including certain fees and expenses of counsel to the selling shareholders, but not including underwriting discounts, concessions, or commissions of the selling shareholders. The selling shareholders may sell the shares, from time to time, in ordinary brokerage transactions, or by any other means described herein in the section entitled “Plan of Distribution,” at prevailing market prices, at prices related to prevailing market prices, or at prices otherwise negotiated. Our common stock is currently quoted on the OTCQB under the symbol MIGL. On December 18, 2012, the last reported sales price of our common stock was $1.06 per share.

Our business is subject to many risks and investment in our common stock offered through the prospectus will also involve a high degree of risk. You should carefully read and consider the section of this prospectus entitled “Risk Factors” beginning on page 5 of this prospectus before you make an investment in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     .

i

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about our long-term goals, financial condition, results of operations, earnings, business strategy, plans, and objectives. Forward-looking statements do not relate strictly to historical or current facts. These statements usually can be identified by the use of forward-looking language such as “our goal,” “our objective,” “our plan,” “will likely result,” “expects,” “plans,” anticipates,” “projects,” “believes,” “estimates,” or other similar words, expressions, or conditional verbs, such as “may,” “will,” “would,” “could,” and “should.”

We have based these forward-looking statements largely on our current expectations about, and perspectives on, future events and financial trends that we believe may affect our financial condition, results of operations, earnings, business strategies, plans, and objectives. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions that could cause actual results and outcomes to differ materially from their description. For a description of these risks and uncertainties, see “Risk Factors” beginning on page 5.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our consolidated financial statements and the related notes thereto, included elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in the section entitled “Risk Factors” beginning on page 5 of this prospectus. Except where the context requires otherwise, the terms “us,” “we,” “our,” and the “Company” refer to MISCOR Group, Ltd., an Indiana corporation and, where appropriate, its subsidiaries.

MISCOR Group, Ltd.

Our Business

The Company began operations in July 2000 with the purchase of the operating assets of an electric motor and magnet shop in South Bend, Indiana. Through acquisitions and internal growth, we expanded the nature of our operations as well as our geographic presence, which now includes locations in Indiana, Alabama, Ohio, West Virginia, Maryland, and California. In April 2004, we reorganized our operations into a holding company structure, forming Magnetech Integrated Services Corp. to act as the parent company. In September 2005, we changed our name from Magnetech Integrated Services Corp. to MISCOR Group, Ltd.

Between 2005 and September 2008, we made a series of acquisitions allowing us to enter into Rail Services and expand our Construction and Engineering Services (“CES”) and Industrial Services businesses. Following experiences in the financial crisis of 2008 and 2009, we decided to reorient our growth strategy and to intensify our focus on industrial and utility services and divested certain operations.

We have since operated primarily in two business segments:

•

Industrial Services—Providing maintenance and repair services to several industries, including electric motor repair and rebuilding; maintenance and repair of electro-mechanical components for the wind power industry; and the repairing, manufacturing, and remanufacturing of industrial lifting magnets for the steel and scrap industries. To supplement our industrial service offerings, we also provide on-site maintenance services and custom and standardized industrial maintenance training programs.

•

Rail Services—Manufacturing and rebuilding power assemblies, engine parts, and other components related to large diesel engines, and providing locomotive maintenance, remanufacturing, and repair services for the rail industry.

Our objective is to be a leading provider of integrated mechanical and electrical products and services to industry, as well as a leading provider of manufactured and remanufactured engine components to the rail, marine, and power industries. To achieve that, we intend to position the Company in order to capitalize on long-term growth opportunities in the wind power and utility markets as well as the heavy industry market. We are continuing to assess the strategic fit of our various businesses and may explore a number of strategic alternatives for our non-strategic businesses including possible divestures.

Financing

We have financed our operations primarily through equity, convertible debt financings, and certain credit facilities. See “Management’s Discussion and Analysis of Financial Condition (“MD&A”) – Prior Financing and Capital Transactions Involving Selling Shareholders” in this prospectus for a description of certain of these financings. At September 30, 2012, we had total debt of approximately $7.782 million, all of which is currently scheduled to mature by October 31, 2013.

Registration Rights

We granted registration rights to various investors in our prior financing transactions. The registration rights require us to register the common stock issued to the investors, as well as the common stock issuable upon exercise of certain warrants issued to the investors, with the Securities and Exchange Commission (“SEC”) for resale under the Securities Act of 1933, as amended (the “Securities Act”). To comply with this obligation with respect to the selling shareholders (for the shareholders identified beginning on page 13), we filed certain registration statements of which this prospectus is a part. See “Prior Financing and Capital Transactions Involving Selling Shareholders—Registration Rights” below.

Corporate Information

Our executive offices are located at 800 Nave Road SE, Massillon, OH 44646. Our telephone number is (330) 830-3500. We maintain a web site at the following Internet address: www.miscor.com. The information on our web site is not part of this prospectus.

About this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The selling shareholders are offering to sell, and are seeking offers to buy, shares of common stock only in jurisdictions where such offers and sales are permitted. The information in this prospectus is complete only as of the date on the front cover regardless of the time of delivery of this prospectus or of any shares.

The Offering

Common stock outstanding	11,785,826 (1)

Seller	One or more selling shareholders; see “Principal and Selling Shareholders.” We are not selling any shares of our common stock under this prospectus or any prospectus supplement.

Shares of common stock offered	6,483,525 (2)

Market for our common stock	Our common stock is traded on the OTCQB under the symbol MIGL. While trading in our stock has occurred, an established public trading market has not yet developed.

Use of proceeds	The selling shareholders will receive the net proceeds from the sale of shares. We will pay the expenses of this offering but will receive none of the proceeds from the sale of shares offered by this prospectus. We may, however, receive payment upon selling shareholders’ exercise of outstanding warrants. See “Use of Proceeds.” Any proceeds that we receive will be used for general corporate purposes, including working capital, capital expenditures, and repaying or refinancing our debt obligations.

Risk Factors	See the discussion under the caption “Risk Factors” and other information in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Dividend policy	We have never paid a dividend on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. Our financing agreements also prohibit us from paying any dividends on our common stock.

(1)	Includes all shares of our common stock outstanding as of December 17, 2012. Excludes shares issuable upon the exercise of warrants and options to purchase common stock.
(2)	The shares of common stock being offered by the selling shareholders represent approximately 55% of our currently outstanding common shares, and approximately 202% of our outstanding common shares held by non-affiliates. The shares that are part of this offering include 8,079 shares of our common stock issuable upon the exercise of warrants, which represents 0.069% of our common stock outstanding as of December 17, 2012.

RISK FACTORS

Investing in our common stock involves a number of risks. You should carefully consider all of the information contained in this prospectus, including the risk factors set forth below, before investing in the common stock offered by this prospectus. We may encounter risks in addition to those described below, including risks and uncertainties not currently known to us or that we currently deem to be immaterial.

THE RISKS DESCRIBED BELOW, AS WELL AS SUCH ADDITIONAL RISKS AND UNCERTAINTIES, MAY IMPAIR OR ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS, AND FINANCIAL CONDITION. IN SUCH CASE, YOU MAY LOSE ALL OR PART OF YOUR ORIGINAL INVESTMENT. THE INFORMATION IN THIS PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY THESE RISK FACTORS.

Risks Related to Our Business

If we do not maintain our profitability and establish long-term stability in our earnings, we may not be able to continue our operations and you may, in turn, lose your entire investment.

For the fiscal years ended December 31, 2010, December 31, 2009, December 31, 2008, December 31, 2007, and December 31, 2006, we incurred net losses of approximately $11.889 million, $20.468 million, $1.455 million, $2.023 million, and $2.661 million, respectively. For the fiscal year ended December 31, 2011, and for the nine months ended September 30, 2012, we have had net income of $0.654 million and $2.319 million, respectively. Our ability to increase revenue and achieve and maintain profitability in the future will depend primarily on our ability to complete strategic business acquisitions, increase sales of our existing products and services, maintain a reasonable cost structure, and expand our geographical coverage. No assurance can be given that we will be able to increase our revenue at a rate that equals or exceeds expenditures.

We have a short operating history, which may make it difficult for investors to evaluate our business and our future prospects. These factors increase the risk of your investment.

We began operations in July 2000 with the purchase of the operating assets of an electric motor and magnet shop that launched our industrial services business. Because of our limited operating history, we lack extended, historical financial, and operational data, making it more difficult for an investor to evaluate our business, forecast our future revenues and other operating results, and assess the merits and risks of an investment in our common stock. This lack of information increases the risk of your investment.

Our ability to execute our business plan will be impaired if we do not retain key employees.

We are highly dependent on the efforts and abilities of our senior management and key staff performing technical development, operations, customer support, and sales and marketing functions. These employees are not obligated to continue their employment with us and may leave us at any time. We do not have “key person” life insurance policies for any of our officers or other employees. The loss of the technical knowledge and management and industry expertise that would result in the event members of our senior management team left our Company could delay the execution of our business strategy and divert our management resources. Our business also could be adversely affected if any member of management or any other of our key employees were to join a competitor or otherwise compete with us.

Instability in the credit markets could have a material adverse effect on our results of operations, financial condition, and our ability to meet our investment objectives.

If debt financing is not available on terms and conditions we find acceptable, we may not be able to obtain financing for some of our initiatives. Recently, domestic and international financial markets have experienced unusual volatility and uncertainty. If this volatility and uncertainty persists, our ability to borrow will be significantly impacted and we likely will have to reduce the number of and possibly limit the type of initiatives we have planned. All of these events could have a material adverse effect on our results of operations, financial condition, and ability to meet our objectives.

We face numerous competitors that have greater financial and other competitive resources than we have, which could hurt our ability to compete effectively.

The markets in which we do business are highly competitive. We do not expect the level of competition we face to be reduced in the future. An increase in competitive pressures in these markets or our failure to compete effectively may result in pricing reductions, reduced gross margins, and loss of market share. Many of our competitors have longer operating histories, greater name recognition, more customers, and significantly greater financial, marketing, technical, and other competitive resources than we have. As a result, these companies may be able to adapt more quickly to new technologies and changes in customer needs, or to devote greater resources to the development, promotion, and sale of their products and services. While we believe that our overall product and service offerings distinguish us from our competitors, these competitors could develop new products or services that could directly compete with our products and services.

We may have to reduce or cease operations if we are unable to obtain the funding necessary to meet our future capital requirements. Moreover, if we raise capital by issuing additional equity, your percentage ownership of our common stock will be diluted.

We believe that in order to continue operations under our current business model we will need to raise additional operating capital, as well as adjust our operating unit and corporate cost structure to better align with activity levels expected for the foreseeable future. Our future working capital needs and capital expenditure requirements will depend on many factors, including our rate of revenue growth, the change in our marketing and sales activities, and the rate of development of new products and services. To the extent that funds from the sources described above are not sufficient to finance our future activities, we will need to improve future cash flows and/or raise additional capital through debt or equity financing or by entering into strategic relationships or making other arrangements. Any effort to improve cash flows, whether by increasing sales, reducing operating costs, collecting accounts receivable at a faster rate, reducing inventory, and other means, may not be successful. Further, any additional capital we seek to raise might not be available on terms acceptable to us, or at all. In that event, we may be unable to take advantage of future opportunities or to respond to competitive pressures or unanticipated requirements. Any of these events may have a material adverse effect on our business, financial condition, and operating results.

Further, if we raise additional capital through the issuance of equity securities, the percentage ownership of each shareholder in the Company, and each shareholder’s economic interest in the Company, will be diluted. The degree of dilution, which may be substantial, will depend to a large extent on the market price of our common stock and general market conditions at the time we issue any such new equity.

If we default on our obligations under our senior secured credit facility or under certain other debt obligations, our assets may be subject to foreclosure, which could cause us to cease operations.

Our obligations under our senior secured credit facility are secured by a first lien on substantially all of our assets. In addition, our debt obligations to certain related and un-related parties are secured by second liens on some or substantially all of our assets. Consequently, if we are unable to pay off our secured obligations when they become due or otherwise default under the terms of our Wells Fargo Bank, N.A. (“Wells Fargo”) credit facility or certain other debt obligations, our lenders could foreclose their security interests and liquidate some or all of our assets. This could cause us to cease operations and likely result in the loss of your entire investment.

Our senior secured credit facility expires on July 31, 2013 and our inability to renew or replace it on commercially reasonable terms, if at all, may require us to cease operations.

Our senior credit facility with Wells Fargo expires on July 31, 2013. There is not any guarantee that Wells Fargo will renew our credit facility beyond such date (or that if the credit facility is renewed it will be on commercially reasonable terms). Factors including, but not limited to, our results of operations and financial condition, market forces adverse to the entire commercial lending industry or to Wells Fargo, in particular, or a lack of cooperation among our subordinated creditors could lead Well Fargo to deny its renewal. If Wells Fargo fails to renew our credit facility, there can be no assurance that we will be able to refinance the credit facility with another lender on commercially reasonable terms, if at all.

Changes in operating factors that are beyond our control could hurt our operating results.

Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond management’s control. These factors include the costs of new technology; the relative speed and success with which we can acquire customers for our products and services; capital expenditures for equipment; sales, marketing, and promotional activities expenses; changes in our pricing policies, suppliers, and competitors; changes in operating expenses; increased competition in our markets; and other general economic and seasonal factors. Adverse changes in one or more of these factors could hurt our operating results.

We may be required to conduct environmental remediation activities, which could be expensive and inhibit the growth of our business and our ability to maintain our profitability.

We are subject to a number of environmental laws and regulations, including those concerning the handling, treatment, storage, and disposal of hazardous materials. These environmental laws generally impose liability on present and former owners and operators, transporters and generators of hazardous materials for remediation of contaminated properties. We believe that our businesses are operating in compliance in all material respects with applicable environmental laws, many of which provide for substantial penalties for violations. We cannot assure you that future changes in such laws, interpretations of existing regulations or the discovery of currently unknown problems or conditions will not require substantial additional expenditures. In addition, if we do not comply with these laws and regulations, we could be subject to material administrative, civil or criminal penalties, or other liabilities. We may also be required to incur substantial costs to comply with current or future environmental and safety laws and regulations. Any such additional expenditures or costs that we may incur would hurt our operating results.

Insurance is expensive and it may be difficult for us to obtain appropriate coverage. If we suffer a significant loss for which we do not have adequate insurance coverage, our income will be reduced or our net loss will increase.

We have obtained insurance coverage for potential risks and liabilities that we deem necessary and which fall within our budget. Insurance companies are becoming more selective about the types of risks they will insure. It is possible that we may:

•	not be able to get sufficient insurance to meet our needs;

•	not be able to afford certain types or amounts of coverage;

•	have to pay insurance premiums at amounts significantly more than anticipated; or

•	not be able to acquire any insurance for certain types of business risks.

This could leave us exposed to potential claims or denial of coverage in certain situations. If we were found liable for a significant claim in the future, the resulting costs would cause our net income to decrease.

Certain raw materials and other materials purchased for our operations have been and may continue to be subject to sudden and significant price increases that we may not be able to pass along to our customers. This could have an adverse effect on our ability to maintain our profitability.

We purchase a wide range of commodities and other materials such as copper, aluminum, steel and petroleum-based materials as raw materials and for consumption in our operations. Some of these materials have been and may continue to be subject to sudden and significant price increases. Depending on competitive pressures and customer resistance, we may not be able to pass on these cost increases to our customers. This would reduce our gross profit margins and would, in turn, make it more difficult for us to maintain our profitability.

The increased costs we incur as a result of being a public company will make it more difficult for us to maintain our profitability.

As a public company, we incur significant additional legal, accounting, insurance, compliance, reporting, record keeping, and other expenses that we would not incur as a private company. We also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010, as well as new rules implemented by the SEC. These rules and regulations increase our general and administrative expenses and make some activities more time-consuming and costly.

The expense we incur in complying with these requirements will make it more difficult for us to maintain profitability and establish a history of profitability.

The changing regulatory environment for public companies could make it more difficult for us to attract qualified directors.

We expect that the stricter regulatory environment following enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 may make it more difficult and more expensive for us to obtain director and officer liability insurance. We may also be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board of Directors (“Board”) or as executive officers.

Ownership of our common stock is concentrated among a small number of shareholders who have substantial influence over matters requiring shareholder approval including actions that may be adverse to your interests or negatively impact the value of your investment.

As of December 17, 2012, our directors and executive officers beneficially owned approximately 23.3% of our outstanding common stock, or approximately 22.8% assuming exercise of outstanding warrants and stock options, including John A. Martell (“Mr. Martell”), the chairman of our Board, who beneficially owned approximately 23.2% of our outstanding common stock, or approximately 22.7% assuming exercise of outstanding warrants and stock options. As of December 17, 2012, Tontine Capital Partners, L.P. (“TCP”), Tontine Capital Overseas Master Fund, L.P. (“TCOMF”) and Tontine Capital Overseas Master Fund II, L.P. (“TCOMF II,” and together with TCP and TCOMF, collectively, “Tontine”), owned approximately 49.5% of our outstanding common stock or approximately 48.1% assuming exercise of outstanding warrants and stock options. As a result, each of Mr. Martell and Tontine has significant influence over matters submitted to our shareholders for approval, including the election and removal of directors and the approval of any merger, consolidation, or sale of all or substantially all of our assets. In addition, in conjunction with certain financing transactions, we granted to Tontine the right to appoint up to two directors to our Board and agreed to limit the size of our Board to seven members. Tontine has not yet exercised its right to appoint directors to the Board. See “MD&A – Prior Financing and Capital Transactions Involving Selling Shareholders – January 2007 Private Equity Financing” and “– November 2007 Private Equity Financing” for a discussion of such rights. In addition, Mr. Martell has granted Tontine a proxy to vote his shares for the election of Tontine’s designees to the Board and to enforce Tontine’s rights with respect to certain future acquisitions of our common stock by Tontine (the “Martell Proxy”), as described in “MD&A – Prior Financing and Capital Transactions Involving Selling Shareholders – November 2007 Private Equity Financing.” Tontine has not yet exercised the Martell Proxy. To the extent that Tontine exercises its right to vote under the Martell Proxy, Tontine has the ability to control the election of its designees to the Board. The interests of these shareholders in such matters may be different from your interests. Consequently, they may make decisions that are adverse to your interests. See “Principal and Selling Shareholders” in this prospectus for more information about ownership of our outstanding shares.

The current changing economic environment poses significant challenges for us.

We are operating in a challenging and uncertain economic environment, including generally uncertain national and local conditions. Financial institutions continue to be affected by a soft real estate market and constrained financial markets. While we have very limited exposure to the real estate market and financial markets, we are nevertheless affected by these circumstances. Many of our customers depend on the availability of credit to purchase our electrical and mechanical products. Continued uncertainties related to the economic and credit environment could have adverse effects on our customers which would adversely affect our financial condition and results of operations. This continued uncertainty in economic conditions coupled with the on-going weak national economic recovery could have an adverse effect on our revenue and profits.

Our articles of incorporation limit the liability of our directors and officers and require us to indemnify them against certain liabilities, which could restrict your ability to obtain recourse against our directors and officers for their actions and reduce the value of your investment in our common stock.

Our articles of incorporation limit the liability of our directors and officers for any loss or damage caused by their actions or omissions; provided that they acted in good faith, with the care an ordinarily prudent person in a like position would have exercised under similar circumstances, and in a manner they reasonably believed was in the best interests of our Company. Even if they do not meet these standards, our directors and officers would not be liable for any loss or damage caused by their actions or omissions if their conduct does not constitute willful misconduct or recklessness. Our articles of incorporation also require us to indemnify our directors and officers under certain circumstances against liability incurred in connection with proceedings to which they are made parties by reason of their relationships to our Company.

The limitation of liability and indemnification provisions in our articles of incorporation may discourage shareholders from bringing a lawsuit against our directors alleging a breach of their fiduciary duty. These limitations may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit our Company and shareholders. Furthermore, our operating results and the value of your investment may decline to the extent that we pay any costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Risks Related to this Offering

If an active trading market in our common stock does not develop, your ability to liquidate your investment will be adversely affected.

Our common stock trades on the OTCQB. While trading of our stock has occurred, an established public trading market has not yet developed. If an established trading market does not develop, you may not be able to sell your shares promptly or perhaps at all, or sell your shares at a price equal to or above the price you paid for them.

We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

Our common stock is subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934 (the “Exchange Act”), commonly referred to as the “penny stock rule.” Section 15(g) sets forth certain requirements for transactions in penny stock, and Rule 15g-9(d) incorporates the definition of “penny stock” that is found in Rule 3a51-1 of the Exchange Act. The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. We are subject to the SEC’s penny stock rules.

Since our common stock is deemed to be penny stock, trading in the shares of our common stock is subject to additional sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. “Accredited investors” are persons with assets in excess of $1,000,000 (excluding the value of such person’s primary residence) or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt the rules require the delivery, prior to the first transaction of a risk disclosure document, prepared by the SEC, relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in an account and information to the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealer to trade and/or maintain a market in our common stock and may affect the ability of our stockholders to sell their shares of common stock.

There can be no assurance that our shares of common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock was exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest.

Sales of shares of our common stock eligible for future sale could depress the market for our common stock and the value of the shares you own.

As of December 17, 2012, we had issued and outstanding 11,785,826 shares of our common stock and warrants to purchase 8,079 shares of our common stock. As of that date, we also had issued and outstanding options granted under our 2005 Stock Option Plan to certain directors, executive officers, and employees to acquire 82,000 shares of common stock. Public marketplace sales of these amounts of our common stock, including the shares offered hereby (pursuant to the registration statement to which this prospectus is a part), or the potential for those sales even if they do not actually occur, may have the effect of depressing the market price of our common stock. In addition, if our future financing needs require us to issue additional shares of common stock or securities convertible into common stock, the supply of common stock available for resale could be increased, which could cause the market price of our common stock to drop even if our business is doing well.

As a shareholder, you may experience dilution as a result of the exercise of warrants and options that we have previously issued or may issue in the future.

As described above, as of December 17, 2012, we had issued and outstanding 11,785,826 shares of common stock, and warrants exercisable for an additional 8,079 shares of our common stock, along with options to purchase 82,000 shares granted to certain directors, executive officers, and employees. If these warrants or options are exercised for shares of our common stock, your percentage ownership in the Company, and your economic interest in the Company, will be diluted. The degree of dilution will depend on the number of shares that are issued upon exercise. If the warrants and options currently outstanding are exercised for the maximum number of shares of common stock, your percentage ownership in the Company will be diluted approximately 0.85%. We may, from time to time, issue additional warrants or options should circumstances be appropriate, which would further dilute your ownership percentage upon their exercise.

We do not intend to pay dividends, and, therefore, you may not experience a return on investment unless you sell your securities.

We have never declared or paid, nor do we intend in the foreseeable future to declare or pay, any dividends on our common stock. Our financing agreements also prohibit us from paying any dividends on our common stock. Since we intend to retain all future earnings to finance the operation and growth of our business, you will likely need to sell your securities in order to realize a return on your investment, if any.

Selling your securities may be difficult because we have a limited trading market. Any market that develops for our common stock could be highly volatile, which may limit your ability to sell your shares when desired or at a price above your purchase price.

The price at which our common stock trades on the OTCQB or any other market that may develop is likely to be highly volatile and may fluctuate substantially due to several factors, including the following:

•	volatility in stock market prices and volumes that is particularly common among micro cap/small cap companies such as us;

•	loss of a market maker that is willing to make a market in our stock on the OTCQB;

•	efforts by any shareholder to sell or purchase significant amounts of shares relative to the size of the trading market;

•	lack of research coverage for companies with small public floats such as us;

•	potential lack of market acceptance of our products and services;

•	actual or anticipated fluctuations in our operating results;

•	entry of new or more powerful competitors into our markets;

•	introduction of new products and services by us or our competitors;

•	commencement of, or our involvement in, any significant litigation;

•	additions or departures of key personnel;

•	terrorist attacks either in the United States or abroad;

•	general stock market conditions; and

•	general state of the United States and world economies.

This volatility may slow the development of an active trading market for our common stock, which could make it more difficult for you to sell your shares, if you are able to sell them at all, at a price above your purchase price.

We could issue “blank check” preferred stock without shareholder approval with the effect of diluting then current shareholder interests.

Our articles of incorporation authorize the issuance of up to 800,000 shares of “blank check” preferred stock with designations, rights, and preferences as may be determined, from time to time, by our Board. Accordingly, our Board is empowered, without shareholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting, or other rights, which could dilute the interest of or impair the voting power of our common shareholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. Our financing agreements, however, prohibit us from issuing any preferred stock. Although we do not presently intend to issue any shares of preferred stock, our financing arrangements may change and we may issue preferred stock in the future. See “Description of Capital Stock – Preferred Stock” and “MD&A –Prior Financing and Capital Transactions Involving Selling Shareholders” in this prospectus.

Anti-takeover provisions in our articles of incorporation and by-laws and in Indiana law could delay or prevent a takeover or other change in control of our Company, which could cause the market price of our common stock to suffer.

Provisions in our articles of incorporation and by-laws and certain provisions of Indiana law may discourage, prevent or delay a person from acquiring or seeking to acquire a substantial interest in, or control of, our Company. Such provisions in our articles of incorporation and by-laws include the following:

•	our Board may not remove a director without cause, also making it more difficult to gain control of our Board;

•	only our Board, and not our shareholders, may elect directors to fill vacancies in the board, including vacancies created by expansion of the Board;

•	only our Board or Chairman of the Board, and not our shareholders, may call a special meeting of our Board;

•	only the Board, and not our shareholders, may make, amend, or repeal our by-laws;

•	a super-majority (80%) vote of our shareholders is required to amend certain anti-takeover provisions in our articles of incorporation;

•	our shareholders are not granted cumulative voting rights, which, if granted, would enhance the ability of minority shareholders to elect directors;

•

shareholders must follow certain advance notice and information requirements to nominate individuals for election to our Board or to propose matters that may be acted upon at a shareholders’ meeting, which may discourage a potential acquirer from conducting a proxy contest to elect directors or otherwise attempting to influence or gain control of our Company;

•

our Board, without shareholder approval, may issue shares of undesignated, or “blank check,” preferred stock, which may have rights that adversely affect the rights of the holders of our common stock and impede or deter any efforts to acquire control of our Company; and

•

our articles require special board approval, super-majority (80%) shareholder approval and/or satisfaction of certain price and procedural requirements for certain business combination transactions involving our Company and certain shareholders who beneficially own more than 10% of the voting power of our outstanding capital stock, all of which make it more difficult for a person to acquire control of our Company.

Our articles of incorporation impose approval and other requirements on certain business combination transactions between our Company and any shareholder beneficially owning 10% or more of the voting power of our outstanding capital stock. Types of business combination transactions subject to these requirements include mergers, consolidations, certain sales, leases, or other transfers of our assets; certain issuances of our voting securities; plans of dissolution or liquidation proposed by the interested shareholder; and certain other transactions. Our articles prohibit any such transaction within five years following the date on which the shareholder obtained 10% ownership unless the transaction meets the requirements of the Business Combinations Statute of the Indiana Business Corporation Law (if applicable), which is described below, and is approved by a majority of our directors who are not affiliated with the shareholder or by shareholders holding at least 80% of the voting power of our outstanding capital stock. After such five-year period, the transaction still must satisfy the requirements of the Business Combinations Statute (if applicable) as well as certain price and procedural requirements set forth in our articles.

Should our total number of shareholders increase to 100, we would be subject to certain provisions of Indiana corporate law, which may limit business combinations, acquisitions, and asset sales.

As an Indiana corporation, we are subject to the Indiana Business Corporation Law. Chapter 42, the Control Share Acquisitions Chapter, and Chapter 43, the Business Combinations Chapter, of the Indiana Business Corporation Law may affect the acquisition of shares of our common stock or the acquisition of control of our Company. Indiana companies may elect to opt out of the Control Share Acquisitions Chapter and the Business Combinations Chapter. Our articles of incorporation do not opt out of these statutes. Both statutes, however, apply only to certain corporations that have at least 100 shareholders. As of September 30, 2012, we had 61 shareholders of record. Consequently, as of September 30, 2012 neither statute applied to us, although they may apply to us in the future.

The Business Combinations Chapter prohibits certain business combinations, including mergers, sales of assets, recapitalizations and reverse stock splits, between certain corporations and any shareholder beneficially owning 10% or more of the voting power of the outstanding voting shares of that corporation for a period of five years following the date on which the shareholder obtained 10% beneficial voting ownership, unless the business combination was approved prior to that date by the Board. If prior approval is not obtained, several price and procedural requirements must be met before the business combination may be completed. The Business Combinations Statute does not apply to business combinations between a corporation and any shareholder who obtains 10% beneficial voting ownership before such corporation has a class of voting shares registered with the SEC under Section 12 of the Securities Exchange Act, unless the corporation has elected to be subject to the Business Combination Statute. As of the date of this prospectus, we have not made such as election.

The Control Share Acquisitions Chapter contains provisions designed to protect minority shareholders if a person makes a tender offer for or otherwise acquires shares giving the acquirer more than certain levels of ownership (20%, 33  1/3% and 50%) of the outstanding voting securities of certain Indiana corporations. Under the Control Share Acquisitions Chapter, if an acquirer purchases such shares of a corporation that is subject to the Control Share Acquisitions Chapter, then the acquirer cannot vote such shares until each class or series of shares entitled to vote separately on the proposal approves the rights of the acquirer to vote the shares in excess of each level of ownership, by a majority of all votes entitled to be cast by that group (excluding shares held by our officers, by our employees who are directors of the Company and by the acquirer).

Also under the Indiana Business Corporation Law, effective July 1, 2009, a public company must have a staggered Board, unless the company elected to affirmatively opt-out of such requirement by July 31, 2009. Our articles of incorporation currently provides for a staggered Board, but we also affirmatively opted-out of the automatic staggered board provision of the Indiana Business Corporation Law, thereby preserving our ability to eliminate our staggered board structure in the future if our Board decides to do so. As of the date of this prospectus, our Board has no intention of eliminating our staggered Board structure.

These provisions of our articles of incorporation and by-laws, and of the Indiana Business Corporation Law, may make if difficult and expensive to pursue a tender offer, change in control, or takeover attempt that our management opposes. Consequently, these provisions may reduce the trading price of our common stock. See “Description of Capital Stock — Anti-Takeover Provisions” in this prospectus.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold, from time to time, by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sale of the common stock, but, to the extent that the selling shareholders that hold warrants exercise outstanding warrants to purchase 8,079 shares with an exercise price of $0.25 per share, we may receive up to approximately $2,020 in cash. Any proceeds that we receive will be used for general corporate purposes, including working capital, capital expenditures, and repaying or refinancing our debt obligations.

We have agreed to bear all expenses (other than direct expenses incurred by the selling shareholders, such as selling commissions, brokerage fees and expenses, and transfer taxes) and have incurred total expenses in connection with this offering of approximately $335,522.87 as of December 21, 2012, and may incur additional expenses in the future.

DETERMINATION OF OFFERING PRICE

The selling shareholders may offer shares from time to time, in ordinary brokerage transactions or by any other means described herein in the section entitled “Plan of Distribution,” at prevailing market prices, at prices related to prevailing market prices, or prices otherwise negotiated. Our common stock is traded on the OTCQB under the symbol MIGL. The average of the high and low sales prices of our common stock on the OTCQB on December 18, 2012 was $1.06. However, there is not an established trading market for our common stock. This price may or may not be similar to the price or prices at which the selling shareholders offer shares in this offering.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of December 17, 2012 for the following persons:

•	each of our directors;

•

our Chief Executive Officer and our other most highly compensated executive officers serving at the end of 2011 (other than our Chief Executive Officer) whose total compensation during 2011 exceeded $100,000 (together as a group, the “Named Executive Officers”);

•	all of our directors and executive officers as a group;

•	each holder of five percent or more of our common stock; and

•	each person or entity potentially selling shares of our common stock in this offering.

The information below is based upon information provided to us by or on behalf of each beneficial owner. Unless otherwise indicated, we believe that each individual and entity named below has sole voting and investment power with respect to all shares of common stock that such individual or entity beneficially owns, subject to applicable community property laws. To our knowledge, no person or entity other than those identified below beneficially owns more than five percent of our common stock.

Applicable percentage ownership is based on 11,785,826 shares of our common stock outstanding as of December 17, 2012. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we included shares of common stock that such person has the right to acquire within 60 days of December 17, 2012, upon exercise of warrants or options held by that person.

This prospectus relates to 6,483,525 shares of our common stock. In connection with the January 2007 and November 2007 financing transactions with Tontine, we entered into a registration rights agreement with Tontine, dated January 18, 2007 (the “Initial Registration Rights Agreement”), pursuant to which we agreed to register 2,500,000 shares of our common stock issued to them in the January 2007 transaction, and an amended registration rights agreement with Tontine, dated November 30, 2007, (the “Amended Registration Rights Agreement”), pursuant to which we agreed to register an additional 3,333,332 shares of our common stock issued as part of the November 2007 transaction. We completed the registration of 2,500,000 of these shares on September 2, 2008, and upon effectiveness of this prospectus, this prospectus will serve as a post-effective amendment to such registration statement (Reg. No. 333-144557). See “MD&A – Prior Financing and Capital Transactions Involving Selling Shareholders – November 2007 Private Equity Financing” and “ – January 2007 Private Equity Financing.” As part of our agreements to register these 5,833,332 shares of our common stock, we also agreed to indemnify Tontine against certain liabilities related to the registration and sale of the common stock, including liabilities arising under the Securities Act, and to pay all expenses in connection with this offering, including certain fees and expenses of counsel to Tontine, but not including underwriting discounts, concessions, or commissions of Tontine. See “MD&A – Prior Financing and Capital Transactions Involving Selling Shareholders — Registration Rights” in this prospectus. In connection with our obligation to register these shares, we have filed a registration statement of which this prospectus is a part.

Upon effectiveness, this prospectus will also serve as a post-effective amendment to Reg. No. 333-129354 and Reg. No. 333-137940, as well as the previously referenced registration statement (Reg. No. 333-144557), pursuant to Rule 429 of Regulation C promulgated by the SEC. Two of these registration statements (Reg. No. 333-129354 and Reg. No. 333-137940) relate to our obligations, under certain registration rights agreements, to register with the SEC the resale of the common stock issued to the investors in connection with certain financing transactions and the resale of shares of our common stock issuable upon the exercise of certain warrants. See “MD&A – Prior Financing and Capital Transactions Involving Selling Shareholders – Private Placement of Common Stock,” “– Laurus Master Fund, Ltd.,” and “– Registration Rights.” These registration rights agreements also require us to indemnify the selling shareholders against certain liabilities related to the registration and sale of this common stock, including liabilities arising under the Securities Act, and to bear the cost of compliance with such agreements.

Unless otherwise indicated, none of the selling shareholders is currently an affiliate of ours nor has had a material relationship with us during the past three years, other than as a holder of our securities and/or in connection with the negotiation of the prior financing transactions. See “MD&A – Prior Financing and Capital Transactions Involving Selling Shareholders” in this prospectus.

	As of December 17, 2012**
	Common Stock Beneficially Owned Before Offering				Common Stock Beneficially Owned After Offering†
Name of Beneficial Owner	Shares owned		% owned[1]	Number of Shares Being Sold	Shares owned		% owned[1]
Directors and Named Executive Officers:[2]
John A. Martell[3]	2,738,800	[4]	23.2	—	2738,800	[4]	23.2
Michael P. Moore[5]	70,000	[6]	*	—	70,000	[6]	*
William J. Schmuhl, Jr.[7].	12,000	[8]	*	—	12,000	[8]	*

	As of December 17, 2012**
	Common Stock Beneficially Owned Before Offering				Common Stock Beneficially Owned After Offering†
Name of Beneficial Owner	Shares owned		% owned[1]	Number of Shares Being Sold	Shares owned		% owned[1]
Michael D. Topa[9]	—		*	—	*		*

Marc Valentin[10]	7,000	[11]	*	—	7,000	[11]	*

All directors and executive officers as a group (5 persons)	2,827,800		24.0	—	2,827,800		24.0

Selling Shareholders:

Jeffrey L. Gendell[12] c/o Tontine Capital Management, L.L.C. 1 Sound Shore Drive, 3rd Floor Greenwich, Connecticut 06830	5,833,332		49.5	5,833,332	0		0.0

Laurus Master Fund, Ltd. [13] c/o Laurus Capital Management, LLC 825 Third Avenue, 14th Floor New York, New York 10022	414,823		3.5	414,823	0		0

William Sybesma[14]	44,641		*	44,641	0		0

Dr. Domenic Strazzulla	24,865		*	24,865	0		0

David L. Cohen	450		*	450	0		0

David Dercher	12,666		*	12,666	0		0

Roger Stacey	6,333		*	6,333	0		0

Gary M. Glasscock	27,364		*	27,364	0		0

Robert H. Cole	6,000		*	6,000	0		0

Gregg M. Gaylord and Linda S. Covillon[15]	23,988		*	23,988	0		0

Joseph Rienzi and Judith Rienzi	10,000		*	10,000	0		0

Dr. Gilbert R. Schorlemmer	4,300		*	4,300	0		0

Mollie Ann Peters	3,000		*	3,000	0		0

Thomas D’Avanzo[16]	13,785		*	13,785	0		0

Henry Fortier, III	9,350		*	9,350	0		0

Gregg Goebel and Marilyn Goebel	2,000		*	2,000	0		0

Stephen T. Skoly, Jr.	3,800		*	3,800	0		0

Thomas J. Keeney	13,400		*	13,400	0		0

Norman Dudey[17]	2,114		*	2,114	0		0

	As of December 17, 2012
	Common Stock Beneficially Owned Before Offering			Common Stock Beneficially Owned After Offering†
Name of Beneficial Owner	Shares owned	% owned[1]	Number of Shares Being Sold	Shares owned	% owned[1]
Edward Lagomarsino	10,572	*	10,572	0	0

Rodney Schorlemmer	12,748	*	12,748	0	0

Paul V. Nugent, Jr. and Jeanne Nugent	3,994	*	3,994	0	0

*	Less than one percent (1%).
**	This list was compiled using company records, information provided by shareholders, and a NOBO list as of October 19, 2012. We also used a shareholder of record list, dated December 17, 2012.
†	The selling shareholders identified in this table may sell some, all, or none of the shares owned by them that are registered under this registration statement. While we do not currently have knowledge of any agreements, arrangements, or understandings with respect to the sale of any of the shares registered hereunder, for purposes of this table we are assuming that the selling shareholders will sell all of the shares indicated in the table.
(1)	Based on, for each shareholder, 11,785,826 shares of common stock outstanding as of December 17, 2012, plus warrants and options held by that shareholder that are exercisable for common stock within 60 days of December 17, 2012.
(2)	The address of each director and Named Executive Officer identified in the table above is c/o MISCOR Group, Ltd., 800 Nave Road, SE, Massillon, OH 44646.
(3)	Mr. Martell is our Chairman, and served as President and Chief Executive Officer through June 16, 2010.
(4)	In connection with purchases by Tontine of shares of our common stock, Mr. Martell granted to Tontine a limited irrevocable proxy to vote his shares of common stock in connection with certain matters described below under “MD&A –Prior Financing and Capital Transactions Involving Selling Shareholders – January 2007 Private Equity Transaction” and “– November 2007 Private Equity Financing Transaction.” On all other matters, Mr. Martell has sole voting power with respect to these shares. Mr. Martell has sole investment power with respect to these shares.
(5)	Mr. Moore is our President and Chief Executive Officer.
(6)	Includes option to purchase 10,000 restricted shares with a 4-year cliff vesting for $0.35 per share should Mr. Moore continue as our employee, and options to purchase 60,000 shares of our common stock with 4-year cliff vesting for $0.35/share.
(7)	Mr. Schmuhl is a member of our Board.
(8)	Includes 2,000 shares issuable upon exercise of options granted under our 2005 Stock Option Plan at an exercise price of $6.25 per share.
(9)	Mr. Topa is a member of our Board.
(10)	Mr. Valentin is our Chief Accounting Officer.
(11)	Includes options to purchase 7,000 shares of common stock with 4-year cliff vesting should Mr. Valentin continue as our employee, at an exercise price of $0.35 per share.
(12)	Includes 4,666,666 shares of common stock directly owned by TCP, 1,001,081 shares of common stock directly owned by TCOMF, and 165,585 shares of common stock directly owned by TCOMF II. Tontine Capital Management, L.L.C. (“TCM”) is the general partner of TCP, Tontine Capital Overseas GP, L.L.C. (“TCO”) is the general partner of TCOMF and Tontine Asset Associates, LLC (“TAA”) is the general partner of TCOMF II. Mr. Gendell is the managing member of TCM, TCO, and TAA and in such capacity has voting and investment control over the shares of common stock owned by TCP, TCOMF, and TCOMF II. TCM, TCO, TAA, and Mr. Gendell expressly disclaim beneficial ownership of the shares of common stock beneficially owned by TCP, TCOMF and TCOMF II, except to the extent of their pecuniary interest.
(13)	According to information provided by Laurus Master Fund, Ltd. (“Laurus”) the entity that exercises voting and investment power on behalf of Laurus is Laurus Capital Management, LLC; the natural persons who exercise voting and investment power of Laurus Capital Management, LLC are David Grin and Eugene Grin. Includes 8,079 shares of common stock issuable upon exercise of warrants at $0.25 per share. The terms of the warrants limit the number of shares of common stock issuble upon exercise of warrants issued to Laurus to the amount by which 9.99% of our outstanding common stock exceeds the number of shares beneficially owned by Laurus, unless Laurus gives us 75 days prior notice.
(14)	Includes 2,000 shares that are held jointly with his spouse, Martina Jane Sybesma.
(15)	Shares are held by the named persons as joint tenants with rights of survivorship.
(16)	These shares are held in an individual retirement account for the benefit of Mr. D’Avanzo.
(17)	These shares are held by Mr. Dudey as trustee for the benefit of Norman Dudey.

MARKET FOR OUR COMMON STOCK AND

RELATED SHAREHOLDER MATTERS

Market Information and Holders

Our common stock is traded on the OTCQB under the symbol, “MIGL.” The following table sets forth the range of reported high and low bid quotations for our common stock as reported on the OTCQB for the periods indicated. Sales price information consists of quotations by dealers making a market in our common stock and may not necessarily represent actual transactions. As a result, the bid information for our common stock reflects inter-dealer prices without any mark-ups, mark-downs or commissions. In addition, trading in our common stock is limited in volume and may not be a reliable indication of its market value.

Fiscal Year 2010	High	Low
1st quarter ended 4/4/2010	$0.48	$0.31
2nd quarter ended 7/4/2010	$0.44	$0.30
3rd quarter ended 10/3/2010	$0.45	$0.24
4th quarter ended 12/31/2010	$0.35	$0.14

Fiscal Year 2011	High	Low
1st quarter ended 4/3/2011	$0.35	$0.11
2nd quarter ended 7/3/2011	$0.48	$0.15
3rd quarter ended 10/2/2011	$0.38	$0.27
4th quarter ended 12/31/2011	$0.45	$0.27

Fiscal Year 2012	High	Low
1st quarter ended 4/1/2012	$0.44	$0.28
2nd quarter ended 7/1/2012	$1.04	$0.31
3rd quarter ended 9/30/2012	$1.80	$1.00

As of December 18, 2012, the last reported sale price of our common stock on the OTCQB was $1.06 per share. As of December 17, 2012, there were 11,785,826 shares of common stock outstanding and 61 shareholders of record. Our common stock was held by approximately 606 beneficial owners as of such date. In addition, as of December 17, 2012, we had outstanding:

•	warrants to acquire 8,079 shares of our common stock at an exercise price of $0.25 per share.

•	options issued under our 2005 Stock Option Plan to acquire 82,000 shares of our common stock at exercise prices ranging from $0.35 to $10.13 per share.

•	10,000 shares of restricted stock issued under our 2005 Restricted Stock Purchase Plan.

In 2008, we issued shares of our common stock upon conversion of $2.690 million in subordinated debentures at a conversion price of $8.512316 per share and redeemed the remaining outstanding debentures for approximately $0.300 million cash, including interest.

The number of shares issuable upon exercise of the foregoing warrants, as well as the fixed exercise prices, is subject to adjustment as provided in the applicable securities and related agreements.

Dividends

We have never paid cash dividends on our common stock. We presently intend to retain future earnings, if any, for use in the operation and expansion of the business and do not anticipate paying any cash dividends in the foreseeable future. Our senior secured credit facility contains restrictions on our ability to pay dividends. See “MD&A.”

Unregistered Sales of Equity Securities

The Company has not issued or sold any securities not registered under the Securities Act since January 1, 2008.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2012. This table should be read together with “MD&A” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus (amounts presented in thousands).

	As of September 30, 2012 (in 000s)
Total Debt	$7,782	*
Shareholders’ equity:
Preferred stock, no par value—800,000 shares authorized, 0 shares outstanding	—
Common stock, no par value—30,000,000 shares authorized, 11,786,826 shares issued and outstanding	59,344
Accumulated deficit	(46,542)

Total Stockholders’ equity	$12,802

Total capitalization	$20,584

*	Includes borrowings of $3,801 under our revolving line of credit which expires on July 31, 2013, and which we anticipate being able to renew with Wells Fargo or to refinance with another lender prior to the July 31, 2013 expiration date. Also includes $2,234 of other debt due to subordinated note holders which we anticipate to be paid or extended prior to maturity.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” above. The following discussion should be read with our audited annual and unaudited interim consolidated financial statements and the notes to the financial statements beginning on page F-1 of this prospectus.

Overview

The Company began operations in July 2000 with the purchase of the operating assets of an electric motor and magnet shop in South Bend, Indiana. Through acquisitions and internal growth, the Company expanded the nature of our operations as well as our geographic presence, which now includes locations in Indiana, Alabama, Ohio, West Virginia, and California. In July 2004, the Company reorganized our operations into a holding company structure, forming Magnetech Integrated Services Corp. to act as the parent company. In September 2005, the Company changed our name from Magnetech Integrated Services Corp. to MISCOR Group, Ltd.

Between 2005 and September 2008, the Company made a series of acquisitions allowing it to enter into Rail Services and to expand its Construction and Engineering Services (“CES”) and Industrial Services businesses. Following experiences during the financial crisis, the Company decided to reorient its growth strategy to focus on industrial and utility services. In December 2009, we announced an overall restructuring plan, which we have completed. The plan included the divesture of our subsidiaries in the Rail Services and CES, to allow for alignment of our operations with our long-term vision and allow us to focus on industrial and utility services. As part of this restructuring, we divested (i) AMP Rail Services Canada LLC (“AMP Canada”) in a sale of 100% of its capital stock; (ii) our CES subsidiaries: Martell Electric, LLC (“Martell Electric”) and Ideal Consolidated, Inc. (“Ideal”) in February 2010; and (iii) American Motive Power (“AMP”) in March 2010. In December 2011, we announced our intention to no longer have HK Engine Components, LLC (“HKEC”), the subsidiary representing our Rail Services segment, listed as held for sale. While the Company sees HKEC as outside of our business strategy focusing on industrial and utility services, we do see significant value in HKEC and believe the Company would not obtain the appropriate value for this business if it were to be sold in today’s economic environment. During 2010 and 2011, HKEC represented 26% and 19% of consolidated revenues, respectively, and 4% of losses in 2010 and 194% of consolidated net income (net of depreciation) for the Company in 2011.

Through September 30, 2012, and prior to the divestitures described above, the Company provided electrical and mechanical solutions to industrial, commercial, and institutional customers primarily in the United States. At September 30, 2012, the Company operated primarily in two business segments:

•

Industrial Services—Providing maintenance and repair services to several industries including electric motor repair and rebuilding; maintenance and repair of electro-mechanical components for the wind power industry; and the repairing, manufacturing, and remanufacturing of industrial lifting magnets for the steel and scrap industries. To supplement our service offerings, the Company also provides on-site maintenance services and custom and standardized industrial maintenance training programs.

•

Rail Services—Manufacturing and rebuilding power assemblies, engine parts, and other components related to large diesel engines, and providing locomotive maintenance, remanufacturing, and repair services for the rail industry.

In the second quarter of 2010, we also relocated our corporate offices to Massillon, Ohio, in order to more centrally locate our management team within our operational area and reduce selling, general and administrative expenses.

Our objective is to be a leading provider of integrated mechanical and electrical products and services to industry. To achieve that objective, we intend to structure the Company in order to capitalize on long-term growth opportunities in the wind power and the utility markets as well as the heavy industry market.

Prior Financing and Capital Transactions Involving Selling Shareholders

The following is a summary description of certain financing and capital transactions that we have entered into with the selling shareholders. This summary does not discuss all of the provisions of the agreements and other documents relating to the financing and capital transactions that are filed as exhibits to our registration statements of which this prospectus is a part.

Private Placement of Common Stock

In a series of closings in late 2004, we issued 510,000 shares (after giving effect to the Reverse Stock Split) of our common stock to certain investors for a purchase price of $5.00 per share (after giving effect to the Reverse Stock Split), or an aggregate purchase price of $2.550 million. The issuance was not registered under the Securities Act in reliance on exemptions from the registration requirements of that Act. We used the net proceeds of the private placement to fund marketing and promotion costs, to acquire plant and equipment, for general and administrative costs, and for working capital.

We engaged Strasbourger Pearson Tulcin Wolff Inc. (“Strasbourger”) to act as our placement agent on a best efforts basis in this common stock offering. As compensation for this service, we paid Strasbourger a cash fee of 10% of the amount raised through the sale of these shares, or $0.255 million, and, effective December 2004, we issued to Strasbourger’s designees warrants to purchase 180,000 shares (after giving effect to the Reverse Stock Split) of our common stock for a ten-year period at a fixed exercise price of $0.0025 per share (after giving effect to the Reverse Stock Split), subject to certain anti-dilution adjustments. Strasbourger indicated that the persons it designated to receive the warrants, whom we believe to be employees of or otherwise affiliated with Strasbourger, were involved in its providing services as placement agent in the offerings. In addition, we issued 2,000 shares (after giving effect to the Reverse Stock Split) of our common stock to Jackson Steinem, Inc., which we are advised is beneficially owned by a partner in the law firm that acted as our securities counsel with respect to the private placements. The issuance of the warrants and the shares was not registered under the Securities Act in reliance on exemptions from the registration requirements of that Act.

Laurus Master Fund, Ltd.

In August 2005, we entered into a $10.0 million credit facility with Laurus to finance pre-existing borrowings, which had been guaranteed by Mr. Martell. At December 2006, we had borrowed an aggregate of $8.2 million under the facility: $2.0 million under a term note; $2.8 million under a minimum borrowing note; and $3.4 million under a revolving note. All three of these notes were convertible into our common stock. In January 2007, we paid off the Laurus credit facility with proceeds from an equity financing described below.

In May 2006, we entered into a second Security and Purchase Agreement with Laurus. The agreement provided financing comprised of a $1.6 million revolving note and a $2.1 million term note. These notes were not convertible into our common stock. At December 31, 2006, we had borrowed an aggregate of $2.8 million under the facility: $2.0 million under the term note and $0.800 million under the revolving note. In January 2007, we paid off this indebtedness with proceeds from an equity financing described below.

Registration Rights

In connection with the transactions described above, we agreed to register with the SEC the resale of the common stock issued to the investors and the resale of shares of our common stock issuable upon the exercise of certain warrants and the conversion of the term note that we made in favor of Laurus in 2005 and the minimum borrowing note of that same year, but not the 2005 revolving note. To comply with these registration obligations, we filed registration statements on November 1, 2005 (Reg. No. 333-29354), and October 11, 2006 (Reg. No. 333-137940). The SEC declared the registration statements effective on May 12, 2006, and November 9, 2006, respectively. The shares registered pursuant to Reg. No. 333-137940 included shares subject to issuance upon the conversion of debentures or notes. These conversion rights have since expired, including the rights to convert into 1,200,000 (after giving effect to the Reverse Stock Split) shares of common stock.

In addition to these registration rights, we also have agreed to register for resale the shares of our common stock issued to Tontine pursuant to the financing transactions in January and November 2007 described below.

January 2007 Private Equity Financing

On January 18, 2007, we sold an aggregate of 2,500,000 shares (after giving effect to the Reverse Stock Split) of our common stock to Tontine for an aggregate purchase price of $12.5 million, or $5.00 per share, pursuant to a securities purchase agreement dated as of the same date (the “Initial Securities Purchase Agreement”). We used the proceeds from the sale to repay approximately $10.0 million of senior secured debt and for general working capital purposes. Before we issued shares to Tontine, Mr. Martell, our Chairman of the Board and former President and Chief Executive Officer, beneficially owned 66.9% of our outstanding common stock. His shares represented 46.9% of the outstanding common stock immediately after the sale and 23.2% as of December 17, 2012. In connection with the sale, we granted various rights to Tontine, as described below.

Board Designee(s). We granted Tontine the right to appoint members to our Board as follows:

•	if Tontine or its affiliates hold at least 10% of our outstanding common stock, Tontine has the right to appoint one member of our Board;

•	if Tontine or its affiliates hold at least 20% of our outstanding common stock, and the Board consists of five or fewer directors, Tontine has the right to appoint one member of our Board; and

•	if Tontine or its affiliates hold at least 20% of our outstanding common stock, and the Board consists of six or more directors, Tontine has the right to appoint two members of our Board.

Our Board currently consists of four directors. We also agreed that, for as long as Tontine has the right to appoint directors pursuant to the Initial Securities Purchase Agreement, the number of directors on our Board will not exceed seven. Tontine has not appointed a director to our Board.

Board Observer. In addition to Tontine’s right to appoint directors, we also granted Tontine the right to have a representative attend all meetings of our Board, the boards of directors of our subsidiaries and their respective committees, for so long as Tontine or its affiliates continue to hold at least 10% of our outstanding common stock. A representative of Tontine periodically attended these meetings in the past, but no Tontine representative has done so since August 10, 2011.

Future Offerings. We granted Tontine the right to participate in future equity offerings to allow Tontine to maintain its percentage of ownership, on a fully diluted basis, of our common stock immediately prior to any such offering.

Future Acquisitions. Our Board adopted resolutions approving any future acquisition by Tontine and its affiliates of up to 30% of our common stock, on a fully diluted basis, so that Tontine and its affiliates are not subject to the anti-takeover provisions of the Indiana Business Corporation Law’s (“IBCL”) Business Combinations Chapter. See “Description of Capital Stock – Anti-Takeover Provisions – Provisions of Indiana Law” below for a description of the Business Combinations Chapter. We also agreed not to revoke these resolutions and to use our best efforts to ensure that any future acquisitions by Tontine of up to 30% of our outstanding common stock, on a fully diluted basis, are not subject to any anti-takeover laws and regulations or any anti-takeover provisions in our or our subsidiaries’ organizational documents. Tontine agreed to obtain written approval from our Board before acquiring in excess of 30% of our common stock, on a fully diluted basis, except in the case of an increase in Tontine’s percentage ownership due to a redemption or repurchase of any of our common stock, or in the case where Tontine inadvertently acquires in excess of 30% of our common stock, on a fully diluted basis.

Martell Proxy. In connection with this transaction, Mr. Martell granted Tontine a proxy to vote his shares of our common stock for the election to the Board of Tontine’s designees and to enforce Tontine’s rights with respect to future acquisitions of our common stock. In conjunction with the November 2007 Private Equity Financing, Mr. Martell granted Tontine a restated irrevocable proxy as described below.

Registration Rights. We did not register the issuance of the shares of common stock to Tontine with the SEC under the Securities Act, in reliance on exemptions from the registration requirements of the Securities Act. TCP and TCOMF are “accredited investors,” as that term is defined in Rule 501 of Regulation D, and the issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering, and Rule 506 of Regulation D. We and Tontine entered into the Initial Registration Rights Agreement, pursuant to which we agreed to register for resale the shares issued to Tontine. To comply with this requirement, we filed a registration statement concerning such shares with the SEC on July 13, 2007, which the SEC declared effective on September 2, 2008. This prospectus, upon effectiveness, will serve as a post-effective amendment to that registration statement.

November 2007 Private Equity Financing

On November 30, 2007, we sold 3,333,332 shares (after giving effect to the Reverse Stock Split) of our common stock to Tontine for an aggregate purchase price of $20.0 million, or $6.00 per share (after giving effect to the Reverse Stock Split), pursuant to a securities purchase agreement dated as of the same date (the “New Securities Purchase Agreement”). Prior to this private placement, Tontine owned approximately 33.2% of our issued and outstanding shares of common stock. We used $16.7 million of the proceeds from the sale to finance the cash portion of the purchase price of all of the issued and outstanding membership interest units of 3-D Service, Ltd. (“3-D”). In addition, we paid off the outstanding balance under our revolving credit facility of $2.2 million, with the remaining proceeds to be used for general working capital purposes. Before we issued the shares to Tontine under the New Securities Purchase Agreement, Mr. Martell beneficially owned 37.9% of our outstanding common stock. His shares represented 32.0% of the outstanding stock immediately after the sale and 23.2% as of December 17, 2012. Tontine owned 52.5% of the outstanding stock immediately after the sale and 49.5% as of December 17, 2012.

Board Designee(s). Pursuant to the New Securities Purchase Agreement, we and Tontine affirmed the provisions of the Initial Securities Purchase Agreement relating to Tontine’s rights to appoint directors to the Board and limitations on the size of the Board. See “January 2007 Private Equity Financing Transaction —Board Designee(s)” above.

Board Observer. Pursuant to the New Securities Purchase Agreement, we and Tontine affirmed the provisions of the Initial Securities Purchase Agreement related to Tontine’s Board observation rights.

Future Offerings. Pursuant to the New Securities Purchase Agreement, we and Tontine affirmed the provisions of the Initial Securities Purchase Agreement, granting Tontine the right to participate in future equity offerings to allow Tontine to maintain its percentage of ownership, on a fully diluted basis, of our common stock immediately prior to any such offering.

Future Acquisitions. Pursuant to the New Securities Purchase Agreement, our Board adopted resolutions approving any future acquisition by Tontine and its affiliates of up to 50% of our common stock, on a fully diluted basis, so that Tontine and its affiliates are not subject to the anti-takeover provisions of the IBCL’s Business Combinations Chapter. See “Description of Capital Stock – Anti-Takeover Provisions – Provisions of Indiana Law” below for a description of the Business Combinations Chapter. We also agreed not to revoke these resolutions and to use our best efforts to ensure that any future acquisitions by Tontine of up to 50% of our outstanding common stock, on a fully diluted basis, are not subject to any anti-takeover laws and regulations or any anti-takeover provisions in our or our subsidiaries’ organizational documents. Tontine agreed to obtain written approval from our Board before acquiring in excess of 50% of our common stock, on a fully diluted basis, except in the case of an increase in Tontine’s percentage ownership due to a redemption or repurchase of any of our common stock, or in the case where Tontine inadvertently acquires in excess of 50% of our common stock, on a fully diluted basis.

Martell Proxy. Pursuant to the New Securities Purchase Agreement, Mr. Martell has granted Tontine a restated irrevocable proxy to vote his shares of common stock of the Company for the election to our board of Tontine’s designees and to enforce Tontine’s rights with respect to certain future acquisitions of our common stock, each as described above.

Registration Rights. We did not register the issuance of the shares of common stock to Tontine with the SEC under the Securities Act, in reliance on exemptions from the registration requirements of the Securities Act. TCP and TCOMF are “accredited investors,” as that term is defined in Rule 501 of Regulation D, and the issuance of these securities was exempt from registration under the Securities Act in reliance on including Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering, and Rule 506 of Regulation D. We entered into the Amended and Restated Registration Rights Agreement with Tontine pursuant to which we have agreed to register for resale the shares issued to Tontine. To comply with this requirement, we filed a registration statement concerning such shares with the SEC on October 22, 2008. The SEC has not yet declared the registration statement effective.

Tontine Schedule 13D Filing. As reported in a Schedule 13D filed by Tontine on March 10, 2010, Tontine may dispose of our common stock at any time and, from time to time, in the open market, through dispositions in kind to parties holding an ownership interest in TCP, TCOMF and/or TCOMF II, or otherwise. In addition, TCOMF II may obtain shares of our common stock through open market purchases, transfers from other Tontine entities, or otherwise. As discussed in this prospectus, because Tontine’s rights to nominate directors, to appoint representatives to observe Board meetings, and to require the Company to limit the size of the Board are dependent on their ownership of a certain aggregate percentage of common stock, the disposition of their equity interests in the Company may result in changes to the size and/or composition of the Company’s Board.

Other Financing Matters

On January 14, 2010, we and Wells Fargo executed a sixth amendment to the credit agreement (the “Sixth Amendment”). The Sixth Amendment amended the credit agreement in the following respects:

•	Consented to our planned sale of our CES business;

•	Revised the definition of “Borrowing Base”, resulting in lower available borrowings;

•	Required additional weekly principal payments of $10,000 on the real estate term note; and

•

Extended until January 27, 2011, and reduced to $1.0 million the previously agreed upon requirement for the Company to raise $2.0 million additional capital through subordinated debt, asset sales, or additional cash equity.

On February 3, 2010, we completed the sale of 100 percent of the equity of Martell Electric and Ideal to our Chairman and former President and Chief Executive Officer, Mr. Martell, and his wife, Bonnie M. Martell, for $3.5 million, consisting of $0.750 million in cash and a $2.750 million reduction in the amount owed by the Company under a previously issued $3.0 million note held by Mr. Martell (the “Martell Note”). Under the sale agreement, the purchase price was subject to a working capital adjustment that we could satisfy either with cash or by increasing the outstanding principal amount of the Martell Note.

The sale agreement set forth a target working capital range of $2.9 million to $3.2 million at closing. Immediately post-closing, the actual combined working capital for Martell Electric and Ideal was approximately $1.226 million. During the first half of 2010, we recorded working capital adjustments of ($1.654 million), choosing to satisfy the working capital adjustment by increasing the outstanding principal amount of the Martell Note. These adjustments brought the final sale price to $1.846 million, comprised of $0.527 million for Ideal and $1.319 million for Martell Electric, with the final sale proceeds consisting of a cash payment of $0.750 million and a net reduction of $1.096 million in amounts owed under the Martell Note. During the year ended December 31, 2010, we recognized a pretax gain on the sale of $0.136 million from the sale of our CES business, which was included in the Company’s Consolidated Statement of Operations within Loss from Discontinued Operations.

On February 14, 2010, we received a letter agreement from Wells Fargo which amended the Credit Agreement as follows:

•	Revised the terms of Wells Fargo’s consent to the sale of our CES business; and

•	Extended until February 19, 2011, the requirement for the Company to raise $1.0 million additional capital through subordinated debt, asset sales, or additional cash equity.

In March 2010, we completed the sale of 100 percent of the outstanding stock of our wholly-owned subsidiary, AMP, to LMC Transport, LLC, a New York limited liability company (“LMC”). The purchase price of the capital stock of AMP was $1,000 and the receipt from Dansville Properties, LLC, an affiliate of LMC, of a release of the Company from our guaranty of AMP’s lease obligations.

On April 15, 2010, we and Wells Fargo executed a seventh amendment to the credit agreement (the “Seventh Amendment”). The Seventh Amendment amended the credit agreement in the following respects:

•	Waived the Company’s noncompliance with the minimum book net worth and maximum capital expenditures from working capital covenants for the year ended December 31, 2010;

•	Adjusted the minimum book net worth covenant to $21.500 million as of December 31, 2010;

•	Adjusted the allowable capital expenditures for the year ended December 31, 2010 to a maximum of $0.500 million;

•	Incorporated a monthly minimum EBITDA covenant commencing in April, 2010; and

•	Eliminated the previously agreed upon requirement for the Company to raise $1.0 million additional capital through subordinated debt, asset sales, or additional cash equity.

In connection with the Seventh Amendment, we agreed to pay Wells Fargo an accommodation fee equal to $75,000, $25,000 of which was payable on the date of the execution of the Seventh Amendment, with $25,000 due within 30 days and $25,000 due within 60 days.

On December 17, 2010, we and Wells Fargo entered into the eighth amendment to credit agreement (“the Eight Amendment”). In the Eighth Amendment, Wells Fargo agreed to extend the credit agreement through June 30, 2011, pursuant to the following revised terms:

•	Amortization of the term loan remained at $21,000 per month through January 31, 2011, when it increased to $52,000 per month;

•	The term loan is to be paid in full upon the earlier of the sale of the Company’s HKEC business or upon maturity;

•	The real estate loan was to be paid in full by December 31, 2011, using revolver availability;

•

Accounts receivable between 91 – 120 days cease to be eligible collateral on the earlier of a sale of the Company’s HKEC business or May 31, 2011, having been subjected to a cap gradually decreasing from $0.275 million in monthly increments of $50,000 through May 31, 2011;

•	The “percentage of ineligibility” test for accounts owed by an account debtor was to reduce from 35% of the total due from an account debtor to 25%, no later than January 31, 2011;

•	A stop loss covenant of $0.400 million measured monthly on a year-to-date basis commenced January 1, 2011; and

•	Capital expenditures during 2011 are limited to $0.200 million.

Wells Fargo was paid a $25,000 accommodation fee in connection with the Eighth Amendment.

On June 30, 2011, we and Wells Fargo entered into the ninth amendment to the credit agreement (the “Ninth Amendment”). In the Ninth Amendment, Wells Fargo agreed to extend the credit agreement through August 31, 2011, pursuant to the following revised terms:

•	Reduced the annual interest rate to the sum of Daily Three Month LIBOR, plus 4.75% from the sum of Daily Three Month LIBOR, plus 5.25%;

•	An addition of up to $0.300 million of eligible progress billing accounts; and

•	A reduced revolver availability of $5.0 million.

There was no accommodation fee paid to Wells Fargo in connection with the Ninth Amendment.

We and Wells Fargo extended the terms of the Ninth Amendment on several occasions until November 30, 2011.

On November 30, 2011, we and Wells Fargo entered into the tenth amendment to the credit agreement (the “Tenth Amendment”). We extended the existing revolver and executed a new M&E loan to reflect our outstanding borrowings under the credit agreement. The M&E Loan bears interest at a rate per annum equal to the 90-day LIBOR plus 475 basis points through July 31, 2013. We are obligated to make equal monthly installments of $27,000, plus interest, commencing on December 1, 2011. In the event that the net forced liquidation value of our machinery and equipment is appraised at less than one-hundred percent of the outstanding M&E Loan principal balance, Wells Fargo may accelerate our repayment obligations over a twelve month period in the amount of such excess.

In the Tenth Amendment, Wells Fargo agreed to extend the credit agreement through July 31, 2013, pursuant to the following revised covenants:

•	Maintenance of minimum net income of not less than $0.500 million during the fiscal year ending on December 31, 2011;

•	Maintenance of a fixed charge coverage ratio of not less than 1.1 to 1.0 as of the end of each fiscal month for the 12 months then ended commencing with the fiscal month ending March 31, 2012;

•	No net loss during any fiscal year-to-date period in excess of $0.250 million; and

•	No capital expenditures of more than $0.600 million during any fiscal year ending on or after December 31, 2012.

Wells Fargo was paid a $50,000 accommodation fee in connection with the Tenth Amendment.

As required by the Tenth Amendment, we completed the renegotiation, refinance, and extension of our subordinated debt. We have three outstanding promissory notes, each subordinate to the indebtedness under the credit agreement. We used the proceeds of the M&E Loan to make cash distributions to our subordinated debt holders by paying $0.317 million in principal on each of three outstanding subordinated promissory notes on November 30, 2011.

Prior to this refinancing, we were indebted to each of BDeWees, Inc. and X-Gen III, Ltd. (the “3D Creditors”) for two secured promissory notes each with a principal balance of $2.0 million, both set to mature on November 30, 2011. We negotiated the extension of the 3D Creditors notes and executed two amended and restated promissory notes with a maturity date of August 1, 2013. Interest on the notes through June 30, 2012, is equal to the index rate plus 6% points, but no less than 10.5% per annum. Beginning on July 1, 2012, the interest rate on each note increased to the index rate plus nine percentage points, but no less than 19% per annum. Regularly scheduled monthly payments in the amount of $10,000 per note, plus all unpaid accrued interest, are due beginning on January 1, 2012. Beginning on January 1, 2013, the monthly payments are set to increase to $15,000 per month, with a balloon payment of the full outstanding principal and accrued interest due on the notes’ maturity date of August 1, 2013.

In conjunction with these notes, we executed loan extension and modification agreements, which govern our repayment of the notes, and outline our ongoing obligations to the 3-D Creditors and the scope of their security interest. On April 23, 2012, the Company made the last of three special scheduled payments, which were required as follows:

•	November 30, 2011—$0.317 million (paid from the proceeds of the M&E Loan);

•	December 29, 2011—$0.300 million (paid from operating cash flow); and

•	No later than June 30, 2012—$0.250 million (paid from operating cash flow).

Additionally, the 3D Creditors loan extension and modification agreements cap our borrowing power with Wells Fargo to a maximum aggregate amount of $6.0 million, limit our ability to accelerate payment to our other subordinated creditor, Mr. Martell, without prior consent, and contain customary representations and warranties. Further, as required by Wells Fargo, the 3D Creditors executed an amended and restated subordination agreement in favor of Wells Fargo on November 30, 2011. In this subordination agreement, the 3D Creditors acknowledge the continued subordination of their notes and security interest in the assets of the Company, subject to a first priority lien held by Wells Fargo. Specifically, the 3D Creditors each agree that Wells Fargo may prohibit us from making the monthly payments on each note, as stated above, if we are in default of our obligations to Wells Fargo, and both further agree that we are permitted to make the special scheduled repayments, as outlined above, only if our excess availability is greater than $0.500 million at the time each special repayment is due. We must obtain Wells Fargo’s approval prior to making any additional repayments, in excess of those outlined above, on either note.

The Company also renegotiated and extended the Martell Note. Prior to this refinancing, we were indebted to our Chairman of the Board and former President and CEO, Mr. Martell, for a secured promissory note in the amount of $0.425 million, which arose out of our sale of Martell Electric and Ideal to Mr. Martell on February 3, 2010. Under the agreement governing the sale to Mr. Martell, the purchase price was subject to a working capital adjustment which we could satisfy either with cash or by increasing the outstanding principal amount of the Martell Note. We had been engaged in negotiations with Mr. Martell for several months to settle the working capital adjustment, which culminated in our execution on November 30, 2011, of a mutual release between our Company, Mr. Martell, and his wife, Bonnie M. Martell, in which the parties agree to a working capital adjustment figure that was incorporated into the Martell Note, and release any and all potential claims or actions between the parties. In conjunction with the mutual release, we executed an amended promissory note payable to Mr. Martell in the amount of $1.683 million with a maturity date of October 31, 2013 (the “Amended Martell Note”), which reflects the principal balance due on the February 3, 2010, note and the working capital adjustment. Interest on the Amended Martell Note is calculated through February 28, 2013, as the greater of 7.5% or 2% plus prime, increasing to 9.5% or 2% plus prime beginning on March 1, 2013, until maturity. We are required to make regular monthly installment payments of principal in the amount of $7,500 beginning on January 1, 2012, which amount increases to $12,500 monthly beginning on January 1, 2013, until payoff or maturity. On April 23, 2012, the Company made the last of three special scheduled payments, which were required as follows:

•	November 30, 2011—$0.317 million (paid from the proceeds of the M&E Loan);

•	December 29, 2011—$0.120 million (paid from operating cash flow); and

•	No later than June 30, 2012—$0.250 million (paid from operating cash flow).

In the event of default, Mr. Martell may increase the interest rate of the Amended Martell Note and accelerate the outstanding indebtedness. Additionally, as required by Wells Fargo, Mr. Martell executed an amended and restated subordination agreement in favor of Wells Fargo on November 30, 2011. In the subordination agreement, Mr. Martell acknowledges the continued subordination of the Amended Martell Note and security interest in the assets of the Company, subject to a first priority lien held by Wells Fargo. Specifically, Mr. Martell agrees that Wells Fargo may prohibit us from making the monthly payments on the Amended Martell Note, as stated above, if we are in default of our obligations to Wells Fargo, and further agrees that we are permitted to make the special scheduled repayments, as outlined above, only if our excess availability is greater than $0.500 million at the time each special repayment is due.

Additionally, on November 30, 2011, Mr. Martell executed an agreement for subordination of security interest and payment of debt in favor of the 3D Creditors, in which Mr. Martell agrees to subordinate his security interest in certain Company assets in favor of the security interest held by the 3D Creditors. The agreement also prohibits us from making any additional repayments, in excess of the scheduled monthly payments and special scheduled payments outlined above, on the Amended Martell Note prior to maturity.

On November 28, 2012, we executed an Eleventh Amendment to Credit and Security Agreement (the “Eleventh Amendment”) with Wells Fargo, N.A. In the Eleventh Amendment, Wells Fargo agreed to modify the following terms from the terms of the Tenth Amendment:

•	Reduced the annual interest rate to the sum of Daily Three Month LIBOR, plus 3.50% from the sum of Daily Three Month LIBOR, plus 4.75%;

•

Increased the limit on capital expenditures to $0.750 million, from $0.600 million for the fiscal year ending December 31, 2012, and no capital expenditures of more than $0.600 million during any fiscal year ending on after December 31, 2013.

The Eleventh Amendment does not change the current maturity of the credit facility of July 31, 2013.

The subordinated promissory notes outstanding mature on August 1, 2013, for BDeWees, Inc. and XGen III, Ltd., while the Amended Martell Note matures on October 31, 2013. It is our intention to pay off these notes through operating cash flows.

Operating Results

Three Months Ended September 30, 2012 Compared to Three Months Ended October 2, 2011

Revenues. Total revenues increased by $0.511 million, or 4.5%, to $11.822 million for the three months ended September 30, 2012 from $11.311 million for the three months ended October 2, 2011. This increase is comprised of a $0.763 million or 10.5%, decrease in service revenues and a $1.274 million, or 31.6%, increase in product sales. The Industrial Services segment revenues decreased by $0.946 million, or 11.1%, while revenues for the Rail Services segment increased $1.457 million, or 51.8%. The decrease in the service revenues represents the timing of the completion of various field service projects and a reduction in demand for our services from many customers due to the economic uncertainty presented by the November 2012 elections in the United States of America. The increase in product sales is primarily related to demand for engine components produced by our HKEC unit.

Gross Profit. Total gross profit for the three months ended September 30, 2012 was $3.178 million, or 26.9% of total revenues, compared to $2.472 million, or 21.9% of total revenues for the three months ended October 2, 2011. This represents an increase of $0.706 million, or 28.6%. This increase is comprised of a decline of $0.570 million, or 36.0%, in service gross profit and an increase of $1.276 million, or 143.5%, in product gross profit. The Industrial Services segment gross profit decreased by $0.239 million, or 12.6%, while gross profit for the Rail Services segment increased $0.945 million, or 164.6%. The decline in gross profits associated with service revenues is due to a number of quoted jobs not achieving optimal efficiencies, as well as the whole dollar impact of reduced sales as discussed above. Product sales gross profit increased due to price increases, volume increases, and our ability to eliminate costs and improve operational efficiencies. For the three months ended October 2, 2011, HKEC was held-for-sale and accordingly no depreciation was recorded (depreciation for HKEC in 2011 was subsequently recorded during the fourth quarter when HKEC was reclassified from held-for-sale to held-and-used). Had depreciation been recorded for the three months ended October 2, 2011, both product and rail services gross profit would have declined by $0.046 million as a result of the associated depreciation expense.

Selling, General and Administrative Expenses. Selling, general and administrative expenses attributed to operations increased to $2.238 million for the three months ended September 30, 2012, compared to $2.042 million for the three months ended October 2, 2011. This represents an increase of $0.196 million, or 9.6%, for the quarter. Selling expenses were 6.4% of total revenues for the three months ended September 30, 2012 and 5.7% of total revenues for the three months ended October 2, 2011. This increase is attributed to an increase in the number of salesmen employed on the Industrial Services segment of the business. Selling expenses for the Industrial Services segment were 7.9% of the Industrial Services segment revenue for the three months ended September 30, 2012, compared to 6.0% of Industrial Services segment revenues for the three months ended October 2, 2011. Selling expenses for the Rail Services segment were 3.5% of Rail Services segment revenues for the three months ended September 30, 2012 and 4.8% of the Rail Services segment revenues for the three months ended October 2, 2011. General and administrative expenses increased 1.4% to $1.419 million for the three months ended September 30, 2012 from $1.399 million for the three months ended October 2, 2011. The increase in in general and administrative expenses is attributed to increased consulting fees. General and administrative expenses were 12.0% and 12.4% of total revenues for the three months ended September 30, 2012, and October 2, 2011, respectively. General and administrative expenses for the Industrial Services segment were 14.2% of Industrial Service segment revenues for the three months ended September 30, 2012, and 14.0% of the Industrial Services segment revenues for the three months ended October 2, 2011. General and administrative expenses for the Rail Services segment were 8.9% of the Rail Services segment revenues for the three months ended September 30, 2012, and 7.4% for the three months ended October 2, 2011.

Income from Operations. Income from operations improved $0.510 million, or 119%, from $0.430 million for the three months ended October 2, 2011, to $0.940 million for the three months ended September 30, 2012. This improvement is directly attributable to increased gross profit for the three months ended September 30, 2012. The Industrial Services segment generated a loss from operations of $0.005 million for the three months ended September 30, 2012. This is a decline of $0.204 million from income from operations of $0.199 million for the three months ended October 2, 2011. The Rail Services segment generated income from operations of $0.989 million for the three months ended September 30, 2012 or an improvement of $0.760 million from income from operations of $0.229 million for the three months ended October 2, 2011.

Interest Expense and Other Expense (Income). Interest expense was reduced for the three months ended September 30, 2012, to $0.189 million, or by 17%, from $0.228 million for the three months ended October 2, 2011. This reduction is the result of the Company’s reduced level of debt and the fact that the Company renegotiated its credit facility with Wells Fargo during 2011, which effectively reduced the interest rate paid to Wells Fargo by approximately 39%, and reduced interest expense related to certain of the Company’s subordinated debt, as a result of the Company renegotiation with its subordinated debt holders. For the three months ended September 30, 2012, the Company reported other expense of $0.001 million, compared to other income of $0.149 million for the three months ended October 2, 2011. The other income reported for the third quarter of 2011 was due to the successful recovery on a lawsuit against a prior property and casualty insurance broker.

Provision for Income Taxes. Through 2010, we experienced tax net operating losses in each year since we commenced operations. We are uncertain as to whether we will be able to utilize these tax losses before they expire. Accordingly, we have provided a valuation allowance for the income tax benefits associated with these net future tax benefits which primarily relates to cumulative net operating losses, until such time that profitability is reasonably assured and it becomes more likely than not that we will be able to utilize such tax benefits. No provision for income taxes was recorded during the periods ended September 30, 2012, and October 2, 2011, due to the utilization of cumulative net operating losses.

Net Income. Net income was $750 for the three months ended September 30, 2012, as compared to $351 for the three months ended October 2, 2011. This represents an increase of $399 or 113.7%. As indicated above, the improvement is due to improved gross margins and reduced interest expense.

Nine Months Ended September 30, 2012 Compared to Nine Months Ended October 2, 2011

Revenues. Total revenues increased by $3.096 million or 9.0%, to $37.562 million for the nine months ended September 30, 2012, as compared to $34.446 million for the nine months ended October 2, 2011. This increase is comprised of a $1.581 million or 7.0%, decrease in service revenues and a $4.677 million or 39.8%, increase in product sales. The Industrial Services segment revenues decreased by $1.309 million, or 5.0%, while revenues for the Rail Services segment increased by $4.405 million, or 52.2%. The decrease in the service revenues represents the timing of the completion of various field service projects. The increase in product sales is primarily related to demand for engine components produced by our HKEC unit.

Gross Profit. Total gross profit for the nine months ended September 30, 2012, was $9.516 million, or 25.3% of total revenues, as compared to $7.472 million, or 21.7% of total revenues, for the nine months ended October 2, 2011. This represents an increase of $2.044 million, or 27.4%. The increase is comprised of a decline of $1.472 million, or 33.5%, in service gross profit and an increase of $3.516 million, or 114.2%, in product gross profit. The Industrial Services segment gross profit decreased by $0.056 million, or 1.0%, while gross profit for the Rail Services segment increased by $2.100 million, or 102.6%. The decline in gross profits associated with service revenues is due to a number of quoted jobs not achieving optimal efficiencies and lower sales volume. Product sales gross profit increased due to price increases and our ability to eliminate costs and improve operational efficiencies. For the nine months ended October 2, 2011, HKEC was held-for-sale and accordingly no depreciation was recorded (depreciation for HKEC in 2011 was subsequently recorded during the fourth quarter when HKEC was reclassified from held-for-sale to held-and-used). Had depreciation been recorded for the nine months ended October 2, 2011, both product and Rail Services segment gross profit would have declined by $0.138 million as a result of the associated depreciation expense.

Selling, General and Administrative Expenses. Selling, general and administrative expenses attributed to operations increased to $6.629 million for the nine months ended September 30, 2012, from $5.913 million for the nine months ended October 2, 2011. This represents an increase of $0.716 million, or 12.1%. Selling expenses were 5.9% of total revenues for the nine months ended September 30, 2012, and 5.3% of total revenues for the nine months ended October 2, 2011. This increase is attributed to an increase in the number of salesmen employed on the Industrial Services segment of the business. Selling expenses for the Industrial Services segment were 6.9% of the Industrial Services segment revenue for the nine months ended September 30, 2012, and 5.4% of the Industrial Services segment revenues for the nine months ended October 2, 2011. Selling expenses for the Rail Services segment were 3.4% of Rail Services segment revenues for the nine months ended September 30, 2012, as compared to 4.5% of the Rail Services segment revenues for the nine months ended October 2, 2011. General and administrative expenses decreased 3.1% to $3.296 million for the nine months ended September 30, 2012, from $3.400 million for the nine months ended October 2, 2011. General and administrative expenses were 11.7% and 12.0% of total revenues for nine months ended September 30, 2012, and October 2, 2011, respectively. General and administrative expenses for the Industrial Services segment were 13.4% of the Industrial Service segment revenues for the nine months ended September 30, 2012, and 13.1% of the Industrial Services segment revenues for the nine months ended October 2, 2011. General and administrative expenses for the Rail Services segment were 8.2% of the Rail Services segment revenues for the nine months ended September 30, 2012, as compared to 8.0% of the Rail Service segment revenues for the nine months ended October 2, 2011.

Income from Operations. Income from operations improved $1.328 million, or 85%, from $1.559 million for the nine months ended October 2, 2011, to $2.887 million for the nine months ended September 30, 2012. This improvement is directly attributable to increased sales volume and overall gross profit improvement for the nine months ended September 30, 2012. The Industrial Services segment generated income from operations of $0.351 million for the nine months ended September 30, 2012. This is a decline of $0.269 million, or 43%, from income from operations of $0.620 million for the nine months ended October 2, 2011. The Rail Services segment generated income from operations of $2.658 million for the nine months ended September 30, 2012, or an improvement of $1.667 million from income from operations of $0.992 million for the nine months ended October 2, 2011.

Interest Expense and Other Expense (Income). Interest expense decreased by $0.182 million, or 25%, for the nine months ended September 30, 2012, to $0.556 million from $0.738 million for the nine months ended October 2, 2011. This reduction is the result of the Company having reduced its level of debt and renegotiated its credit facility with Wells Fargo, during 2011, effectively reducing the interest rate of the credit facility by approximately 39%, and reduced interest expense related to certain of the Company’s subordinated debt, as a result of its renegotiation with the Company’s subordinated debt holders in November 2011. For the nine months ended September 30, 2012, the Company reported other expense of $0.012 million compared to other income of $0.252 million for the nine months ended October 2, 2011, as the nine months ended October 2, 2011, included the recovery of a $0.100 million non-refundable deposit which was recognized as income when a potential buyer of HKEC did not complete a transaction.

Provision for Income Taxes. Through 2010 we have experienced tax net operating losses in each year since we commenced operations. We are uncertain as to whether we will be able to utilize these tax losses before they expire. Accordingly, we have provided a valuation allowance for the income tax benefits associated with these net future tax benefits which primarily relates to cumulative net operating losses, until such time as our profitability is reasonably assured and it becomes more likely than not that we will be able to utilize such tax benefits. No provision for income taxes was recorded during the periods ended September 30, 2012, and October 2, 2011, due to the utilization of cumulative net operating losses.

Net Income. Net income was $2.319 million for the nine months ended September 30, 2012, compared to $1.073 million for the nine months ended October 2, 2011. This is an increase of $1.246 million, or 116.1%. As indicated above, the improvement is due to improved gross margins, and reduced interest expense.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Revenues. Total revenues attributed to continuing operations increased by $5.105 million or 12.5% to $45.887 million in 2011 from $40.782 million in 2010. This increase is comprised of a $2.360 million or 8.3% increase in service revenues and a $2.745 million or 22.0% increase in product sales. Industrial Services revenues increased by $0.781 million or 2.4%, while revenues for the Rail Services increased $3.612 million or 42.9%. The increase in the service revenues represents a concerted effort to re-establish ourselves in the market place, as well as a general economic recovery in the markets we serve, resulting in increases in volume and selling price. The increase in product sales is primarily related to demand for engine components produced by our HKEC unit.

Gross Profit. Total gross profit in 2011, attributed to continuing operations, was $9.444 million or 20.6% of total revenues compared to $6.947 million or 17.0% of total revenues in 2010. This represents an increase of $2.497 million or 36.1%. This increase is comprised of a $1.323 million or 29.8% increase in service revenues and $1.174 million or 47.3% in product sales. Industrial Services gross profit increased by $1.002 million or 17.5%, while gross profit for the Rail Services increased $1.620 million or 146.7%. In all cases, service revenue and product sales gross profit increased due to our ability to eliminate costs and improve operational efficiencies. Included as a reduction against gross profit in 2011 is a $0.183 million charge related to 2010 depreciation on HKEC. In 2010, HKEC was “held-for-sale” and accordingly no depreciation was taken. Based on the Company’s decision to not sell HKEC, the Company was required to record depreciation for 2010 during the year ended December 31, 2011.

Selling, General and Administrative Expenses. Selling, general and administrative expenses excluding goodwill impairment in 2010, attributed to continuing operations decreased to $8.247 million in 2011 from $9.513 million in 2010. Selling expenses were 5% of total revenues in 2011 and 7% of total revenues 2010. Selling expenses for Industrial Services were 6% of Industrial Services revenues in 2011 and 7% of Industrial Services revenues in 2010. Selling expenses for Rail Services were 4% of Rail Services revenues and 6% of Rail Services revenues in 2010. General and administrative expenses decreased 13% to $5.744 million in 2011 from $6.591 million in 2010. This decrease in expenditures was accomplished through reduced staffing, reduced consulting fees, spending freezes, closure of our South Bend, Indiana, corporate office, and reduced bad debts. General and administrative expenses were 12% and 17% of total revenues for 2011 and 2010, respectively. General and administrative expenses for Industrial Services were 14% of Industrial Service revenues for 2011 and 15% of Industrial Services revenues for 2010. General and administrative expenses for Rail Services were 8% of Rail Services revenues in 2011 and 12% of Rail Service revenues in 2010.

Goodwill Impairment. During 2010, there was $7.831 million of goodwill impairment charges related to the Industrial Services segment. This charge represents the write down of goodwill in the amount of the excess of the previous carrying value of goodwill over the implied fair value of goodwill.

Income (Loss) from Operations. Income from operations improved $11.594 million from ($10.397 million) in 2010 to $1.197 million in 2011. This improvement is directly attributable to increased gross profit, reduced selling, general and administrative expenses, and the goodwill impairment charge during the year ended December 31, 2010. Industrial Services generated a loss from operations of $0.401 million in 2011. This is an improvement of $9.173 million from a loss from operations of $9.574 million in 2010. Rail Services generated income from operations of $1.264 million in 2011 or an improvement of $1.659 million from loss from operations of $0.395 million in 2010.

Interest Expense and Other Expense (Income). Interest expense increased in 2011 to $0.969 million from $0.902 million in 2010. Although the Company is carrying significantly less debt on its books and was able to renegotiate its credit facility with Wells Fargo, effectively reducing the interest rate by approximately 39%, the interest related to certain of the Company’s subordinated debt increased during November 2010, thus, the Company felt the full effects of this increase during 2011. For 2011, the Company reported other income of $0.426 million, compared to other expense of $0.178 million for 2010, as 2011 included the recovery in various legal matters and a $0.100 million non-refundable deposit which was recognized as income when a potential buyer of HKEC did not complete a transaction.

Income (Loss) from Continuing Operations. Net income was $0.654 million in 2011 and net loss was ($11.477 million) in 2010. The improvement is due to the increase in income from operations, as described above.

Provision for Income Taxes. We have experienced tax net operating losses in each year since we commenced operations. We are uncertain as to whether we will be able to utilize these tax losses before they expire. Accordingly, we have provided a valuation allowance for the income tax benefits associated with these net future tax benefits which primarily relates to cumulative net operating losses, until such time profitability is reasonably assured and it becomes more-likely-than-not that we will be able to utilize such tax benefits.

Loss from Discontinued Operations. For 2010, our CES segment and the AMP portion of our Rail Services segment have been classified as discontinued operations. Net loss from discontinued operations was $0 in 2011 versus a net loss of $0.412 million in 2010. During 2011, we did not have any discontinued operations. The loss in 2010 is due to the operating loss associated with these businesses, partially offset by realized gains of $0.314 million upon the sale of those businesses.

Net Income (Loss). Net income was $0.654 million in 2011 and net loss was ($11.889 million) in 2010. As indicated above, the improvement year over year is due to improved gross margins; reduced expenditures related to selling, general and administrative expenses; the goodwill impairment charge during 2010; and the elimination of losses related to divested businesses.

Earnings Before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”)

For the three months ended September 30, 2012, EBITDA increased by $0.356 million, or 35%, from $1.010 million for the three months ended October 2, 2011 to $1.366 million. The increase in EBITDA primarily reflects the increase in operating profitability described above during the three months ended September 30, 2012, as compared to the three months ended October 2, 2011.

For the nine months ended September 30, 2012, EBITDA increased by $1.185 million, or 40%, from $2.974 million for the nine months ended October 2, 2011, to $4.159 million. The increase in EBITDA primarily reflects the increase in operating profitability described above during the nine months ended September 30, 2012, as compared to the nine months ended October 2, 2011.

Consolidated EBITDA increased by $4.919 million from ($1.275 million) for the year ended December 31, 2010, to $3.644 million for the year ended December 31, 2011. The increase in Consolidated EBITDA primarily reflects the increase in operating profitability described above for 2011 compared to 2010, as well as the elimination of the net loss from discontinued operations reported in 2010. See “Operating Results” above for details of the increase in profitability.

	Three months ended (in 000s)
	September 30, 2012	October 2, 2011
		Restated
EBITDA—Consolidated
Net income (loss)	$750	$351
Add back:
Interest Expense	189	228
Depreciation and amortization	415	435
Income taxes	12	(4)

EBITDA (1)	$1,366	$1,010

	Nine months ended (in 000s)
	September 30, 2012	October 2, 2011
		Restated
EBITDA—Consolidated
Net income (loss)	$2,319	$1,073
Add back:
Interest Expense	556	738
Depreciation and amortization	1,228	1,231
Income taxes	56	(68)

EBITDA (1)	$4,159	$2,974

	Year Ended December 31, (in 000s)
	2011	2010
EBITDA—Consolidated
Net income (loss)	$654	$(11,889)
Add back:
Interest expense	969	902
Depreciation and amortization	2,021	1,881
Goodwill impairment	—	7,831

EBITDA (1)	$3,644	$(1,275)

EBITDA—Continuing Operations
Net income (loss)	$654	$(11,477)
Add back:
Interest expense	969	902
Depreciation and amortization	2,021	1,860
Goodwill impairment	—	7,831

EBITDA (1)	$3,644	$(884)

EBITDA—Discontinued Operations
Net loss	$—	$(412)
Add back:
Depreciation and amortization	—	21

EBITDA (1)	$—	$(391)

(1)	EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, and goodwill impairment. Our management believes EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions. We believe EBITDA is useful to investors to assist them in getting a more accurate picture of our results from operations.

However, EBITDA is not a recognized measurement under GAAP and when analyzing our operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

Liquidity and Capital Resources for the Years Ended December 31, 2011, and December 31, 2010

Working capital increased by $3.875 million or 344% from ($1.125 million) at December 31, 2010, to $2.750 million at December 31, 2011. Affecting working capital was a reduction in accounts receivable. We achieved this reduction, as we became more focused on collecting accounts receivable from its customers. Additionally contributing to our increase in working capital, was our ability to renegotiate and extend our subordinated debt agreements, pay down outstanding vendor invoices, and generate positive cash flows from operating activities. During the year ended December 31, 2011, the Company made payments of $1.671 million to subordinated debt holders.

The 2011 operating income reflects increased gross profits due to improved efficiencies and various cost elimination measures. The Company is continually looking at measures to improve the production efficiencies of our services and products, as well as identifying more cost effective vendors and developing long-term relationships with vendors. Selling, general and administrative costs declined at a significant rate due to staffing cuts, elimination of consultants, and the elimination of our South Bend, Indiana, corporate office.

Our net income for the year ended December 31, 2011, of $0.654 million included $2.021 million of depreciation and amortization. During the year ended December 31, 2010, net loss included $7.831 million of goodwill write-off, $1.881 million of depreciation and amortization, $0.379 million note receivable write-off, and $0.314 million related to the gain on the disposal of discontinued operations.

Net cash provided by operating activities was $2.643 million for the year ended December 31, 2011, compared to net cash provided by operating activities of $0.347 million for the same period in 2010. This increase is primarily due to our generating income and collecting its receivables faster, offset by paying our vendors faster.

During 2011, we were able to continue to reduce past due, as well as our total accounts payable balance. Unlike previous years, with the ability to consistently pay vendors in a timely manner, the Company was able to obtain credit from many vendors which in the past were reluctant to provide credit. This helped eliminate delays in receipt of necessary materials and parts. This improvement has allowed us to eliminate manufacturing inefficiencies, and has allowed us the ability to deliver services and products to customers on a timely basis.

During the years ended December 31, 2011, and December 31, 2010, net cash (utilized) provided by investing activities was ($0.261 million) and $0.777 million, respectively. In 2011, net cash utilized consisted of $0.279 million for capital expenditures. In 2010, net cash provided consisted of $0.735 million realized from the divestiture of our CES segment, which was formerly comprised of Martell Electric and Ideal, and $0.176 million realized from the proceeds from asset sales. This was offset, partially, by capital expenditures of $0.134 million.

During the year ended December 31, 2011, we utilized $2.382 million in financing activities which primarily reflected repayment of short-term debt in the amount of $0.824 million and long-term debt of $2.548 million. The repayment of short-term and long-term debt includes $1.718 million of repayments to the Company’s subordinated debt holders. These repayments were offset by an increase in new borrowings in the amount of $1.072 million, through a new term loan with Wells Fargo. In 2010, we utilized $1.124 million in financing activities which primarily reflected repayment of long-term debt.

As of December 31, 2011, we had $2.439 million of outstanding borrowings and $2.100 million of availability under our revolving credit facility with Wells Fargo. Based upon current expectations, we believe the Company has adequate liquidity to meet its needs for the next twelve months.

As of December 31, 2011, our total outstanding subordinated debt was $3.983 million.

Liquidity and Capital Resources for the Nine Months Ended September 30, 2012 Compared to the Nine Months Ended October 2, 2011

At September 30, 2012, the Company had $3.129 million of working capital, an improvement of $0.379 million as compared to December 31, 2011. The increase is primarily due to increased accounts receivable, offset by an increase in the revolver at September 30, 2012. The increase in accounts receivable is due to the timing of invoicing of customers and the corresponding payment being made by the customers.

Net cash provided by operating activities was $1.205 million for the nine months ended September 30, 2012, as compared to $0.659 million for the nine months ended October 2, 2011. This increase is primarily due to the Company generating increased income.

For the nine months ended September 30, 2012, net cash flows utilized by investing activities increased by $0.332 million to $0.523 million, as compared to $0.191 million for the nine months ended October 2, 2011. This is the result of the purchase of various property and equipment.

Net cash utilized by financing activities increased by $0.214 million to $0.682 million, as of September 30, 2012, as compared to $0.468 million as of October 2, 2011. This increase is directly attributed to the Company’s ability to repay long-term debt owed to our subordinated debt holders.

During the remainder of 2012, the Company will continue to focus its efforts to maintain the generation of positive operating cash flows and to reduce the levels of subordinated debt. These efforts include a focus on collecting accounts receivable at a faster rate, decreasing inventory levels, improving operating margins, reviewing alternative financing sources, and negotiating extended terms with our vendors.

Under the terms of the Tenth Amendment to our senior secured credit facility with Wells Fargo, certain bank covenants have been put into effect. In the event we are unable to attain the results established in our bank covenants, we may have future debt covenant violations and Wells Fargo could claim a default and demand repayment. If Wells Fargo demands immediate repayment of the outstanding borrowings under the credit agreement we currently do not have means to repay or refinance the amounts that would be due. If demanded, and if we were unable to repay or refinance the amounts due under the credit agreement, Wells Fargo could exercise its remedies there under, including foreclosing on substantially all of our assets, which we pledged as collateral to secure obligations under the credit agreement. For a more thorough description of this credit facility, see “MD&A – Other Financing Matters.”

As of September 30, 2012, we had approximately $3.801 million of outstanding borrowings and approximately $0.864 million of availability under our revolving credit facility with Wells Fargo.

The Company has subordinated promissory notes outstanding to BDeWees, Inc., XGenIII, Ltd., and Mr. Martell, in the principal amounts of $0.783 million, $0.783 million, and $0.668 million, respectively (together the “Subordinated Indebtedness”). Subordination agreements have been executed which subordinate the obligations of the Company under the subordinated notes to the Wells Fargo credit facility. The subordinated promissory notes outstanding mature on August 1, 2013, for BDeWees, Inc. and XGen III, Ltd., while for Mr. Martell it matures on October 31, 2013. It is our intention to pay off these notes through operating cash flows.

As of September 30, 2012, we did not have any material commitments for capital expenditures.

Off-Balance Sheet Transactions

As of September 30, 2012, December 31, 2011, and December 31, 2010, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Principles of consolidation—The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, MIS and HKEC. Additionally, the accounts for Martell Electric and Ideal are included for one month for the year ended December 31, 2010, while the accounts for American Motive Power are included through March 8, 2010, of that same year, based upon their respective sales dates. All significant intercompany balances and transactions have been eliminated.

Use of estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates are required in accounting for inventory costing, asset valuations, costs to complete, and depreciation. Actual results could differ from those estimates.

Accounts receivable and allowance for doubtful accounts—We carry accounts receivable at sales value less an allowance for doubtful accounts. We periodically evaluate accounts receivable and establish an allowance for doubtful accounts based on a combination of specific customer circumstances, credit conditions, and the history of write-offs and collections. We evaluate items on an individual basis when determining accounts receivable write-offs. Our policy is to not charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payment has not been received within agreed upon invoice terms.

Discontinued operations and assets and liabilities held-for-sale—When we have committed to a plan to divest a business, that business’s long-lived assets are valued at the lower of their carrying amount or estimated fair value less cost to sell. If the carrying amount exceeds its estimated fair value, an impairment loss is recognized. Fair values are estimated using accepted purchase agreements or expected selling price based on consultations with third parties. Depreciation and amortization expense is not recorded on assets of businesses to be divested once they are classified as held-for-sale.

Assets and liabilities and results of operations of businesses to be or subsequently divested, are reclassified from their historical presentation to assets and liabilities of operations held-for-sale on the Consolidated Balance Sheets and to discontinued operations on the Consolidated Statements of Operations for all periods presented. The gains or losses associated with these divested or to be divested businesses are recorded within discontinued operations on the Consolidated Statements of Operations.

In the prior year, HKEC was “held-for-sale” and accordingly no depreciation was recorded on its long-lived assets. Based on the Company’s fourth quarter 2011 decision to not sell HKEC, the Company was required to record catch up depreciation in the fourth quarter of 2011 for periods prior thereto. Such amounts were for $0.183 million for 2010 and $0.136 million for the first three quarters of 2011 and are reflected as a reduction of gross profit.

Inventory—We value inventory at the lower of cost or market value. Cost is determined by the first-in, first-out method. The Company periodically reviews its inventories and makes provisions as necessary for estimated obsolescence and slow-moving goods. The amount of such markdown is equal to the difference between cost of inventory and the estimated market value based upon assumptions about future demands, selling prices, and market conditions.

Other intangible assets—Other intangible assets consisting mainly of customer relationships and a technical library were all determined to have a definite life and are amortized over the shorter of the estimated useful life or contractual life of the these assets, which range from 15 to 20 years. These intangible assets are being amortized under the straight-line method. Amortization expense for the other intangible assets was $0.430 million and $0.442 million for the years ended December 31, 2011, and December 31, 2010, respectively. Intangible assets with definite useful lives are periodically reviewed to determine if facts and circumstances indicate that the useful life is shorter than originally estimated or that the carrying amount of assets may not be recoverable. If such facts and circumstances do exist, the recoverability of intangible assets is assessed by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairments, if any, are based on the excess of the carrying amount over the fair value of those assets.

Long-lived assets—We perform reviews for impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when estimated future cash flows expected to result from the use of the asset and their eventual dispositions are less than its carrying amount. When impairment is identified, the carrying amount of the asset is reduced to its estimated fair value. Assets to be disposed of are recorded at the lower of net book value or fair market value less cost to sell at the date management commits to a plan of disposal.

Revenue recognition—Revenue from continuing operations consists primarily of sales and service of industrial magnets, electric motors, electrical power distribution systems, and diesel power assemblies. Product sales revenue is recognized when products are shipped and both title and risk of loss transfer to the customer. Service revenue is recognized when all work is completed and the customer’s property is returned. For services to a customer’s property provided at the Company’s site, property is considered returned when the customer’s property is shipped back to the customer and risk of loss transfers to the customer. For service to a customer’s property provided at the customer’s site, property is considered returned upon completion of work. However, for service sales in which the contract price exceeds $75,000 and takes longer than 13 weeks to complete, the Company utilizes the percentage of completion methodology for revenue recognition.

We provide for an estimate of doubtful accounts, based on specific identification of customer accounts deemed to be uncollectible and historical experience.

Warranty costs—We warrant workmanship after the sale of our products and services, generally for a period of one year. An accrual for warranty costs is recorded based upon the historical level of warranty claims and management’s estimates of future costs. Warranty expense (recovery) was ($69,000) and $52,000 for the years ended December 31, 2011, and December 31, 2010, respectively.

Income taxes—We account for income taxes using the asset and liabilities method. We classify interest and penalties, if any, associated with its uncertain tax positions as a component of income tax expense. There were no interest or penalties recorded for the years ended December 31, 2011, and December 31, 2010.

In recording deferred income tax assets, we consider whether it is more-likely-than-not that some portion or all of the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those deferred income tax assets would be realizable. We consider the scheduled reversal of deferred income tax liabilities and projected future taxable income for this determination. We established a full valuation allowance and reduced its net deferred tax asset, principally related to our net operating loss carryovers, to zero as of December 31, 2011, and December 31, 2010. We will continue to assess the valuation allowance against deferred income tax assets considering all available information obtained in future reporting periods. If we continue to achieve profitable operations in the future, it may reverse a portion of the valuation allowance in an amount at least sufficient to eliminate any tax provision in that period. The valuation allowance has no impact on our net operating loss (“NOL”) position for tax purposes, and if we generate taxable income in future periods prior to expiration of such NOLs, it will be able to use its NOLs to offset taxes due at that time.

We are subject to audits by various taxing authorities, and the audits may result in proposed assessments where the ultimate resolution results in our owing additional taxes. We are required to establish reserves when we believe there is uncertainty with respect to certain positions and we may not succeed in realizing the tax benefit. We believe that our tax return positions are appropriate and supportable under relevant tax law. We have evaluated our tax positions for items of uncertainty and have determined that our tax positions are highly certain. We believe the estimates and assumptions used to support our evaluation of tax benefit realization are reasonable. Accordingly, no adjustments have been made to the consolidated financial statements for the years ended December 31, 2011, and December 31, 2010.

Stock-based compensation—We account for stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”). ASC 718 requires the cost of all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based upon their fair values at grant date, or the date of later modification, over the requisite service period. In addition, ASC 718 requires unrecognized cost related to options vesting after the initial adoption to be recognized in the financial statements over the remaining requisite service period.

New Accounting Standards.

We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position, or cash flow.

DESCRIPTION OF BUSINESS

The Company began operations in July 2000 with the purchase of the operating assets of an electric motor and magnet shop in South Bend, Indiana. Through acquisitions and internal growth, we expanded the nature of our operations as well as our geographic presence, which now includes locations in Indiana, Alabama, Ohio, West Virginia, and California. In April 2004, we reorganized our operations into a holding company structure, forming Magnetech Integrated Services Corp. to act as the parent company. In September 2005, we changed our name from Magnetech Integrated Services Corp. to MISCOR Group, Ltd.

Between 2005 and September 2008, we made a series of acquisitions allowing us to enter into Rail Services and expand our Construction and Engineering Services and Industrial Services businesses. Following experiences in the financial crisis, we decided to reorient our growth strategy and to intensify our focus on industrial and utility services. In December 2009, we announced an overall restructuring plan, which we have completed. This plan included the divesture of our subsidiaries in the Rail Services and CES segments to allow for alignment of our operations with our long-term vision and our focus on industrial and utility services. As part of this restructuring, we divested (i) AMP Canada in December 2009; (ii) our CES subsidiaries, Martell Electric and Ideal, in February 2010; and (iii) AMP in March 2010. In December of 2011, we announced our intentions to no longer have HKEC, the subsidiary representing our Rail Services segment, as held for sale. While we see HKEC as outside of our business strategy focusing on industrial and utility services, we do see significant value in HKEC and believe we would not obtain the appropriate value for this business if it were to be sold.

Following completion of the sale of the CES subsidiaries and AMP in the first quarter of 2010, we have since operated primarily in two business segments:

•

Industrial Services—Providing maintenance and repair services to several industries including electric motor repair and rebuilding; maintenance and repair of electro-mechanical components for the wind power industry; and the repairing, manufacturing, and remanufacturing of industrial lifting magnets for the steel and scrap industries. To supplement our service offerings, we also provide on-site maintenance services and custom and standardized industrial maintenance training programs.

•

Rail Services—Manufacturing and rebuilding power assemblies, engine parts, and other components related to large diesel engines, and providing locomotive maintenance, remanufacturing, and repair services for the rail industry.

Business Strategy

Our objective is to be a leading provider of integrated mechanical and electrical products and services to industry. To achieve that objective, we intend to structure the Company in order to capitalize on long-term growth opportunities in the wind power and the utility markets as well as the heavy industry market.

Employees

At December 31, 2011, we had 269 employees, of which 70 were salaried and 199 were hourly employees. At that date, approximately 14% of the Company’s employees were covered by two collective bargaining agreements, one of which expired during August 2011 (and has not been renewed), with the other being renewed during 2011, expiring in December 2014. We believe our relations with our employees are good.

Segment Information

In December 2009, we announced an overall restructuring plan, which we have completed. This plan included the divesture of our subsidiaries in the Rail Services and CES segments to allow for alignment of our operations with our long-term vision and our focus on industrial and utility services. Accordingly, we divested of our interest in: (i) AMP Canada in December 2009; (ii) our CES subsidiaries, Martell Electric and Ideal, in February 2010; and (iii) AMP in March 2010. It was our original intent to sell HKEC, the subsidiary comprising our Rail Services segment. However, in December of 2011, we announced our intentions to no longer have HKEC listed as held for sale. While we see HKEC as outside of our business strategy focusing on industrial and utility services, we do see significant value in HKEC and believe we would not obtain the appropriate value for this business, if it were to be sold. Prior to the divestitures, we operated in three business segments: Industrial Services, CES, and Rail Services.

Segment Performance

	Nine Months Ended (in 000s)	Year Ended December 31, (in 000s)
	September 30, 2012	2011	2010
Revenues:
Industrial Services	$24,725	$33,849	$33,068
Construction and Engineering Services	—	—	1,721
Rail Services	12, 837	12,038	8, 426
Corporate	—	—	—
Elimination	—	—	(3)
Discontinued Operations	—	—	(2,430)

Consolidated	$37,562	$45,887	$40,782

Gross Profit:
Industrial Services	$5,370	$6,720	$5,718
Construction and Engineering Services	—	—	35
Rail Services	4, 146	2,724	1,104
Corporate	—	—	(8)
Elimination	—	—	—
Discontinued Operations	—	—	98

Consolidated	$9,516	$9,444	$6,947

Net income (loss):
Industrial Services	$246	$(401)	$(9,754)
Construction and Engineering Services	—	—	(797)
Rail Services	2,644	1,264	(395)
Corporate	(571)	(209)	(711)
Elimination	—	—	(412)

Consolidated	$2, 319	$654	$(11,889)

	As of September 30,	As of December 31,
	2012	2011	2010
Total assets:
Industrial Services	$19,512	$20,396	$22,654
Rail Services	4,847	3,643	3,493
Corporate	902	745	1,029

Consolidated	$25,261	$24,784	$27,176

Following is additional information regarding our two business segments through September 30, 2012.

Industrial Services Segment

We have organized our Industrial Services segment into one primary business group. This group provides on-site and off-site maintenance and repair services for electro-mechanical equipment. To supplement these services, we also provide education and training services.

Principal Products, Services, Markets and Distribution

Our Industrial Services segment provides maintenance and repair services for both alternating current (“AC”) and direct current (“DC”) electro-mechanical devices; including breakers, generators, magnets, motors, transformers, and switch-gear. Our customers operate in a broad range of major industries, including steel, railroad, marine, petrochemical, pulp and paper, wind energy, mining, automotive, and power generation.

The Industrial Services segment accounted for approximately 74% and 81% of total consolidated revenues, including revenues of discontinued operations, for the years ended December 31, 2011, and December 31, 2010, respectively, and approximately 66% of total consolidated revenues for the nine months ended September 30, 2012.

Marketing and Customers

The products and services comprising our Industrial Services segment are marketed principally by personnel based at our seven locations and independent sales representatives. We believe that these locations are situated to facilitate timely response to our customers’ needs, which is an important feature of our services. No customer of our Industrial Services segment accounted for more than 10% of our consolidated revenues for the years ended December 31, 2011, and December 31, 2010, or the nine months ended September 30, 2012.

Business Strategy

We seek to continue to strengthen and broaden our position as a provider of maintenance service and repair, industrial education and training and complimentary services to the industries we serve throughout the United States. In addition, our strategy is to expand into other geographic markets with respect to the remanufacture and repair services for renewable wind generation facilities and wind generators. To achieve these objectives, we are pursuing the following business strategies:

•

Strengthen competitive position in the growing market for outsourcing industrial services. We believe that participants in the steel, power generation, and other industries we serve, in an effort to remain competitive, will increasingly rely on independent contractors to provide maintenance and repair services. We intend to expand our capabilities to provide our customers an outsourcing solution.

•	Expand our presence in industries with long-term-growth potential, including the wind energy, utility, and heavy industry markets.

Raw Materials

The principal raw materials used in our Industrial Services segment are copper, raw steel, and various flexible materials. Certain raw materials are obtained from a number of commercial sources at prevailing prices and we do not depend on any single supplier for any substantial portion of raw materials. We source our copper and raw steel from across the country via multiple sources. The cost to deliver copper and raw steel can limit the geographic areas from which we can obtain this material. We attempt to minimize this risk by stocking adequate levels of key components. However, we may encounter problems at times in obtaining the raw materials necessary to conduct our business.

Competition

The level of competition we face varies depending on the electro-mechanical device and the region of the country. While we tend to compete with various original equipment manufactures, such as General Electric Company, most of our primary competitors are local electro-mechanical maintenance and repair service shops within their specific region of the United States.

Participants in our industry compete primarily on the basis of service, quality, timeliness, and price. In general, competition stems from other outside service contractors and customers’ in-house maintenance departments. We believe we have competitive advantages over most service contractors due to the quality, training, and experience of our technicians, our regional service capability, and the broad range of services we provide, as well as the technical support and manufacturing capabilities supporting our service network.

Foreign Sales

Our Industrial Services segment derives a portion of its revenues from foreign customers. Foreign sales for the years ended December 31, 2011, and December 31, 2010, were approximately $0.600 million, or 0.2% of the total revenues of this segment, respectively, and $0.200 million, or 0.7%, of the total revenues of this segment, respectively. Revenues from sales to foreign customers for the Industrial Services segment are denominated in U.S. dollars.

Backlog

At December 31, 2011, the backlog of our Industrial Services segment was approximately $4.7 million compared to $6.4 million at December 31, 2010. Backlog represents the amount of revenue that we expect to realize from work to be performed on uncompleted contracts, work in progress, time and material work orders, and from contractual agreements upon which work has not commenced. Contracts included in backlog may have provisions which permit cancellation or delay in their performance by the customer, and there can be no assurance that any work orders included in backlog will not be modified, canceled, or delayed.

Working Capital

With respect to our Industrial Services segment, our customers typically compensate us for services performed upon completion of a given project or on an agreed upon progress payment schedule for larger projects. Therefore, we must have sufficient working capital to permit us to undertake our services and to carry the appropriate inventory level of spare parts and equipment throughout the duration of a project. For further discussion of our working capital and borrowing facilities, see “MD&A– Liquidity and Capital Resources.”

Seasonality and Quarterly Fluctuations

Our revenues from the Industrial Services segment may be affected by the timing of scheduled outages at our industrial customers’ facilities and by weather conditions with respect to projects conducted outdoors, but the effects of seasonality on revenues in our diesel engine components business are insignificant. The effects of seasonality may be offset by the timing of large individual contracts, particularly if all or a substantial portion of the contracts fall within a one- to two-quarter period. Accordingly, our quarterly results may fluctuate and the results of one fiscal quarter may not be representative of the results of any other quarter or of the full fiscal year.

Rail Services Segment

Business Strategy

In March 2005, we acquired certain assets related to the diesel engine operations of Hatch & Kirk, Inc. located in Hagerstown, Maryland, and Weston, West Virginia. This acquisition launched the Rail Services Group and the diesel engine components business of our Rail Services segment, which is conducted through HKEC.

In December 2009, the Company announced its plan to sell HKEC in order to focus on its core industrial services operations. Due to favorable results from our ongoing profit improvement plan and restructuring activities, we reassessed the classification of HKEC and found it to be in the Company’s best interest to forego selling HKEC at this time. Coupled with this and the fact that we see significant value in HKEC, during December of 2011 we announced our intentions to no longer sell HKEC.

Principal Products, Services, Markets and Distribution

HKEC repairs and remanufactures locomotives for the railroad industry and manufactures, remanufactures, repairs, and engineers power assemblies, engine parts, and other components related to large diesel engines. These engines typically are used to power railroad locomotives and marine engines and as back-up power supplies in power and utility plants and in the oil and gas industries. HKEC customers include companies that use, manufacture, or distribute diesel engines and related components for the railroad, utilities, maritime, and offshore drilling industries.

HKEC accounted for approximately 26% and 19% of total consolidated revenues for the years ended December 31, 2011, and December 31, 2010, respectively, and approximately 34% of total consolidated revenues for the nine months ended September 30, 2012.

Marketing and Customers

The products and services comprising HKEC are marketed principally by personnel based at our two locations and independent sales representatives. One customer, CSX, Inc., accounted for 59% of HKEC’s revenues during the years ended December 31, 2011, and December 31, 2010. The loss of this customer would have a material adverse effect on the Company.

Raw Materials

The principal raw materials used in our diesel engine components business are scrap and raw steel, aluminum, alloys, and molds. Certain raw materials are obtained from a number of commercial sources at prevailing prices and we do not depend on any single supplier for any substantial portion of raw materials. However, it is sometimes difficult to obtain adequate quantities of scrap steel and alloys at competitive prices. We attempt to minimize this risk by stocking adequate levels of key components. However, we have encountered, and may continue to encounter, problems at times in obtaining the raw materials necessary to conduct our diesel engine components business.

Competition

Our two largest competitors in the diesel engine components market are General Electric and the former Electro Motive Diesel division of General Motors Corporation. We believe that HKEC is the largest supplier of diesel engine components in the United States that is not an original equipment manufacturer, based on revenues for the year ended December 31, 2011. We also have are a number of smaller competitors.

Participants in this industry compete primarily on the basis of service, quality, timeliness, and price. In general, competition stems from other outside service contractors and customers’ in-house maintenance departments.

Foreign Sales

For HKEC for the years ended December 31, 2011, and December 31, 2010, foreign sales were $2.4 million or 20% of total segment revenues, and $1.9 million or 24% of total segment revenues, respectively. There are no sales denominated in currencies other then the US dollar.

Backlog

At December 31, 2011, the backlog of HKEC was approximately $3.1 million compared to $2.3 million at December 31, 2010. The increase is due to contracts in place with CSX, Inc. and Union Pacific, Inc. Backlog represents the amount of revenue that we expect to realize from work to be performed on uncompleted contracts, work in progress, time and material work orders, and from contractual agreements upon which work has not commenced. Contracts included in backlog may have provisions which permit cancellation or delay in their performance by the customer, and there can be no assurance that any work orders included in backlog will not be modified, canceled, or delayed.

Working Capital

For HKEC product sales, our customers typically pay within 30 to 60 days from the date of shipment, while some foreign customers typically pay within 90 days. Our customers typically compensate us for services performed upon completion of a given project or on an agreed upon progress payment schedule for larger projects. Therefore, we are required to have sufficient working capital to permit us to undertake our services and to carry the appropriate inventory level of spare parts and equipment throughout the duration of a project. For further discussion of our working capital and borrowing facilities, see “MD&A – Liquidity and Capital Resources.”

Seasonality and Quarterly Fluctuations

The effects of seasonality on revenues for HKEC are insignificant. The effects of seasonality may be offset by the timing of large individual contracts, particularly if all or a substantial portion of the contracts fall within a one- to two-quarter period. Nevertheless, our quarterly results may fluctuate from time to time causing the results of one fiscal quarter to not be representative of any other fiscal quarter or the fiscal year as a whole.

Legal Proceedings

We are periodically involved in ordinary routine litigation incidental to our business. In our opinion, there are no material pending legal proceedings the resolution of which is expected to have a material adverse effect on our consolidated results of operations, cash flows, or financial position.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information concerning our executive officers and directors as of December 21, 2012:

Name	Age	Position
John A Martell Michael P. Moore William J. Schmuhl, Jr. Michael D. Topa Marc Valentin, CPA, CGMA	57 56 69 55 45	Chairman of the Board Chief Executive Officer and President; Director Director Director Chief Accounting Officer

John A. Martell (age 57) is the founder of our Company and has been Chairman of the Board since April 2004, and served as President and Chief Executive Officer from April 2004 until June 2010. Mr. Martell served as Chief Executive Officer of our subsidiary Magnetech Industrial Services, Inc. from November 2001 until June 2010, and President of our subsidiary HKEC from February 2005 until June 2010. On February 3, 2010, we sold our CES business, consisting of Ideal of which Mr. Martell has been President since October 2008, and Martell Electric, of which Mr. Martell has been President since December 2001, to Mr. Martell and his wife. Mr. Martell continues to serve as President of Ideal and as President of Martell Electric. Mr. Martell is registered as a professional engineer in Indiana and Michigan. His term as director will expire in 2015.

Mr. Martell’s educational and professional background in electrical engineering make him uniquely suited to guide evaluation of technical matters before the Board. Mr. Martell’s professional experience as a board member for other companies, including other publicly-traded companies, has proved valuable to the Board in considering strategic alternatives. Mr. Martell’s educational and professional experience in business management have served as resources in personnel matters.

Michael P. Moore (age 56), serves as President and Chief Executive Officer of the Company, Magnetech Industrial Services and HK Engine Components, and was appointed to the Company’s Board in 2011. He formerly served as President of Emerald Performance Materials, a Lubrizol divestiture and leading supplier of niche chemicals to the automotive, food, textile, and other industrial and consumer markets with annual revenues of approximately $400 million. Mr. Moore has extensive experience in manufacturing services, operations, and business having held a variety of senior positions in Lubrizol, Noveon and BF Goodrich. Mr. Moore has a Bachelor of Science in Chemical Engineering from The Ohio State University, and a Masters of Business Administration from Baldwin Wallace College. His term as director will expire in 2014. Mr. Moore’s educational and professional background as an engineer and in a variety of senior manufacturing and commercial positions has helped the Company to turn its economic performance around, and has added depth and breadth to the Board’s technical and operational expertise.

Michael D. Topa (age 55) joined the Company in May 2009 as our treasury consultant and was the Company’s interim Chief Financial Officer from June 2009 until December 31, 2010. Mr. Topa was appointed to serve as a member of the Company’s Board on January 21, 2010. Currently, Mr. Topa is Chief Financial Officer of Towne Air Freight, Inc., a leading asset-light provider of premium air cargo ground transportation services and logistic management solutions, headquartered in South Bend, Indiana. Prior to serving as interim CFO for the Company, from 2008 to 2009 Mr. Topa served as Chief Financial Officer of Attwood Mobile Products LLC, an Elkhart, Indiana-based manufacturer of doors, windows and appliances for the RV industry. From 2006 to 2008, Mr. Topa served as President of Advanced Repair Technology LLC, an advanced technology services company based in Dallas, Texas, and as Managing Director of Evans Composites, Inc., a company specializing in composite and metal component repair and overhaul also based in Dallas. During this time, Mr. Topa also served in an advisory role to Weir Bros., a privately owned excavation company. From 1998 to 2006, Mr. Topa served as President of Composite Technology, Inc., a company engaged in the component repair and overhaul of helicopter rotor blades with facilities in the US, Canada, Singapore, UK and Brazil. Mr. Topa is a certified public accountant. His term as director will expire in 2014.

Mr. Topa’s educational and professional background in finance and accounting add depth and breadth to the Board’s ability to process and analyze financial information. Mr. Topa’s professional experience as a business manager and an entrepreneur provides a basis for his insight and guidance on issues of business strategy. Mr. Topa’s international business experience and professional network provide an additional perspective on the Company’s international sales.

William J. Schmuhl, Jr. (age 69) has been a director of our Company and a member of the Compensation Committee of our Board since October 2005. He is currently a member of the teaching faculty in the Mendoza College of Business at the University of Notre Dame. He also serves as Chairman of Heywood Williams USA, Inc., a manufacturer and distributor of products for the manufactured housing and recreational vehicle industries, where he has served since 1996. Mr. Schmuhl is also a director of JSJ Corporation, a manufacturer of automotive parts, furniture and specialty products, and Rieth-Riley Construction Co., Inc., a paving contractor. Mr. Schmuhl chairs the audit committees of the boards of directors of JSJ Corporation and Rieth-Riley Construction Co., Inc. Mr. Schmuhl served as a director of Heywood Williams Group, PLC, a UK-based specialty distributor, until November 2009. He is an attorney and certified public accountant.

Mr. Schmuhl’s educational and professional background in finance and accounting have made him an invaluable resource to the Board on all financial matters. His professional work as Chief Executive Officer for over 10 years in manufacturing and distribution has also given him insight to help guide the Board on operational decisions. Mr. Schmuhl’s service on boards of directors of other companies, including other publicly-traded companies, has also been a valuable resource. His term as director will expire in 2013.

Marc Valentin, CPA, CGMA, (age 45) joined the Company in October of 2010 as Corporate Controller, and was promoted to Chief Accounting Officer on January 4, 2011, effective January 1, 2011. Prior to joining the Company, from 2007 to 2010, Mr. Valentin served as the Vice President of Finance for Maverick Corporate Management, LLC, a Smithville, Ohio, fabricator of steel products for agriculture, energy and food processing. From 2004 to 2007, he served as Senior Vice President and Chief Financial Officer of National Bancshares Corporation/First National Bank of Orrville, Ohio, a community bank. From 1996 to 2004, Mr. Valentin served as Business Unit Controller of Bekaert Corporation/Contours, Ltd., an Orrville, Ohio, manufacturer of cold drawn and cold rolled wire products. Mr. Valentin is a certified public accountant licensed in the State of Ohio, and has a Bachelor of Science in Accounting from The University of Akron.

Board Composition

Our Board currently consists of the four directors named above, each holding office in staggered terms as follows:

Director Name	Term Expiring at Annual Meeting in:
William J. Schmuhl, Jr.	2013
Michael P. Moore	2014
Michael D. Topa	2014
John A. Martell	2015

Our Board currently consists of four members. The directors are divided into three classes. The members of each class are elected for a term of three years (unless a shorter period is specified) and until their successors are elected and qualified. One class of directors is elected annually. The number of directors is set from time to time by resolution adopted by a majority of the Board. One of our principal shareholders, through TCP and TCOMF, has the right to appoint members to our Board as follows:

•	if Tontine or its affiliates hold at least 10% of our outstanding common stock, Tontine has the right to appoint one member; and

•

if Tontine or its affiliates hold at least 20% of our outstanding common stock, Tontine has the right to appoint (i) one member if the Board consists of five or fewer directors, and (ii) two members if the Board consists of six or more directors.

We also agreed that, for as long as Tontine has the right to appoint directors, the number of directors on our Board will not exceed seven. Our Board currently consists of four directors.

Committees of the Board

Audit Committee Function. Our Board does not have a separate audit committee. Rather, the functions typically performed by an audit committee are performed by our entire Board. This arrangement allows each of our directors to participate in and contribute to these important functions, and increases their familiarity with our business and operations. The Board performs its audit committee function without a specific charter. Although the Board does not have a separate audit committee, it has designated Mr. Schmuhl as our “audit committee financial expert” as defined under SEC rules. Mr. Schmuhl is “independent” under the listing standards of The NASDAQ Stock Market which, for purposes of determining the independence of audit committee members, also incorporate the standards of the SEC included in Rule 10A-3(b)(1) under the Securities Exchange Act. The other members of our Board, Messrs. Martell, Topa, and Moore, are not independent under these standards.

Nominating Committee Function. Our Board does not have a separate nominating committee. Rather, our entire Board performs the functions typically performed by a nominating committee. This allows each director to be involved in the process of identifying and assessing nominees and any appropriate qualification standards. The Board performs its nominating committee function without a specific charter. Mr. Schmuhl is “independent” under the listing standards of The NASDAQ Stock Market, and the other members of our Board, Messrs. Martell, Topa, Moore, are not independent under these standards.

The Board has not set specific, minimum qualifications that nominees must meet to be nominated for election to the Board. Instead, the Board evaluates each nominee based on his or her individual merits, taking into account our needs and the composition of the Board. The Board seeks input from individual members of the Board in identifying possible candidates, and, in its discretion, may engage one or more search firms to assist in the recruitment of director candidates. The Board will consider candidates recommended by shareholders against the same criteria as nominees not proposed by shareholders.

We recognize that the strength and effectiveness of our Board reflect the balance, experience and diversity of the individual directors; their commitment; and importantly, the ability of directors to work effectively as a group in carrying out their responsibilities. While the Board has not set specific minimum qualifications or specific criteria that director candidates must meet to be nominated for election, the Board evaluates each candidate based on his or her individual merits and background, taking into account our needs and the current composition of the Board. The Board does seek to nominate individuals whose skills, educational background, business experiences and expertise, such as engineering, operational and financial expertise, complement those of our existing directors, offer industry knowledge, insight or expertise that is relevant or important to our business and its specific needs, and contribute to a well-rounded and diversified Board. The Board evaluates these and other factors as it considers each director candidate, and periodically examines the effectiveness of its director nomination criteria and process in producing candidates who can contribute to our success.

Compensation Committee. The Board established the Compensation Committee and adopted a committee charter in October 2005. The Compensation Committee’s charter is available on our website at www.miscor.com. The current members of the Compensation Committee are Mr. Topa (Chairman) and Mr. Schmuhl. Mr. Schmuhl is “independent” under the listing standards of The NASDAQ Stock Market, and Mr. Topa is not. The Compensation Committee did not meet in 2011.

The Compensation Committee reviews and approves our compensation goals and objectives for our Chief Executive Officer and our other executive officers. The Compensation Committee evaluates the performance of our executive officers in light of those goals and objectives, and determines and approves the appropriate level and structure of the executive officers’ compensation based on this evaluation. The Compensation Committee also makes recommendations to the full Board regarding compensation of our directors, and recommends and directs the implementation and administration of our incentive and equity-based compensation plans.

Michael P. Moore, our Chief Executive Officer and President, evaluates the performance of each of the other executive officers annually. He confers with the Compensation Committee and makes compensation recommendations for each executive officer’s total compensation. The Compensation Committee can adopt or amend the recommendations of Mr. Moore.

In determining and approving the salaries of our executive officers, the Compensation Committee may access and review compensation data for comparable industrial and manufacturing companies in the Midwest. In determining 2011 compensation, the Compensation Committee did not elect to review any such surveys. The Compensation Committee has the authority under its charter to retain outside consultants or advisors to assist the Committee. The Compensation Committee elected not to engage outside consultants or advisors in 2011. The Compensation Committee meets annually, or on an as needed basis, to review the compensation of all executive officers.

Compensation Committee Interlocks and Insider Participation

As discussed above, Mr. Topa and Mr. Schmuhl both serve on the compensation committee. Neither Mr. Topa nor Mr. Schmuhl served as an officer or employee of the registrant during fiscal year 2011.

Mr. Topa served as Interim Chief Financial Officer from June 2009 to December 31, 2010.

Compensation of Directors

Prior to 2012, we paid our non-employee directors an annual retainer of $4,000, plus $750 for each full board meeting and $500 for each committee meeting attended. If, however, a director attended the meeting by telephone rather than in person, the fees were reduced to $500 for a full board meeting and $300 for a committee meeting. In addition, our directors were eligible to receive stock option grants under our 2005 Stock Option Plan and offers to purchase restricted stock under our 2005 Restricted Stock Plan. We reimbursed our directors for reasonable out-of-pocket expenses incurred in attending board and committee meetings.

For years 2012 and after, the Company has changed the compensation structure for our non-employee directors. Beginning January 1, 2012, the Board will no longer pay non-employee directors an annual retainer, plus an additional fee for each full board meeting and committee meeting attended. Rather, each non-employee director will be paid $4,000 per quarter or $16,000 a year. We will continue to reimburse our directors for reasonable out-of-pocket expenses incurred in attending board and committee meetings.

Our director Michael P. Moore was employed by the Company as a named executive officer throughout 2011. Mr. Moore was not eligible for any compensation for his services as director.

The following table summarizes compensation awarded to our non-employee directors for 2011:

Director Compensation in 2011
Name	Fees Earned or Paid in Cash ($)[1]	Option Awards ($)[2]	Total ($)
William J. Schmuhl, Jr.	$11,250	—	$11,250
John A. Martell	$11,250	—	$11,250
Michael D. Topa	$11,250	—	$11,250

(1)	In 2011, we paid Mssrs. Martell, Schmuhl and Topa $2,750 for attending regular meetings of the Board, $0 for attending meetings of the Compensation Committee, $4,000 as an individual retainer, and $4,500 for special meetings related to the divestiture of HKEC, the Company’s capital structure and monthly review of operating results.
(2)	No option awards were made under our 2005 Stock Option Plan during 2011 to Mssrs. Martell, Schmuhl or Topa.

Summary Compensation Table for 2011 and 2010

Name and Principal Position	Year	Salary ($)	Stock Awards ($) [1]	Option Awards ($) [1]	Non-Equity Incentive Plan Compensation ($)	Other Compensation ($)		Total ($)
Michael P. Moore, [2]	2011	$180,000	—	—	—	$9,556	[3]	$189,556

President and Chief Executive Officer	2010	$98,336	$100	$3,500	—	$4,873		$106,809

Marc Valentin, CPA, [4]	2011	$105,000	—	—	—	—		$105,000

Chief Accounting Officer	2010	$18,173	—	—	—	—		$18,173

John A. Martell, [5]	2010	$98,805	—	—	—	$6,497	[6]	$105,302

Former Chief Executive Officer and President

Michael D. Topa, [7]	2011	—	—	—	—	$207,041		$207,041

Former Chief Financial Officer 2010

(1)	Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation – Stock Compensation (“FASB ASC Topic 718”). Because the stock and option awards are subject to vesting conditions, the values shown are based on the probable outcome of these conditions. We have made certain assumptions in determining the fair value of stock and option awards. We discuss these assumptions under the captions 2005 Stock Option Plan and 2005 Restricted Stock Purchase Plan in Note I of the “Notes to Consolidated Financial Statements” for the years ended December 31, 2011, and December 31, 2010, which are included in our annual report that accompanies this proxy statement and are deemed part of this disclosure.
(2)	Mr. Moore became President and Chief Executive Officer on June 14, 2010.
(3)	Includes automobile allowance of $9,556 in 2011 and $4,873 in 2010.
(4)	Mr. Valentin began as Controller on October 25, 2010, and was promoted to Chief Accounting Officer effective January 1, 2011.
(5)	On February 3, 2010, Mr. Martell resigned as President and Chief Executive Officer in connection with his purchase of our CES business. See “Transactions with Certain Related Persons – Sale of Construction and Engineering Services Business to Mr. Martell.” Mr. Martell was paid through August 4, 2010.
(6)	Includes automobile allowance of $6,497 in 2010.
(7)	Mr. Topa served as our interim Chief Financial Officer on a contract basis during 2010.

In determining compensation arrangements of the executive officers of the Company, the Compensation Committee may consider, among other things it deems relevant, the responsibilities of the position held and the experience of the individual, the competitive market place for executive talent and the compensation levels of similarly-situated executives at publicly-traded companies of comparable size to the Company. In addition, the Compensation Committee may consider achievement of certain performance levels by the Company, including growth in revenues and income from operations, and the individual executive’s performance and contribution to increasing revenues and income from operations.

Option Grants. Pursuant to his employment agreement, on June 14, 2010, Mr. Moore received options to purchase 50,000 shares of our common stock granted under the Company’s 2005 Stock Option Plan. On that date, the estimated fair value of our common stock was $0.35 per share, based on the average of the high and low selling prices of our common stock on the date of grant.

There were no option grants awarded during 2011.

On February 29, 2012, Mr. Moore received options to purchase 10,000 shares of our common stock granted under the Company’s 2005 Stock Option Plan. On February 29, 2012, Mr. Valentin received options to purchase 7,000 shares of our common stock granted under the Company’s 2005 Stock Option Plan.

Restricted Stock Grants. Pursuant to his employment agreement, on June 14, 2010, Mr. Moore received rights to purchase 10,000 shares of restricted stock for $.01 per share granted under MISCOR’S Restricted Stock Purchase Plan, which rights were exercised on August 17, 2010.

There were no restricted stock grants awarded during 2011.

Equity Compensation Plans

2005 Stock Option Plan. Our Board adopted the 2005 Stock Option Plan in August 2005, and it was later approved by our shareholders. The Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, and non-statutory stock options to our executive employees who are materially responsible for the management and operation of our business, and to our directors.

A total of 200,000 shares of common stock (after giving effect to the Reverse Stock Split) are reserved for issuance under the Plan. This number is subject to adjustment as a result of a stock split, combination of shares, recapitalization, merger, or other transaction resulting in a change in our shares. If any option expires or is otherwise terminated, unexercised shares subject to the option become available for future option grants under the Plan. Dividends on shares purchased under the Plan are payable when and if declared by the Board.

The Plan is administered by our Board or a committee of the board designated for that purpose. The grants described above were approved by our full Board, which has since designated the Compensation Committee of the Board to act as administrator of the Plan. The administrator has the power to determine the persons eligible to participate in the Plan and the terms of each option, including the exercise price, the number of shares subject to the option, whether the option is an incentive stock option or a non-statutory option, and the duration of the option.

The Plan provides that no option may have duration longer than five years, and that an outstanding option may be deemed cancelled upon, or within certain prescribed periods after, termination of employment or removal as a director, as applicable, depending on the reason for such termination or removal. In addition, after a change in control of our Company, options granted under the Plan will be immediately exercisable in full, and any option holder employed as of the date of the change of control will have 30 days after such date to exercise his or her option. The Plan defines a change of control as any merger or consolidation of our Company the result of which is that holders of our voting capital stock hold less than 50% of the voting capital stock of the surviving entity, the sale, lease, or transfer of all or substantially all of our assets, or approval by our shareholders of a plan of liquidation or dissolution of our Company.

During 2010, options to acquire 66,000 shares of common stock were granted under the Plan. During 2011, no options were granted under the Plan. As of December 31, 2011, options to acquire a total of 189,000 shares have been granted to participants, of which 136,000 have been forfeited, leaving 147,000 shares available for future option grants under the Plan.

Restricted Stock Purchase Plan. Our Board adopted the 2005 Restricted Stock Purchase Plan in August 2005, and it became effective as of September 30, 2005. The purpose of the Plan is to attract and retain directors, officers and key employees of the Company and instill in them a personal financial interest in causing the equity of the Company to grow throughout their careers. We intend on accomplishing these goals by giving eligible directors, officers and key employees the opportunity to purchase shares of the Company’s common stock under the Plan. We believe this provides participants in the plan with an increased incentive to work for the success of the Company and promotes our long term interests and those of the participants. The Compensation Committee of our Board administers the Plan.

The Board has reserved 100,000 shares of our common stock for issuance under the Plan. If the shares of our common stock are increased, decreased, or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or another corporation as a result of a stock split, stock dividend, combination of shares, or any other change or exchange for other securities by reclassification, reorganization, redesignation, merger, consolidation, recapitalization, or otherwise, then the number of shares reserved under the Plan will be adjusted to reflect such action. If we repurchase shares issued under the Plan pursuant to restrictions imposed on the shares, the repurchased shares will become available for future issuance under the Plan.

The Plan will continue indefinitely, provided that our Board may terminate the Plan at any time as it deems advisable. However, the Plan may not be terminated to affect any right or obligation created under the Plan prior to such termination, unless the affected person consents.

Those directors, officers and key employees of the Company and of each of the Company’s subsidiaries who are designated by the Compensation Committee for participation in the Plan are eligible to be issued shares of restricted stock under the Plan. If a participant’s employment is terminated within three years after the shares are purchased for any reason other than death or disability, the participant must sell the restricted shares back to the Company for the original price, which may be zero. If a participant’s employment is terminated during the three-year restriction period as a result of death or disability, or after the expiration of the restriction period for any reason, the participant must sell the restricted shares back to the Company at their fair market value (which generally will be equal to an average of the closing bid and asked prices of the Company’s common stock as quoted on the OTCQB for the five days immediately preceding the date of termination of employment). In the event of a sale of our Company or our Company’s liquidation, the foregoing restrictions will lapse. Any other transfer or attempted transfer of a participant’s shares except as described above will be null and void. The Plan defines a sale of our Company as the sale of all of our capital stock (whether by direct sale or through a merger, share exchange or other business combination) or the sale of substantially all of our assets.

During 2010, 10,000 shares of restricted stock were granted to participants under the Plan. During 2011 no shares of restricted stock were granted under the Plan. As of December 31, 2011, 46,700 shares of restricted stock were granted to participants under the Plan, of which 30,700 were forfeited and 6,000 shares were repurchased, leaving 90,000 shares available for future offers and issuance under the Plan.

Outstanding Equity Awards at Fiscal Year End 2011

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)2,[3]	Market Value of Shares or Units of Stock That Have Not Vested ($)[4]
Michael P. Moore	12,500	50,000	$0.35	6/18/15	10,000	$2,800

(1)	Represents options awarded under the 2005 Stock Option Plan by the Compensation Committee of our Board. The options may be deemed cancelled upon, or within certain prescribed periods after, termination of employment, depending on the reason for such termination. In the event of any change in control of the Company, options granted under the plan become immediately exercisable in full, and any option holder employed as of the date of the change of control will have 30 days after such date to exercise his or her option. The options are exercisable in 25% cumulative increments on and after the first four anniversaries of their grant date.
(2)	Represents shares issued pursuant to an accepted offer to purchase such shares at a nominal price equal to $0.025 per share under the 2005 Restricted Stock Purchase Plan. Dividends are payable on these shares when, and if declared by the Board. The transfer and forfeiture restrictions applicable to these shares lapse on the third anniversary of the date the restricted shares were initially purchased.
(3)	Under the 2005 Restricted Stock Purchase Plan, shares of restricted stock may be forfeited during the three-year period after purchase upon a termination of employment for any reason other than death or disability.
(4)	Based on the $0.28 closing price of our common stock on December 31, 2011.

Employee Stock Purchase Plan

Our Board adopted the Employee Stock Purchase Plan as of January 1, 2007, and it became effective on March 23, 2007. The Plan, which is tax qualified, was approved by our shareholders, and is administered by the Compensation Committee of our Board. The purpose of the Plan is to provide a benefit and retention incentive to eligible employees by providing them with the opportunity to purchase shares of our common stock at a discounted price. All of our and our subsidiaries’ employees are eligible to participate in the Plan, other than any employee who is employed for less than six months, works less than 20 hours per week, or is an officer who is also a “highly compensated employee” within the meaning of the Internal Revenue Code.

Our Board reserved 640,000 shares of our common stock for issuance under the Plan, subject to adjustment if the outstanding shares of common stock changes due to any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, or similar transaction. We may issue up to 64,000 shares under the Plan during any calendar year. The Plan will terminate on December 31, 2016, or, if earlier, when participants have purchased all of the shares reserved for issuance under the Plan.

Eligible employees elect to participate in the Plan through regular payroll deductions, on an after-tax basis, of between 2% and 8% of total compensation. The annual maximum deduction per employee is $5,000. Each quarter, we offer shares to eligible employees under the Plan. At the end of each offering period, we use all the contributions in the participating employees’ respective accounts to purchase common stock at a price equal to 90% of the fair market value of the stock on the first day of the offering period or last day of the offering period, whichever is less. After each offering period the purchased shares are issued to the respective participating employees, who have all the rights and privileges of a shareholder with respect to such shares.

We issued zero (0) shares of our common stock to participating employees for payroll deductions withheld during 2010 and 2011. While 558,867 shares remain available for issuance under the Plan, we suspended indefinitely the operation of, and employee participation in, the Plan on September 30, 2009.

401(k) Plan

In 2002, our Board adopted the Magnetech 401(k) Plan for non-union employees, which is intended to be a tax-qualified defined contribution plan under Sections 401(a) and 401(k) of the Internal Revenue Code. Under the terms of the Plan, eligible employees may elect to contribute up to 75% of their eligible compensation as salary deferral contributions to the Plan, subject to certain statutorily prescribed limits. In addition, eligible employees may elect to contribute an additional amount of their eligible compensation as a catch-up contribution to the Plan, provided that such eligible employees are anticipated to reach age 50 before the end of the applicable year and subject to certain statutorily prescribed limits.

The Plan also permits, but does not require, that we make discretionary matching contributions. We made discretionary matching contributions to the Plan in 2008. Because the Plan is a tax-qualified plan, we can generally deduct contributions to the Plan when made, and such contributions are not taxable to participants until distributed from the Plan. Pursuant to the terms of the Plan, participants may direct the trustees to invest their accounts in selected investment options.

We also have adopted a 401(k) plan for union employees.

Employment Agreements

Michael P. Moore. On June 14, 2010, we entered into an employment agreement with Michael P. Moore, our new Chief Executive Officer and President, for an initial one-year term. Upon the expiration of the initial one-year term, the agreement automatically extended for successive one-year periods unless (i) at least three months written notice of termination or intent to renegotiate is given by either party prior to the end of the initial term or any anniversary date thereafter, or (ii) the agreement is earlier terminated due to Mr. Moore’s termination of employment, retirement, death, or disability.

Under the agreement, Mr. Moore receives an annual base salary of $185,400. He is eligible to receive an annual incentive bonus of up to 40% of his base salary, payable once per year. The incentive bonus will be based on certain performance criteria set forth in the agreement. The Company also provides Mr. Moore with a car allowance of $750 per month and a company fuel card. Mr. Moore also received options to purchase 50,000 shares of the Company’s common stock granted under the Company’s 2005 Stock Option Plan, and 10,000 shares of restricted stock granted under the Company’s Restricted Stock Purchase Plan.

Mr. Moore is entitled to receive the following severance benefits if his employment is terminated due to his death or disability, is terminated by the Company for Cause (as defined in the agreement), or is terminated by him without Good Reason (as defined in the agreement): his unpaid base salary through the date of termination (plus accrued vacation time), and the Company will continue to honor any vested obligations under the Company’s benefit plans applicable to him.

If Mr. Moore’s employment is terminated by the Company without Cause or is terminated by him for Good Reason, then he will receive his unpaid base salary through the end of the month during which termination occurs (plus accrued vacation time), plus base salary for six months. The Company also will maintain for Mr. Moore, for six months, all employee benefit plans in which he was entitled to participate immediately prior to his termination, and the Company will pay up to $10,000 of outplacement services costs on behalf of Mr. Moore.

Mr. Moore is bound by noncompetition and nonsolicitation provisions that restrict him from competing with or soliciting customers or employees of the Company or any of its subsidiaries or affiliated entities for up to a maximum of six months following the date of his termination of employment. The agreement also imposes confidentiality restrictions on Mr. Moore and requires the compulsory assignment to the Company of all intellectual property produced by him during the term of his agreement and for one year after his termination.

Marc Valentin. Mr. Valentin was promoted to Chief Accounting Officer on January 4, 2011, effective January 1, 2011. Under a letter agreement, he was appointed as Controller effective October 25, 2010. Under that agreement, he is paid $105,000 per year and is eligible for a 20% bonus based on achievement of mutually agreed criteria. He participates in our benefit plans and is entitled to three weeks of paid vacation.

Limitation of Liability and Indemnification Matters

Our articles of incorporation limit the liability of our directors and officers for any loss or damage caused by their actions or omissions if they acted in good faith, with the care an ordinarily prudent person in a like position would have exercised under similar circumstances, and in a manner they reasonably believed was in the best interests of our Company. If they did not meet these standards, our directors and officers also would not be liable for any loss or damage caused by actions or omissions that did not constitute willful misconduct or recklessness.

Our articles of incorporation provide that we are required to indemnify our directors and officers to the fullest extent permitted by Indiana law. Indiana law authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made parties by reason of their relationships to the corporation. Officers and directors may be indemnified where they have acted in good faith, the action taken was not against the interests of the corporation, and the action was lawful or there was no reason or cause to believe the action was unlawful. In addition, Indiana law requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful on the merits or otherwise, in the defense of any such proceeding, against reasonable expenses incurred in connection with the proceeding. A corporation also may, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding.

We also maintain liability insurance for our directors and officers.

The limitation of liability and indemnification provisions in our articles of incorporation and by-laws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

Policies for Transactions with Related Persons

Transactions and relationships that involve directors, executive officers, or other related persons and that constitute a conflict with the Company’s interests are prohibited. The Board must approve any exceptions to this policy. Any transaction between us and a related person must be made or entered into on terms that are no less favorable to us than those that we can obtain from unaffiliated third parties. In addition, all material affiliated transactions and loans and any forgiveness of loans must be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or to independent legal counsel. In connection with related party transactions, the Board may engage independent consultants to provide opinions regarding fair market value. For example, the special committee of the Board formed to negotiate the sale of our CES business to Mr. Martell and his wife engaged an investment banking firm to provide an opinion as to the fairness, from a financial point of view, of the consideration received by the Company in the transaction. Except as otherwise noted, the transactions described above were approved by a majority of those directors who do not have an interest in the described transactions. Except as otherwise noted, the transactions described below were approved by a majority of those directors who did not have an interest in the described transactions.

Transactions with Related Persons

Real Estate Leases. We lease several buildings from various entities owned by JAM Fox Investments, LLC. Mr. Martell, our former Chief Executive Officer and President and current Chairman of the Board, owns JAM Fox Investments, LLC. Following is a summary of such leases in effect as of December 31, 2011.

Lessor	Location	Expiration Date	Monthly Rental
JAM Summer Properties LLC	Hammond, Indiana	August 3, 2015[1]	$9,371
JAM Bev Properties LLC	Boardman, Ohio	May 5, 2015[2]	$4,851
JAM Walnut Properties LLC	South Bend, Indiana	May 5, 2012	$10,143

[1]	On November 30, 2011, the Company executed a three-year lease extension at the Hammond, Indiana facility at a fixed lease rate equal to the prior rate.
[2]	On November 30, 2011, the Company executed a three-year lease extension at the Boardman, Ohio facility at a fixed lease rate equal to the prior rate.

Effective January 1, 2007, we entered into a five-year lease agreement with Mr. Martell for a property in South Bend, Indiana, to use as our corporate office and to house the operations of our electrical contracting business. As a result of our closure and relocation of our corporate office to Massillon, Ohio, we no longer use this space. The annual rent under this lease is approximately $0.122 million. This lease terminated in July 2012 and was not renewed.

We lease our Hammond, Indiana, and Boardman, Ohio, facilities from a limited liability company owned by Mr. Martell. The leases for our Hammond, Indiana, and Boardman, Ohio, facilities expire in May 2015 and August 2015, respectively.

We lease our Hagerstown, Maryland, facility from a partnership, one partner of which is an officer of our subsidiary HKEC. The annual rent under this lease is approximately $0.160 million, and the lease expires in August 2016.

We lease our Massillon, Ohio, facility from a limited liability company, one member of which is a corporation of which a former officer of our subsidiary, Magnetech Industrial Services, Inc., is a beneficial owner. The annual rent under this lease is approximately $0.566 million, and the lease expires in November 2017.

Promissory Note Issued to Mr. Martell. In conjunction with the refinancing of our senior credit facility in November 2011, the Company renegotiated and extended the Martell Note. Prior to this refinancing, we were indebted to Mr. Martell, for a secured promissory note in the amount of $0.425 million, which arose out of our sale of Martell Electric and Ideal to Mr. Martell on February 3, 2010. Under the agreement governing the sale to Mr. Martell, the purchase price was subject to a working capital adjustment which we could satisfy either with cash or by increasing the outstanding principal amount of the Martell Note. The

Company had been engaged in negotiations with Mr. Martell for several months to settle the working capital adjustment, which culminated in our execution on November 30, 2011 of a mutual release among our Company, Mr. Martell, and his wife, Bonnie M. Martell, in which the parties agreed to a working capital adjustment figure that was incorporated into the Martell Note and to release any and all potential claims or actions among the parties. In conjunction with the mutual release, we executed the Amended Martell Note in the amount of $1.680 million with a maturity date of October 31, 2013, which reflects the principal balance due on the February 3, 2010 note and the working capital adjustment. Interest on the Amended Martell Note is calculated through February 28, 2013 as the greater of 7.5% or 2% plus prime, increasing to 9.5% or 2% plus prime beginning on March 1, 2013 until maturity. Regular monthly installment payments of principal in the amount of $7,500 began on January 1, 2012, which amount increases to $12,500 monthly beginning on January 1, 2013 until payoff or maturity. Additionally, we are required to make the following special scheduled repayments the Amended Martell Note in the amounts set forth below:

•	November 30, 2011—$0.316 million (paid);

•	Not later than December 29, 2011—$0.120 (paid); and

•	No later than June 30, 2012—$0.250 million (paid).

In the event of default, Mr. Martell may increase the interest rate and accelerate the outstanding indebtedness. Additionally, Mr. Martell executed an amended and restated subordination agreement in favor of our senior lender, Wells Fargo, on November 30, 2011. In the subordination agreement, Mr. Martell acknowledges the continued subordination of the Amended Martell Note and security interest in the assets of the Company, subject to a first priority lien held by Wells Fargo. Specifically, Mr. Martell agreed that Wells Fargo may prohibit the Company from making the monthly payments on the Amended Martell Note, as stated above, if we are in default of our obligations to Wells Fargo, and further agreed that we are permitted to make the special scheduled repayments, as outlined above, only if our excess availability is greater than $0.500 million at the time each special repayment is due.

Additionally, on November 30, 2011, Mr. Martell executed an agreement for subordination of security interest and payment of debt in favor of the 3D Creditors, in which Mr. Martell agreed to subordinate his security interest in the Company’s assets located at its Massillon, Ohio, facility in favor of the security interest held by the 3D Creditors. The agreement also prohibits us from making any additional repayments, in excess of the scheduled monthly payments and special scheduled payments outlined above, on the Amended Martell Note prior to maturity.

DESCRIPTION OF CAPITAL STOCK

Our articles of incorporation authorize us to issue 30,000,000 shares of common stock, without par value, and 800,000 shares of preferred stock. As of December 18, 2012, we had 11,785,826 shares of common stock outstanding and no shares of preferred stock outstanding.

The following summary highlights the material provisions of our articles of incorporation, our by-laws, and the IBCL to our capital stock. This summary is not complete and is subject to, and qualified in its entirety by, our articles of incorporation and by-laws, which are exhibits to the registration statement of which this prospectus is a part.

Common Stock

Voting. Holders of our common stock possess exclusive voting power in matters determined by a vote of our shareholders, unless preferred stock is issued and voting rights are granted to the holders of the preferred stock. The holders of shares of common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Holders of common stock have no cumulative voting rights for election of directors.

Distributions upon Shares. Our Board has authority to authorize and direct the payment of dividends and the making of other distributions in respect of the issued and outstanding shares of common stock, subject to the rights of the holders of any series of preferred stock. We currently plan to retain earnings to promote growth and do not anticipate paying dividends in the foreseeable future. Our financing agreements also prohibit us from paying dividends on our common stock.

Rights upon Liquidation. If we are liquidated or dissolved, the holders of our common stock would be entitled to receive (after payment or provision for payment of all of our debts and liabilities) our remaining net assets available for distribution, in cash or in kind. If we issue preferred stock, the holders of the preferred stock may have priority over the holders of our common stock if we are liquidated or dissolved.

Other. Other than Tontine, the holders of our common stock have no pre-emptive rights to acquire additional shares of common stock, have no conversion or redemption rights, and are not subject to further assessments by us. Pursuant to the sale of our shares of common stock to Tontine in January 2007, we granted Tontine the right to participate in future equity offerings to allow Tontine to maintain its percentage ownership, on a fully diluted basis, of our common stock, immediately prior to such offering. This right was affirmed by Tontine and us pursuant to the New Securities Purchase Agreement we entered into with Tontine in November 2007. See “MD&A – Prior Financing and Capital Transactions Involving Selling Shareholders – January 2007 Private Equity Financing” and “– November 2007 Private Equity Financing.” All of the outstanding shares of our common stock are validly issued, fully paid, and non-assessable.

Preferred Stock

Our Board is authorized to issue any or all of the authorized but unissued shares of our preferred stock from time to time, without shareholder authorization, in one or more designated series. Any series so authorized will have such dividend, redemption, conversion, and exchange provisions as may be provided for the particular series. Any series of preferred stock may possess voting, dividend, liquidation, and redemption rights superior to those of the common stock. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. While providing desirable flexibility in connection with possible acquisitions and other corporate purposes, issuance of a new series of preferred stock could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, our outstanding voting stock and could make removal of our present Board more difficult. We currently do not plan to offer preferred stock to any of our directors, officers, or 5% shareholders, except on the same terms as the preferred stock is offered to all other existing shareholders or to new shareholders. We have no plans as of the date of this prospectus to issue shares of preferred stock. In addition, our financing agreements prohibit us from issuing any preferred stock.

Anti-Takeover Provisions

Certain provisions of our articles of incorporation and by-laws, as well as certain provisions of the IBCL, may have the effect of discouraging, delaying, or preventing a person from acquiring, or seeking to acquire, a substantial equity interest in, or control of, our Company.

Directors. Certain provisions of our articles of incorporation and by-laws will impede changes in control of our Board. These provisions include the following:

•	our directors can decide to classify the Board so that not all members of our Board would be elected at the same time, making it more difficult to gain control of our Board;

•	our Board may not remove a director without cause, also making it more difficult to gain control of our Board;

•	only our Board, and not our shareholders, may elect directors to fill vacancies in the Board, including vacancies created by expansion of the Board;

•	shareholders are not granted cumulative voting rights, which enhance the ability of minority shareholders to elect directors; and

•

shareholders must follow certain advance notice and information requirements to nominate individuals for election to our Board or to propose matters that may be acted upon at a shareholders’ meeting, which may discourage a potential acquirer from conducting a proxy contest to elect directors or otherwise attempting to influence or gain control of our Company.

Restrictions on Call of Special Meetings. Our articles of incorporation provide that a special meeting of shareholders may be called only by the Chairman of our Board or pursuant to a resolution adopted by a majority of the total number of our directors. Shareholders are not authorized to call a special meeting.

Authorization of Preferred Stock. Our Board is authorized, without shareholder approval, to issue preferred stock in series and to fix and state the voting rights and powers, designation, preferences, and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations, and restrictions thereof. Preferred stock may rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. Accordingly, the issuance of shares of preferred stock could decrease the voting power of holders of common stock or could have the effect of deterring or delaying an attempt to obtain control of our Company. Our financing agreements prohibit us from issuing any preferred stock.

Amendments to Articles and By-laws. Generally, amendments to our articles of incorporation must be approved by a majority vote of our Board and also by a majority of our outstanding voting shares. However, to amend certain provisions of the articles, including those pertaining to our directors and to certain business combination transactions, approval by at least 80% of the outstanding voting shares is required. Our articles also provide that only our Board has the authority to make, amend, or repeal our by-laws. Shareholders do not have this authority.

Restrictions on Certain Business Combinations. Our articles of incorporation impose approval and other requirements on certain business combination transactions between our Company and any shareholder beneficially owning 10% or more of the voting power of our outstanding capital stock. Types of business combination transactions subject to these requirements include mergers, consolidations, certain sales, leases or other transfers of our assets, certain issuances of our voting securities, plans of dissolution or liquidation proposed by the interested shareholder, and certain other transactions. Our articles prohibit any such transaction within five years following the date on which the shareholder obtained 10% ownership, unless the transaction meets the requirements of the Business Combinations Statute of the IBCL (if applicable), which is described below, and is approved by a majority of our directors who are not affiliated with the shareholder or by shareholders holding at least 80% of the voting power of our outstanding capital stock. After such five-year period, the transaction still must satisfy the requirements of the Business Combinations Statute (if applicable) as well as certain price and procedural requirements set forth in our articles.

Provisions of Indiana Law. The IBCL requires each of our directors to discharge his or her duties based on the facts then known to him or her, in good faith, with the care that an ordinary, prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the Company. No director is liable for any action taken as a director, or any failure to take any action, unless the director has breached or failed to perform the duties of the director’s office in compliance with the foregoing standard and the breach or failure to perform constitutes willful misconduct or recklessness. Our articles of incorporation contain provisions having similar effect.

In determining how to discharge their duties in a manner reasonably believed to be in the best interests of the Company, directors are authorized by the IBCL to consider the effects of any action on our shareholders, employees, suppliers, and customers and on the communities in which our offices or other facilities are located. The directors may also consider any other factors they consider pertinent. Our articles of incorporation contain provisions having similar effect. Under the IBCL, our directors are not required to approve a proposed business combination or other corporate action if they determine in good faith that such approval is not in the best interests of our Company. The Indiana Business Corporation Law explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be reasonable in relation to the threat posed.

Chapter 42, the Control Share Acquisitions Chapter, and Chapter 43, the Business Combinations Chapter, of the IBCL may affect the acquisition of shares of our common stock or the acquisition of control of our Company. Indiana companies may elect to opt out of the Control Share Acquisitions Chapter and the Business Combinations Chapter. Our articles of incorporation do not opt out of these statutes. Both statutes, however, apply only to certain corporations that have at least 100 shareholders. As of December 17, 2012, we had 61 shareholders of record. Consequently, as of December 17 2012, neither statute applied to us, although they may apply to us in the future.

The Business Combinations Chapter of the IBCL prohibits certain business combinations, including mergers, sales of assets, recapitalizations and reverse stock splits, between certain corporations and any shareholder beneficially owning 10% or more of the voting power of the outstanding voting shares of that corporation for a period of five years following the date on which the shareholder obtained 10% beneficial voting ownership, unless the business combination was approved prior to that date by the Board. If prior approval is not obtained, several price and procedural requirements must be met before the business combination may be completed. The Business Combinations Statute does not apply to business combinations between a corporation and any shareholder who obtains 10% beneficial voting ownership before such corporation has a class of voting shares registered with the SEC under Section 12 of the Securities Exchange Act, unless the corporation has elected to be subject to the Business Combination Statute. As of the date of this prospectus, we have not made such an election.

The Control Share Acquisitions Chapter of the IBCL contains provisions designed to protect minority shareholders if a person makes a tender offer for or otherwise acquires shares giving the acquirer more than certain levels of ownership (20%, 33  1/3% and 50%) of the outstanding voting securities of certain Indiana corporations. Under the Control Share Acquisitions Chapter, if an acquirer purchases such shares of a corporation that is subject to the Control Share Acquisitions Chapter, then the acquirer cannot vote such shares until each class or series of shares entitled to vote separately on the proposal approves the rights of the acquirer to vote the shares in excess of each level of ownership, by a majority of all votes entitled to be cast by that group (excluding shares held by our officers, by our employees who are directors of the Company, and by the acquirer).

Because of the foregoing provisions of Indiana law, our Board will have flexibility in responding to unsolicited takeover proposals, and accordingly it may be more difficult for an acquirer to gain control of our Company in a transaction not approved by our Board. As discussed above, our Board has adopted resolutions approving the future acquisition by Tontine and its affiliates of up to 50% of our common stock, on a fully diluted basis, so that Tontine and its affiliates are not subject to the anti-takeover provisions of the IBCL.

OTCQB

Our common stock is traded on the OTCQB under the symbol MIGL. While trading in our stock has occurred, an established public trading market has not yet developed. If an established trading market does not develop, you may not be able to sell your shares promptly, or perhaps at all, or sell your shares at a price equal to or above the price you paid for them.

Transfer Agent and Registrar

Broadridge Investor Communications, Inc. has been appointed as the transfer agent and registrar for our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

Market sales of shares of our common stock after this offering and from time to time, and the availability of shares for future sale, may reduce the market price of our common stock. Sales of substantial amounts of our common stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to obtain capital, especially through an offering of equity securities. After the effective date of the registration statement of which this prospectus is a part, all of the shares sold in this offering will be freely tradeable without restrictions or further registration under the Securities Act, unless the shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144, a person who is our affiliate and has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed 1 percent of the number of shares of our common stock then outstanding, or 11,785,826 shares as of December 17, 2012 preceding the filing of a notice on Form 144 with respect to the sale. Sales of restricted shares under Rule 144 are also subject to requirements regarding the manner of sale, notice, and the availability of current public information about us. Rule 144 also provides that affiliates who sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Under Rule 144(b)(1), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell those shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, so long as there is available current public information about us. If such non-affiliate has owned the shares for at least one year, he or she may sell the shares without complying with any of the restrictions of Rule 144, regardless of whether there is available current public information about us.

Form S-8 Registration Statements

In March 2007, we filed a registration statement on Form S-8 under the Securities Act to register the shares of our common stock issuable under our Employee Stock Purchase Plan. This registration statement became effective upon filing. Shares covered by this registration statement are eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates.

In June 2007, we filed registration statements on Form S-8 under the Securities Act to register the shares of our common stock issued and issuable under our 2005 Stock Option Plan and Restricted Stock Purchase Plan. These registration statements became effective upon filing. Shares covered by these registration statements are eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates.

As of September 30, 2012, options granted under our 2005 Stock Option Plan to purchase a total of 82,000 shares of common stock were outstanding. The options are exercisable at a price range of $0.35 to $10.25 per share, subject to certain anti-dilution adjustments, in 25% cumulative increments on and after the first four anniversaries of their grant date (September 30, 2005; August 3, 2006; January 19, 2007; November 19, 2007; November 30, 2007; May 15, 2008; June 17, 2008; August 11, 2008; August 13, 2008; November 12, 2008; February 10, 2009; June 18, 2010; and February 29, 2012). As of September 30, 2012, a total of 42,700 shares had been issued under our Restricted Stock Purchase Plan pursuant to accepted offers to purchase stock at nominal prices of $0.01 and $0.025 per share (of which, 32,700 shares have been forfeited or repurchased by the Company. As of that same date, 10,000 shares issued under that same plan were outstanding. As of September 30, 2012, a total of 0 shares had been issued under our Employee Stock Purchase Plan and 0 shares had been issued upon exercise of options under the 2005 Stock Option Plan. To date, none of the options granted to our existing management have been exercised. See “Management — Executive Compensation — Equity Incentive Plans” in this prospectus.

PLAN OF DISTRIBUTION

The selling shareholders (or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling shareholder as a gift, partnership distribution, or other non-sale-related transfer after the date of this prospectus, all of whom may be selling shareholders) may sell the shares, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated by one or more of the following methods, without limitation:

(a)	block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c)	in the over-the-counter market;

(d)	on any national securities exchange or quotation service on which our common stock may become listed or quoted;

(e)	otherwise than on such exchanges or services or in the over-the-counter market;

(f)	ordinary brokerage transactions and transactions in which the broker solicits purchases;

(g)	privately negotiated transactions;

(h)	through the distribution of the shares by any selling shareholder to its partners, members or shareholders;

(i)	one or more underwritten offerings on a firm commitment or best efforts basis; and

(j)	any combination of any of these methods of sale.

The selling shareholders may also transfer the shares by gift. We do not know of any arrangements by the selling shareholders for the sale of any of the shares and cannot assure you that the selling shareholders will sell all or any portion of the shares offered hereby.

The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers, or underwriters may act as principals or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the securities at a stipulated price per share. If the broker-dealer is unable to sell shares acting as agent for a selling shareholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions in the over-the-counter market or on any stock exchange or automated interdealer quotation system on which the shares are then listed or quoted, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or at prices otherwise negotiated. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholders may also sell the shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus.

From time to time, one or more of the selling shareholders may pledge, hypothecate, or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties, or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. As and when a selling shareholder takes such actions, the number of shares offered under this prospectus on behalf of such selling shareholder will decrease. The plan of distribution for that selling shareholder’s shares will otherwise remain unchanged.

To the extent required under the Securities Act, the aggregate amount of selling shareholders’ shares being offered and the terms of the offering, the names of any agents, brokers, dealers, or underwriters, and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers, or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from a selling shareholder and/or purchasers of selling shareholders’ shares for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling shareholders and any underwriters, brokers, dealers, or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions, or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions.

The selling shareholders and other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling shareholders and any other person. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

In order to comply with the securities laws of certain states, sales of shares offered hereby to the public in such states may only be made through broker-dealers who are registered or licensed in such states. Sales of shares offered hereby must also be made by the selling shareholders in compliance with other applicable state securities laws and regulations.

We have not undertaken to qualify this offering for offers to individual investors in any jurisdiction outside of the United States; therefore, individual investors outside the United States should not expect to be able to participate in this offering.

LEGAL MATTERS

Certain legal matters, including the validity of the shares of common stock offered in this prospectus, have been passed upon for us by our counsel, Ulmer & Berne LLP, 1660 West 2nd Street, Suite 1100, Cleveland, Ohio 44113-1448.

EXPERTS

The Company’s consolidated financial statements as of December 31, 2011 and 2010 and for the years then ended included in this prospectus and in the registration statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC, under the Securities Act, a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules to the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other documents are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and to the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 A.M. to 3:00 P.M. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements, and other information that are filed electronically with the SEC. The web site can be accessed at http://www.sec.gov.

We file current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, and other information with the SEC. Those reports and other information are available for inspection and copying at the Public Reference Room and internet site of the SEC referred to above. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

MISCOR GROUP, LTD. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

MISCOR Group, Ltd. and Subsidiaries

Massillon, Ohio

We have audited the accompanying consolidated balance sheets of MISCOR Group, Ltd. and Subsidiaries as of December 31, 2011 and 2010 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MISCOR Group, Ltd. and Subsidiaries at December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Kalamazoo, Michigan

March 1, 2012

MISCOR GROUP, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

ASSETS
	December 31,	December 31,
	2011	2010
		(Restated)
CURRENT ASSETS
Accounts receivable, net of allowance for doubtful accounts of $136 and $261, respectively	$5,664	$6,608
Inventories	6,173	5,930
Other current assets	673	669

Total current assets	12,510	13,207
PROPERTY AND EQUIPMENT, net	5,460	6,775

OTHER ASSETS
Customer relationships, net	6,150	6,537
Technical library, net	555	598
Deposits and other assets	109	59

Total other assets	6,814	7,194

Total assets	$24,784	$27,176

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Revolving credit line	$2,439	$3,263
Current portion of long-term debt	431	413
Current portion of long-term debt, officers and affiliates	1,053	4,105
Accounts payable	4,051	4,560
Accrued expenses and other current liabilities	1,786	1,991

Total current liabilities	9,760	14,332
LONG-TERM LIABILITIES
Long-term debt, less current portion	1,611	1,041
Long-term debt, officers and affiliates, less current portion	2,930	1,974

Total long-term liabilities	4,541	3,015

Total liabilities	14,301	17,347
Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, no par value; 800,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value; 30,000,000 shares authorized; 11,785,826 shares issued and outstanding	59,344	59,344
Accumulated deficit	(48,861)	(49,515)

Total stockholders’ equity	10,483	9,829

Total liabilities and stockholders’ equity	$24,784	$27,176

The accompanying notes are an integral part of these consolidated financial statements.

MISCOR GROUP, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

	Year ended December 31,
	2011	2010
		(Restated)
REVENUES
Service revenue	$30,651	$28,291
Product sales	15,236	12,491

Total Revenues	45,887	40,782

COST OF REVENUES
Cost of service revenue	24,884	23,847
Cost of product sales	11,559	9,988

Total Cost of Revenues	36,443	33,835

GROSS PROFIT	9,444	6,947
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	8,247	17,344

INCOME (LOSS) FROM OPERATIONS	1,197	(10,397)
OTHER (INCOME) EXPENSE
Interest expense	969	902
Other (income) expense	(426)	178

Total Other Expense	543	1,080

INCOME (LOSS) FROM CONTINUING OPERATIONS	654	(11,477)
LOSS FROM DISCONTINUED OPERATIONS	—	(412)

(See Note C, Discontinued Operations)
NET INCOME (LOSS)	$654	$(11,889)

BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE
From Continuing Operations	$0.06	$(0.98)
From Discontinued Operations	—	(0.03)

BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE	$0.06	$(1.01)

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	11,785,826	11,788,185

The accompanying notes are an integral part of these consolidated financial statements.

MISCOR GROUP, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Amounts in thousands, except share data)

	Shares	Common Stock	Accumulated Deficit	Total
Balances, December 31, 2009	11,801,326	$59,372	$(37,626)	$21,746
Stock based compensation, net of forfietures	(15,500)	(28)	—	(28)
Loss—2010	—	—	(11,889)	(11,889)

Balances, December 31, 2010	11,785,826	59,344	(49,515)	9,829
Income—2011	—	—	654	654

Balances, December 31, 2011	11,785,826	$59,344	$(48,861)	$10,483

The accompanying notes are an integral part of these consolidated financial statements.

MISCOR GROUP, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended December 31
	2011	2010
OPERATING ACTIVITIES
Net income (loss)	$654	$(11,889)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,024	1,881
Goodwill impairment	—	7,831
Write off of note related to sale of business	—	(379)
Bad debt provision	58	87
(Gain) loss on sale of equipment	(15)	25
Gain on disposal of discontinued operations	—	(314)
Stock-based compensation, net of forfietures	—	(28)
Amortization of debt issuance costs and debt discount	—	100
Unrealized gain on conversion option	—	(18)
Changes in operating assets and liabilities:
Accounts receivable	886	(893)
Inventories	(243)	1,512
Other current assets	(4)	111
Deposits and other non-current assets	(3)	596
Accounts payable	(509)	1,481
Accrued expenses and other current liabilities	(205)	244

Net cash provided by operating activities	2,643	347

INVESTING ACTIVITIES
Proceeds from disposal of discontinued operations	—	735
Acquisition of property and equipment	(279)	(134)
Proceeds from disposal of property and equipment	18	176

Net cash provided (utilized) by investing activities	(261)	777

FINANCING ACTIVITIES
Payments on capital lease obligations	(32)	(59)
Short-term debt borrowings, net	(824)	(3)
Borrowings of long-term debt	1,072	26
Repayments of long-term debt	(2,548)	(1,086)
Cash repurchase of restricted stock	—	(2)
Debt issuance costs paid	(50)	—

Net cash utilized by financing activities	(2,382)	(1,124)

CHANGE IN CASH	—	—
Cash, beginning of period	—	—

Cash, end of period	$—	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$953	$901

The accompanying notes are an integral part of these consolidated financial statements.

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2011

(Amounts in thousands, except share and per share data)

NOTE A—BUSINESS OVERVIEW

MISCOR Group, Ltd. (“MISCOR”), an Indiana Corporation, was organized in April 2004 as a holding company for Magnetech Industrial Services, Inc. (“MIS”) and its wholly owned subsidiary Martell Electric, LLC. In 2006, Martell Electric, LLC, became a wholly owned subsidiary of MISCOR. MISCOR, with its wholly-owned subsidiaries, is referred to as the “Company.”

MIS, an Indiana corporation, is an Industrial Services company which, through its seven operating facilities, provides maintenance and repair services to the electric motor industry, repairs and manufactures industrial lifting magnets, provides engineering and repair services for electrical power distribution systems within industrial plants and commercial facilities, provides on-site services related to all services offered by MIS, and provides custom and standardized training in the area of industrial maintenance.

Martell Electric, LLC, provided electrical contracting services to institutions and commercial businesses.

In December 2009, the Company announced its intention to divest its a) Construction and Engineering Services (“CES”) business which included Martel Electric and Ideal Consolidated, Inc., which the Company acquired in 2007; b) American Motive Power, Inc. (“AMP”) which the Company acquired in 2008; and c) HK Engine Components (“HKEC”), which the Company acquired in 2005, in order to concentrate on its core business of industrial services. Accordingly, each of these operations were reflected as discontinued operations in the accompanying financial statements.

In December 2009, the Company completed the sale of 100 percent of the outstanding shares of its AMP Canada subsidiary (See Note C, Discontinued Operations).

In February 2010, the Company completed the sale of 100 percent of the membership units of its Martell Electric subsidiary and 100 percent of the outstanding shares of its Ideal subsidiary to the Company’s Chairman and then-Chief Executive Officer and President, John A. Martell and his wife Bonnie M. Martell (See Note C, Discontinued Operations).

In March 2010, the Company completed the sale of 100 percent of the outstanding shares of its AMP subsidiary (See Note C, Discontinued Operations).

In December 2011, the Company decided to no longer pursue selling HKEC and reclassified HKEC from held-for-sale to held-and-used and from discontinued to continuing operations. HKEC engineers, repairs and remanufactures power assemblies for diesel powered engines, primarily used in the locomotive and marine engines.

The Company’s customers are primarily located throughout the United States of America. As of December 31, 2011, the Company operated from nine locations in Alabama, Indiana, Ohio, West Virginia, Maryland, and California.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of MISCOR and its wholly owned subsidiaries, MIS and HKEC. Additionally, the accounts for Martell Electric and Ideal are included through February 3, 2010, while the accounts for AMP are included through March 8, 2010, their respective sales date. All significant intercompany balances and transactions have been eliminated.

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2011

(Amounts in thousands, except share and per share data)

Reclassifications

Certain amounts from the prior year financial statements have been reclassified to conform to the current year presentation.

Cash equivalents

The Company considers all highly liquid investments with maturities of three months or less from the purchase date to be cash equivalents.

Concentration of credit risk

The Company maintains its cash and cash equivalents primarily in bank deposit accounts. The Federal Deposit Insurance Corporation insures these balances up to certain limits per bank. The Company has not experienced any losses on its bank deposits and management believes these deposits do not expose the Company to any significant credit risk.

Accounts receivable and allowance for doubtful accounts

The Company carries accounts receivable at sales value less an allowance for doubtful accounts. The Company periodically evaluates accounts receivable and establishes an allowance for doubtful accounts based on a combination of specific customer circumstances, credit conditions and the history of write-offs and collections. The Company evaluates items on an individual basis when determining accounts receivable write-offs. The Company’s policy is to not charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payment has not been received within agreed upon invoice terms.

The following is a summary of the allowance for doubtful accounts at December 31,

	2011	2010
Balance at beginning of year	$(261)	$(766)
Charges to expense	(28)	145
Deductions	153	360

Balance at end of year	$(136)	$(261)

Discontinued operations and assets and liabilities held-for-sale

When the Company has committed to a plan to divest a business, that businesses’ long-lived assets are valued at the lower of their carrying amount or estimated fair value less cost to sell. If the carrying amount exceeds its estimated fair value, an impairment loss is recognized. Fair values are estimated using accepted purchase agreements or expected selling price based on consultations with third parties. Depreciation and amortization expense is not recorded on assets of businesses to be divested once they are classified as held-for-sale.

Assets and liabilities and results of operations of businesses to be, or subsequently divested, are reclassified from their historical presentation to assets and liabilities of operations held-for-sale on the Consolidated Balance Sheets and to discontinued operations on the Consolidated Statements of Operations for all periods presented. The gains or losses associated with these divested or to be divested businesses are recorded within discontinued operations on the Consolidated Statements of Operations.

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2011

(Amounts in thousands, except share and per share data)

In the prior year, HKEC was “held-for-sale” and accordingly no depreciation was recorded on its long-lived assets. Based on the Company’s fourth quarter 2011 decision to not sell HKEC, the Company was required to record catch up depreciation in the fourth quarter of 2011 for periods prior thereto. Such amounts were for $183 for 2010 and $136 for the first three quarters of 2011 and are reflected as a reduction of gross profit.

Inventory

The Company values inventory at the lower of cost or market. Cost is determined by the first-in, first-out method. The Company periodically reviews its inventories and makes provisions as necessary for estimated obsolescence and slow-moving goods. The amount of such markdown is equal to the difference between cost of inventory and the estimated market value based upon assumptions about future demands, selling prices and market conditions.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives of the related assets using the straight-line method. Useful lives of property and equipment are as follows:

Buildings	30 years
Leasehold improvements	Shorter of lease term or useful life
Machinery and equipment	5 to 10 years
Vehicles	3 to 5 years
Office and computer equipment	3 to 10 years

The Company performs reviews for impairment of property and equipment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when estimated future cash flows expected to result from the use of the asset and their eventual dispositions are less than its carrying amount. When impairment is identified, the carrying amount of the asset is reduced to its estimated fair value. Assets to be disposed of are recorded at the lower of net book value or fair market value less cost to sell at the date management commits to a plan of disposal.

Debt issue costs

Costs incurred by the Company to secure senior debt financing are capitalized and amortized, as a charge to interest expense, over the term of the related financing agreement (See Note G, Senior Credit Facility).

As of December 31, 2011 and 2010, debt issuance costs were $47 and $0, net of accumulated amortization of $3 and $0, respectively.

Other intangible assets

Other intangible assets, consisting mainly of customer relationships and a technical library, were all determined to have a definite life and are amortized over the shorter of the estimated useful life or contractual life of the these assets, which range from 15 to 20 years. These intangible assets are being amortized under the straight-line method. Intangible assets with definite useful lives are periodically reviewed to determine if facts and circumstances indicate that the useful life is shorter than originally estimated or that the carrying amount of assets may not be recoverable. If such facts and circumstances do exist, the recoverability of intangible assets is assessed by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairments, if any, are based on the excess of the carrying amount over the fair value of those assets.

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2011

(Amounts in thousands, except share and per share data)

Revenue recognition

Revenue from continuing operations consists primarily of sales and service of industrial magnets, electric motors, electrical power distribution systems, and diesel power assemblies. Product sales revenue is recognized when products are shipped and both title and risk of loss transfer to the customer. Service revenue is recognized when all work is completed and the customer’s property is returned. For services to a customer’s property provided at the Company’s site, property is considered returned when the customer’s property is shipped back to the customer and risk of loss transfers to the customer. For service to a customer’s property provided at the customer’s site, property is considered returned upon completion of work. However, for service sales in which the contract price exceeds $75 and takes longer than 13 weeks to complete, the Company utilizes the percentage of completion methodology for revenue recognition.

The Company provides for an estimate of doubtful accounts, based on specific identification of customer accounts deemed to be uncollectible and historical experience.

Advertising costs

Advertising costs consist mainly of product advertisements and announcements published in trade publications, and are expensed when incurred. Advertising expense was $41 and $36 for the years ended December 31, 2011 and 2010, respectively.

Warranty costs

The Company warrants workmanship after the sale of its products and services, generally for a period of one year. An accrual for warranty costs is recorded based upon the historical level of warranty claims and management’s estimates of future costs.

Product warranty activity is as follows:

	December 31, 2011	December 31, 2010
Balance at beginning of period	$217	$244
Warranty claims paid	(64)	(79)
Warranty expense (recovery)	(69)	52

Balance at end of period	$84	$217

Income taxes

The Company accounts for income taxes using the asset and liabilities method. The Company classifies interest and penalties, if any, associated with its uncertain tax positions as a component of income tax expense. There were no interest or penalties recorded for the years ended December 31, 2011 and 2010 (See Note J, Income Taxes).

In recording deferred income tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those deferred income tax assets would be realizable. The Company considers the scheduled reversal of deferred income tax liabilities and projected future taxable income for this determination. The Company

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2011

(Amounts in thousands, except share and per share data)

established a full valuation allowance and reduced its net deferred tax asset, principally related to the Company’s net operating loss carryovers, to zero as of December 31, 2011 and 2010. The Company will continue to assess the valuation allowance against deferred income tax assets considering all available information obtained in future reporting periods. If the Company continues to achieves profitable operations in the future, it may reverse a portion of the valuation allowance in an amount at least sufficient to eliminate any tax provision in that period. The valuation allowance has no impact on the Company’s net operating loss (“NOL”) position for tax purposes, and if the Company generates taxable income in future periods prior to expiration of such NOLs, it will be able to use its NOLs to offset taxes due at that time.

The Company is subject to audits by various taxing authorities, and the audits may result in proposed assessments where the ultimate resolution results in the Company owing additional taxes. The Company is required to establish reserves when the Company believes there is uncertainty with respect to certain positions and the Company may not succeed in realizing the tax benefit. The Company believes that its tax return positions are appropriate and supportable under relevant tax law. The Company has evaluated its tax positions for items of uncertainty and has determined that its tax positions are highly certain. The Company believes the estimates and assumptions used to support its evaluation of tax benefit realization are reasonable. Accordingly, no adjustments have been made to the consolidated financial statements for the years ended December 31, 2011 and 2010.

Other income

Other Income increased $604 to $426 of income in 2011 from $178 of expense in 2010. The increase in other income is predominantly attributed to the recovery in various legal matters and a $100 non-refundable deposit which was recognized as income when a potential buyer of HKEC did not complete a transaction.

Stock based compensation

The cost of all share-based payments to employees, including grants of employee stock options, are recognized in the financial statements based upon their fair values at grant date, or the date of later modification, over the requisite service period.

Earnings per share

Basic earnings per common share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the year. Diluted earnings per common share is computed assuming the conversion of common stock equivalents, when dilutive.

For the year ended December 31, 2011, the Company’s common stock equivalents, consisting of warrants to purchase 308,197 shares of common stock and options to purchase 53,000 shares of common stock issued to employees under the 2005 Stock Option Plan were not included in computing diluted earnings per share because their effects were anti-dilutive.

For the year ended December 31, 2010, the Company’s common stock equivalents, consisting of warrants to purchase 308,197 shares of common stock and options to purchase 72,200 shares of common stock issued to employees under the 2005 Stock Option Plan were not included in computing diluted loss per share because their effects were anti-dilutive.

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2011

(Amounts in thousands, except share and per share data)

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates are required in accounting for inventory costing, asset valuations, costs to complete and depreciation. Actual results could differ from those estimates.

New accounting standards

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position, or cash flow.

NOTE C—DISCONTINUED OPERATIONS

Construction and Engineering Services Business

In December 2009, the Company announced its plan to sell its CES business, consisting of its Martell Electric and Ideal subsidiaries, in order to raise operating capital and focus on its core industrial services operations. On February 3, 2010, the Company completed the sale of 100 percent of the equity of Martell Electric and Ideal to the Company’s Chairman and former President and Chief Executive Officer, John A. Martell, and his wife, Bonnie M. Martell, for $3,500, consisting of $750 in cash and a $2,750 reduction in the amount owed under a previously issued $3,000 note held by Mr. Martell (the “Martell Note”). Under the sale agreement, the purchase price was subject to a working capital adjustment which the Company could satisfy either with cash or by increasing the outstanding principal amount of the Martell Note.

The sale agreement set forth a target working capital range of $2,900-$3,200 at closing. Immediately post-closing, the actual combined working capital for Martell Electric/Ideal was approximately $1,226. During the first half of 2010, the Company recorded working capital adjustments of $(1,654), choosing to satisfy the working capital adjustment by increasing the outstanding principal amount of the Martell Note. These adjustments brought the final sale price to $1,846, comprised of $527 for Ideal and $1,319 for Martell Electric, with the final sale proceeds consisting of a cash payment of $750 and a net reduction of $1,096 in amounts owed under the Martell Note. During the year ended December 31, 2010, the Company recognized a pretax gain on sale of $136 from the sale of its CES business, which was included in the Company’s Consolidated Statement of Operations within Loss from Discontinued Operations.

The following table provides revenue and pretax loss from the CES disposal group discontinued operations:

Year Ended December 31, 2010
Revenue from discontinued operations	$1,721
Pretax loss from discontinued operations, including gain on disposal	(171)
Pretax gain on disposal of discontinued operations	136

American Motive Power

In December 2009, the Company announced its plan to sell its domestic AMP subsidiary in order to focus on its core industrial services operations. On March 8, 2010, the Company completed the sale of 100 percent of the outstanding capital stock of AMP to LMC, an unrelated party, in exchange for the assumption of AMP liabilities.

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2011

(Amounts in thousands, except share and per share data)

The following table provides revenue and pretax loss from the AMP discontinued operations:

Year Ended December 31, 2010
Revenue from discontinued operations	$709
Pretax loss from discontinued operations, including gain on disposal	(241)
Pretax gain on disposal of discontinued operations	178

NOTE D—INVENTORY

Inventory consists of the following:

	December 31, 2011	December 31, 2010
Raw materials	$2,725	$2,931
Work-in-progress	2,144	1,619
Finished goods	1,304	1,380

	$6,173	$5,930

NOTE E—PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

	2011	2010
Land and Buildings	$1,800	$1,800
Leasehold Improvements	499	472
Machinery and Equipment	8,624	8,466
Construction in Progress	232	80
Vehicles	927	923
Office and Computer Equipment	2,395	2,494

	14,477	14,235
Less: Accumulated Depreciation	(9,017)	(7,460)

	$5,460	$6,775

Depreciation expense was $1,591 and $1,446 for years ended December 31, 2011 and 2010, respectively.

NOTE F—GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The Company had evaluated its goodwill for impairment during the fourth quarter of each year, and whenever events or changes in circumstances indicated that the carrying value may not be recoverable. Goodwill was assigned to reporting units within the Company based on the operating and economic characteristics and the management of the various operating segments. The amounts of goodwill assigned to the various reporting units within the Company were as follows:

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2011

(Amounts in thousands, except share and per share data)

Magnetech Industrial Services
Balances as of January 1, 2010	$7,831
Impairment Charge	(7,831)

Balances as of December 31, 2010	$—

For the goodwill testing completed during the fourth quarter of 2010 for its MIS reporting unit, the Company used a cost of capital of 25%, and determined that the calculated fair value was below carrying value in 2010. The fair value of the Company’s MIS reporting unit was estimated using a discounted cash flow model. Significant estimates and assumptions involving future cash flows, growth rates, and weighted average cost of capital were used in preparing the discounted cash flow model for the MIS reporting unit. Accordingly, an impairment charge of $7,831 was recorded for this reporting unit. The impairment charge is attributed to a decline in the market value of the respective businesses, caused by the unfavorable operating results and cash flows of the Company.

Other intangible assets

Other intangible assets consist of a technical library and customer relationships, and are reported net of accumulated amortization. The Company amortizes the cost of intangible assets over their expected useful lives which range from 15 to 20 years. The Company does not believe there is any significant residual value associated with intangible assets. Other intangible assets consist of the following:

		December 31, 2011			December 31, 2010
	Estimated Useful Lives (in Years)	Gross Carrying Amount	Accululated Amortization	Net	Gross Carrying Amount	Accululated Amortization	Net
Technical Library	2 0	$700	$(14 5)	$555	$700	$(102)	$59 8
Customer Relationships	15-20	7,722	(1,572)	6,150	7,722	(1,185)	6,537

Total		$8,442	$(1,717)	$6,705	$8,442	$(1,287)	$7,135

Amortization of intangible assets was $430 and $442 for the years ended December 31, 2011 and 2010, respectively.

The estimated future amortization expense related to intangible assets at December 31, 2011 is as follows:

Year Ending December 31 --
2012	$421
2013	421
2014	421
2015	421
2016	421
Thereafter	4,600

Total	$6,705

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2011

(Amounts in thousands, except share and per share data)

NOTE G—SENIOR CREDIT FACILITY

Senior credit facility with Wells Fargo

As of December 31, 2011, the Company had a $5,000 secured revolving credit agreement (“credit agreement”) with Wells Fargo Bank National Association (“Wells Fargo”) with interest due monthly at LIBOR plus 4.75% (effectively 5.31% at December 31, 2011), due July 31, 2013. At December 31, 2011 and 2010, approximately $2,439 and $3,263, respectively, was outstanding on the credit facility. The borrowings under the credit facility are limited by specified percentages of the Company’s eligible receivables as defined in the credit agreement. At December 31, 2011, approximately $2,133 of additional borrowings were available under the revolving credit agreement. The credit facility is secured by all assets of the Company.

The provisions of the credit agreement include a lock-box arrangement and certain provisions that could potentially be interpreted as a subjective acceleration clause. More specifically, Wells Fargo, in its reasonable credit judgment, can assess additional reserves to the borrowing base calculation or reduce the advance rate against accounts receivable to account for changes in the nature of the Company’s business that alters the underlying base borrowing calculation. The reserve requirements may result in an over-advance borrowing position that could require an accelerated repayment of the over-advance portion. The Company does not anticipate any changes in its business practices that would result in any material adjustments to the borrowing base calculation. However, management cannot be certain that additional reserves will not be assessed by Wells Fargo to the borrowing base calculation. As a result, the Company classifies borrowings under the revolving note as a short-term obligation.

As part of the financing and the related amendments, the Company paid debt issue costs which get amortized as interest expense over the remaining term of the financing. The Company paid $50 of such costs in 2011 related to 2011 amendments. Debt issue costs amortized to interest expense were $3 and $14 for the years ended December 31, 2011 and 2010, respectively. Net debt issue costs at December 31, 2011 and 2010 were $47 and $0, respectively. The Company also paid fees to Wells Fargo as part of the financing and the related amendments in the amount of $346 in prior years. These fees were recorded as a debt discount. The Company accreted this debt discount to interest expense over the term of the credit facility. Debt discount accreted to interest expense was $0 and $115 for the years ended December 31, 2011 and 2010, respectively. There is no net debt discount at December 31, 2011 and 2010.

Additionally, under a real estate loan with Wells Fargo, the Company has outstanding $0 at December 31, 2011 and $322 at December 31, 2010. Under the loan agreement, the Company was to make monthly installments of $21 per month plus interest. The Company paid interest expense of approximately $18 and $37 for the years ended December 31, 2011 and 2010, respectively. As of December 31, 2011, this loan has terminated.

Interest expense under the Wells Fargo credit agreement, excluding amortization of debt issue costs and accretion of debt discount, was $208 and $482 for the years ended December 31, 2011 and 2010, respectively.

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2011

(Amounts in thousands, except share and per share data)

Default and Waiver Agreements

On January 14, 2010, the Company and Wells Fargo executed a Sixth Amendment to the credit agreement (the “Sixth Amendment”). The Sixth Amendment amended the credit agreement in the following respects:

•	Consented to the planned sale of the CES business;

•	Revised the definition of “Borrowing Base”, resulting in lower available borrowings;

•	Required additional weekly principal payments of $10 on the real estate term note; and

•

Extended until January 27, 2011, and reduced to $1,000 the previously agreed upon requirement for the Company to raise $2,000 additional capital through subordinated debt, asset sales, or additional cash equity.

On February 14, 2010, the Company received a letter agreement from Wells Fargo which amended the credit agreement as follows:

•	Revised the terms of Wells Fargo’s consent to the sale of our CES business; and

•	Extended until February 19, 2011 the requirement for the Company to raise $1,000 additional capital through subordinated debt, asset sales, or additional cash equity.

On April 15, 2010, the Company and Wells Fargo executed a Seventh Amendment to the credit agreement (the “Seventh Amendment”). The Seventh Amendment amended the credit agreement in the following respects:

•	Waived the Company’s noncompliance with the minimum book net worth and maximum capital expenditures from working capital covenants for the year ended December 31, 2010;

•	Adjusted the minimum book net worth covenant to $21,500 as of December 31, 2010;

•	Adjusted the allowable capital expenditures for the year ended December 31, 2011 to a maximum of $500;

•	Incorporated a monthly minimum EBITDA covenant commencing in April, 2011; and

•	Eliminated the previously agreed upon requirement for the Company to raise $1,000 additional capital through subordinated debt, asset sales, or additional cash equity.

In connection with the Seventh Amendment, the Company agreed to pay Wells Fargo an accommodation fee equal to $75, $25 of which was payable on the date of the execution of the Seventh Amendment, with $25 due within 30 days and $25 due within 60 days.

On December 17, 2010, the Company and Wells Fargo entered into the Eighth Amendment to the credit agreement (“the Eight Amendment”). In the Eighth Amendment, Wells Fargo agreed to extend the senior credit agreement through June 30, 2011, pursuant to the following revised terms:

•	Amortization of the term loan remained at $21 per month through January 31, 2011, when it increased to $52 per month;

•	The term loan is to be paid in full upon the earlier of the sale of the Company’s HKEC business or upon maturity;

•	The real estate loan was to be paid in full by December 31, 2011, using revolver availability;

•

Accounts receivable between 91 – 120 days cease to be eligible collateral on the earlier of a sale of the Company’s HKEC business or May 31, 2011, having been subjected to a cap gradually decreasing from $275 in monthly increments of $50 through May 31, 2011;

•	The “percentage of ineligibility” test for accounts owed by an account debtor was to reduce from 35% of the total due from an account debtor to 25%, no later than January 31, 2011;

•	A stop loss covenant of ($400) measured monthly on a year-to-date basis commenced January 1, 2011; and

•	Capital expenditures during 2011 are limited to $200.

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2011

(Amounts in thousands, except share and per share data)

Wells Fargo was paid a $25 accommodation fee in connection with the Eighth Amendment.

On June 30, 2011, the Company and Wells Fargo entered into the Ninth Amendment to the credit agreement (“the Ninth Amendment”). In the Ninth Amendment, Wells Fargo agreed to extend our the credit agreement through August 31, 2011, pursuant to the following revised terms:

•	Reduced interest rate of LIBOR plus 4.75%;

•	An addition of up to $300 of eligible progress billing accounts; and

•	A reduced revolver availability of $5,000.

There was no accommodation fee paid to Wells Fargo in connection with the Ninth Amendment.

The Company and Wells Fargo extended the terms of the Ninth Amendment on several occasions until November 30, 2011.

On November 30, 2011, the Company and Wells Fargo entered into the Tenth Amendment to the credit agreement (“the Tenth Amendment”). The Company extended the existing revolver and executed a new machinery and equipment term loan (“M&E Loan”) to reflect its outstanding borrowings under the credit agreement. The M&E Loan bears interest at a rate per annum equal to the 90-day LIBOR plus 475 basis points through July 31, 2013 (5.31% at December 31, 2011). The Company is obligated to make equal monthly installments of $27, plus interest,, commencing on December 1, 2011. In the event that the net forced liquidation value of the machinery and equipment is appraised at less than one-hundred percent of the outstanding M&E Loan principal balance, the Wells Fargo may accelerate the repayment obligations over a twelve month period in the amount of such excess. In the Tenth Amendment, Wells Fargo agreed to extend the credit agreement through July 31, 2013, pursuant to the following revised covenants:

•	Maintenance of minimum net income of not less than $500 during the fiscal year ending on December 31, 2011;

•	Maintenance of a fixed charge coverage ratio of not less than 1.1 to 1.0 as of the end of each fiscal month for the 12 months then ending commencing with the fiscal month ending March 31, 2012;

•	No net loss during any fiscal year-to-date period in excess of $250; and

•	No capital expenditures of more than $600 during any fiscal year ending on or after December 31, 2012.

Wells Fargo was paid a $50 accommodation fee in connection with the Tenth Amendment.

As of December 31, 2011, the Company is not in violation of any covenants with Wells Fargo. As of December 31, 2011, the Company has $2,100 of availability on its revolving credit facility with Wells Fargo.

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2011

(Amounts in thousands, except share and per share data)

NOTE H—LONG-TERM DEBT

Long-term debt consists of the following:

	December 31, 2011	December 31, 2010
Note payable to Chairman, payable in monthly installments of $ 7.5 beginning January 1, 2012 (increasing to $12.5 on January 1, 2013 with outstanding balance payable at maturity date of October 31, 2013, with $ 250 of principal payable no later than June 30, 2012, plus interest at the greater of 7.5% or 2% plus the prime rate (3.25% at December 31, 2011) increasing to the greater of 9.5% or 2% plus prime beginning on March 1, 2013 until maturity, secured by a subordinated interest in substantially all assets owned by the Company	$1,236	$2,079

Note payable to former members of 3-D Service, Ltd. (BDeWees, Inc.), payable in monthly installments of $10 beginning January 1, 2012 (increasing to $ 15 on January 1, 2013), with outstanding principal balance payable at maturity date of August 1, 2013, with additional $250 principal payable no later than June 30, 2012, with interest at the index rate plus six percentage points, but not less then 10.5% per annum, through June 30, 2012, with interest at the index rate plus nine percentage points, but no less than 19%, beginning July 1, 2012 until maturity, secured by a subordinated interest in certain machinery and equipment of Magnetech Industrial Services , Inc.

	1,373	2,000

Note payable to former members of 3-D Service, Ltd. (Xgen III, Ltd.), payable in monthly installments of $10 beginning January 1, 2012 (increasing to $ 15 on January 1, 2013), with outstanding principal balance payable at maturity date of August 1, 2013, with additional $250 principal payable no later than June 30, 2012, with interest at the index rate plus six percentage points, but not less then 10.5% per annum, through June 30, 2012, with interest at the index rate plus nine percentage points, but no less than 19%, beginning July 1, 2012 until maturity, secured by a subordinated interest in certain machinery and equipment of Magnetech Industrial Services , Inc.

	1,373	2,000
Note payable to bank in monthly installments of $ 27 November 30, 2011, plus interest currently at Daily Three Month LIBOR (0.56% December 31, 2011) plus 4.75%, secured by inventory and substantially all machinery and equipment (see Note G, Senior Credit Facility)	972	—
Note payable to bank in monthly installments of $ 3 through November 16, 2014, plus interest at 8% secured by a security interest in certain equipment	94	123
Notes paid off in 2011	—	322
Capital lease obligations	977	1,009

	6,025	7,533
Less: current portion	1,484	4,518

	$4,541	$3,015

See Note L, Related Party Transactions.

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2011

(Amounts in thousands, except share and per share data)

Capital lease obligations

The Company leases certain equipment under agreements that are classified as capital leases. The following is a summary of assets under capital leases:

	December 31, 2011	December 31, 2010
Machinery and equipment	$746	$746
Vehicles and trailers	84	84
Computer equipment and software	240	240
Furniture and office equipment	91	91
Less accumulated depreciation	(541)	(397)

	$620	$764

Minimum future lease payments required under capital leases as of December 31, 2011 are:

Years Ending December 31,	Amount
2012	$178
2013	1,050

1,228
Less imputed interest	(251)

Present value of net minimum lease payments	$977

Maturities of long term debt

Aggregate maturities of long term debt, including capital leases, subsequent to December 31, 2011 are as follows:

Years Ending December 31,	Amount
2012	$1,484
2013	4,197
2014	344

$6,025

Following is a summary of interest expense for the years ended December 31, 2011 and 2010:

	Years ended December 31
	2011	2010
Interest expense on principal	$966	$773
Amortization of debt issue costs	3	14
Amortization of debt discount—revolving notes payable	—	115

	$969	$902

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2011

(Amounts in thousands, except share and per share data)

Warrants associated with debt

The Company has outstanding warrants to purchase common stock. These warrants were issued in connection with certain financing transactions initiated prior to 2006, are all currently exercisable and have standard anti-dilution features. A summary of the Company’s warranty activity in 2010 and 2011 follows:

	Number of Warrant Shares	Weighted-Average Exercise Price
Outstanding at January 1, 2010	310,254	$8.23
Granted	—	—
Exercised	—	—
Forfieted	(2,057)	0.01

Outstanding at December 31, 2010	308,197	$8.28
Granted	—	—
Exercised	—	—
Forfieted	—	—

Outstanding at December 31, 2011	308,197	$8.28

The following table summarizes information about the outstanding warrants as of December 31, 2011:

Exercise Price	Number of Warrant Shares	Weighted-Average Remaining Contractual Life (Years)
$ 0.25	8,079	1.42
$ 8.50	300,118	0.65

NOTE I—STOCK BASED COMPENSATION

2005 Stock Option Plan

In August 2005, the board of directors adopted the 2005 Stock Option Plan (the “Plan”). The Plan provides for the grant of up to 80,000 shares of Incentive Stock Options (“ISO”), within the meaning of Section 422 of the Internal Revenue Code, or non-statutory stock options (“NQSO”) to the Company’s executive employees who are materially responsible for the management and operation of its business, and to the Company’s directors. In February 2008, the board of directors adopted an amendment to the Plan to increase the number of shares available under the Plan to 200,000. These options, which expire in five years after grant date, are exercisable in 25% cumulative increments on and after the first four anniversaries of their grant date. The exercise price of the ISOs and NQSOs granted under the Plan must be at least equal to 100% of the fair market value of the common stock of the Company at the date of grant. Also, ISOs may be granted to persons owning more than 10% of the voting power of all classes of stock, at a price no lower than 110% of the fair market value of the common stock at the date of grant.

During 2010, options to acquire 66,000 shares of common stock were granted under the Plan. During 2011, no options were granted under the Plan. As of December 31, 2011, options to acquire a total of 189,000 options have been granted to participants, of which 136,000 have been forfeited or exercised, leaving 147,000 shares available for future option grants under the Plan.

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2011

(Amounts in thousands, except share and per share data)

The fair value of the options granted was estimated using the Black-Scholes valuation model. The Company has elected to use the simplified method of determining the expected term since it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term. The computation of expected volatility for stock-based awards is based on the historical volatility of comparable companies from a representative peer group selected based on industry and market capitalization data. The risk-free interest rates for the periods within the expected life of the option are based on the U.S. Treasury yield in effect at the date of the option grant. No dividend yield is assumed as the Company does not expect to pay dividends. The Company recorded compensation cost based on the grant date fair value of each option award. The total cost of each grant is recognized on a straight line basis over the four year period during which the employees are required to provide services in exchange for the award – the requisite service period.

The following table summarizes the weighted-average assumptions that were used to value the Company’s option grants along with the weighted-average fair value of options awards for 2010:

	2010
Expected Volatility	47.94%
Risk free interest rate	1.63%
Expected term	3.75	years
Vesting period	4	years
Contractual term	4	years
Weighted average fair value	$0.14

The Company recorded compensation expense related to stock options of $0 and $33 for the years ended December 31, 2011 and 2010, respectively.

The activity in the Company’s stock option plan for the years ended December 31, 2011 and 2010 is as follows:

2011
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at beginning of year	72,200	$2.19
Granted	—	$—
Exercised	—	$—		$—
Forfeited	(19,200)	$6.15

Outstanding at December 31, 2011	53,000	$0.76	3.31	$—

Vested and Exercisable at December 31, 2011	14,500	$1.30	2.36	$—

2010
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at beginning of year	38,000	$7.43
Granted	66,000	$0.38
Exercised	—	$—		$—
Forfeited	(31,800)	$1.15

Outstanding at December 31, 2010	72,200	$2.19	3.42	$—

Vested and Exercisable at December 31, 2010	13,900	$6.34	0.58	$—

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2011

(Amounts in thousands, except share and per share data)

2005 Restricted Stock Purchase Plan

In August 2005, the board adopted the 2005 Restricted Stock Purchase Plan. The plan provides for the grant of offers to purchase 100,000 shares of restricted stock to the Company’s directors, officers and key employees. As of December 31, 2011, 90,000 shares remain available to be issued. A participant may not transfer shares acquired under the plan except in the event of the sale or liquidation of the Company. If within three years after shares are acquired under the plan, a participant terminates employment for any reason other than death, disability, retirement or good reason, the Company is required to purchase the participant’s shares for the same price the participant paid. If the participant terminates employment after three years or as a result of death, disability or retirement or for good reason, the Company is required to purchase the shares for a price equal to their fair market value.

Activity in the Company’s restricted stock plan for the years ended December 31, 2011 and 2010 is as follows:

	2011		2010
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Non-vested at Beginning of Year	12,000	$1.33	9,000	$8.71
Granted	—	—	10,000	0.35
Vested	—	—	—	—
Forfeited	(2,000)	6.23	(7,000)	8.98

Non-vested at End of Year	10,000	$0.35	12,000	$1.33

The total fair value of restricted stock that vested during 2011 and 2010 was $0, respectively.

The issuance of restricted stock was intended to lock-up key employees for a three year period. Restricted stock was valued based on the closing price of the Company’s common stock on the date of the grant, and related expense amortized on a straight line basis over the three year term of the restriction period which ended in 2009.

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2011

(Amounts in thousands, except share and per share data)

NOTE J—INCOME TAXES

Deferred income taxes result primarily from net operating loss carry-forwards and temporary differences in the bases of certain assets and liabilities for financial and income tax reporting purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2011	2010
Deferred Tax Assets:
Tax Credit Carryforwards	$9,940	$14,629
Accounts Receivable	55	104
Inventory	431	288
Warranty Reserve	34	87
Accrued Expenses and Other	35	2

Total Gross Deferred Tax Assets	10,495	15,110
Valuation Allowance	(9,071)	(13,563)

	1,424	1,547
Deferred Tax Liabilities:
Property, Equipment, and Intangibles	(1,424)	(1,547)

Net Deferred Tax Assets	$—	$—

The significant elements contributing to the differences between the United States federal statutory tax rate and the Company’s effect tax rate are as follows:

	December 31,
	2011	2010
Statutory U.S. federal income tax rate	34.0%	34.0%
State taxes, net of federal benefit	5.6%	5.6%
Permanent differences	8.5%	-0.4%
Change in valuation allowance	-48.1%	-39.2%

Effective tax rate	0.0%	0.0%

The valuation allowance has been established due to the uncertainty of realizing the benefits of the deferred tax assets. The allowance decreased $4,492 and increased $987 during the years ended December 31, 2011 and 2010, respectively, due primarily to changes in the tax credit carry-forwards for 2010 and 2011. At December 31, 2011, tax credit carry-forwards of $18,461 were available to be applied against future taxable income that expire in various years from 2020 to 2030. A portion of the tax credit carry-forwards is subject to certain annual limitations imposed under Section 382 of the Internal Revenue Code of 1986. In addition, at December 31, 2011 unused capital loss carry-forwards of $6,080 were available to be applied against future capital gains that expire in 2015. In addition, at December 31, 2011 unused work opportunity tax credits of $124 were available to be applied against future income taxes that expire in future years from 2026 to 2029.

For the years ended December 31, 2011 and 2010, there was no current income tax expense.

The Company did not identify any uncertain tax positions taken or expected to be taken in a tax return which would require adjustment to the consolidated financial statements. The Company is subject to U.S. federal income tax as well as income tax in multiple state and local jurisdictions. Currently, no federal or state or local income tax returns are under examination. Tax years 2007 through 2010 remain open to examination by the major taxing jurisdictions to which the Company is subject.

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2011

(Amounts in thousands, except share and per share data)

NOTE K—OPERATING LEASE COMMITMENTS

The Company leases its South Bend, Indiana, Hammond, Indiana, and Boardman, Ohio facilities from companies controlled by its Chairman under agreements expiring between May 2012 and August 2015. Renewal options are available for each property. The Company leases the Hagerstown, Maryland facility from a partnership, one partner of which is an officer of HKEC, under an agreement expiring in July 2016. The Company leases the Massillon, Ohio facility from a partnership, one partner of which is a former officer of MIS, under an agreement expiring in November 2017. The Company leases its Merrillville, Indiana, Huntington, West Virginia, and Visalia, California facilities from unrelated parties under agreements expiring before November 2016. Total rent expense for all facility leases was approximately $1,226 and $1,276 for the years ended December 31, 2011 and 2010, respectively.

The Company also leases other manufacturing and office equipment and vehicles under operating leases with varying terms expiring through April 2017. Total rent expense under these leases was approximately $235 and $464 for years ended December 31, 2011 and 2010, respectively.

Future minimum lease payments required under the operating leases in effect as of December 31, 2011 are as follows, including $4,880 due to affiliates over the indicated years:

Years Ending December 31,
2012	$1,165
2013	1,095
2014	1,070
2015	993
2016	780
Thereafter	519

$5,622

NOTE L—RELATED PARTY TRANSACTIONS

Long term debt, officers

As required by the Tenth Amendment, the Company completed the renegotiation, refinance, and extension of its subordinated debt. The Company has three outstanding promissory notes, subordinate to Wells Fargo. The Company used the proceeds of the M&E Loan to make cash distributions to the subordinated debt holders by paying $317 in principal on each of three outstanding subordinated promissory notes on November 30, 2011.

Prior to this refinancing, The Company was indebted to each of BDeWees, Inc. and XGen III, Ltd. (the “3D Creditors”) for two secured promissory notes each with a principal balance of $2,000, both set to mature on November 30, 2011. The Company negotiated the extension of the 3D Creditor notes and executed two Amended and Restated Promissory Notes with a maturity date of August 1, 2013. Interest on the notes through June 30, 2012 is equal to the index rate plus six percentage points, but no less than 10.5% per annum. Beginning on July 1, 2012, the interest rate on each note increases to the index rate plus nine percentage points, but no less than 19% per annum. Regularly scheduled monthly payments in the amount of $10 per note, plus all unpaid accrued interest, are due beginning on January 1, 2012. Beginning on January 1, 2013, the monthly payments are set to increase to $15 per month, with a balloon payment of the full outstanding principal and accrued interest due on the notes’ maturity date of August 1, 2013.

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2011

(Amounts in thousands, except share and per share data)

In conjunction with these notes, the Company executed Loan Extension and Modification Agreements, which govern repayment of the notes, and outline the Company’s ongoing obligations to the 3-D Creditors and the scope of their security interest. Specifically, the Company is required to make the following special scheduled repayments of each of the 3D Creditor notes in the amounts set forth below:

•	November 30, 2011—$317 (paid from the proceeds of the M&E Loan);

•	December 29, 2011—$300 (paid from operating cash flow); and

•	No later than June 30, 2012—$250.

Additionally, the 3D Creditor Loan Extension and Modification Agreements cap the Company’s borrowing power with Wells Fargo to a maximum aggregate amount of $6,000, limit the Company’s ability to accelerate payment to other subordinated creditor, John A. Martell (“Martell”) without prior consent, and contain customary representations and warranties. Further, as required by Wells Fargo, the 3D Creditors executed an Amended and Restated Subordination Agreement in favor of Wells Fargo on November 30, 2011. In the subordination agreement, the 3D Creditors acknowledge the continued subordination of their notes and security interest in the assets of the Company, subject to a first priority lien held by Wells Fargo. Specifically, the 3D Creditors each agree that Wells Fargo may prohibit the Company from making the monthly payments on each note, as stated above, if the Company is in default of the obligations to Wells Fargo, and both further agree that the Company is permitted to make the special scheduled repayments, as outlined above, only if the Company’s excess availability is greater than $500 at the time each special repayment is due. The Company must obtain Wells Fargo’s approval prior to making any additional repayments, in excess of those outlined above, on either note.

The Company also renegotiated and extended its outstanding promissory note with Martell. Prior to this refinancing, the Company was indebted to the Company’s Chairman of the Board and former President and CEO, Martell, for a secured promissory note in the amount of $425, which arose out of the sale of Martell Electric, LLC and Ideal Consolidated, Inc. to Mr. Martell on February 3, 2010. Under the agreement governing the sale to Martell, the purchase price was subject to a working capital adjustment which the Company could satisfy either with cash or by increasing the outstanding principal amount of Martell’s promissory note. The Company had been engaged in negotiations with Martell for several months to settle the working capital adjustment, which culminated in the execution, on November 30, 2011, of a Mutual Release between the Company, Mr. Martell, and his wife, Bonnie M. Martell, in which the parties agreed to a working capital adjustment figure that was incorporated into the Martell note, and release any and all potential claims or actions between the parties. In conjunction with the Mutual Release, the Company executed an Amended Promissory Note payable to Martell in the amount of $1,683 with a maturity date of October 31, 2013, which reflects the principal balance due on the February 3, 2010 note and the working capital adjustment. Interest on the note is calculated through February 28, 2013 as the greater of 7.5% or 2% plus prime, increasing to the greater of 9.5% or 2% plus prime beginning on March 1, 2013 until maturity. The Company is required to make regular monthly installment payments of principal in the amount of $7.5 beginning on January 1, 2012, which amount increases to $12.5 monthly beginning on January 1, 2013 until payoff or maturity. Additionally, the Company is required to make the following special scheduled repayments of the Martell note in the amounts set forth below:

•	November 30, 2011—$317 (paid from the proceeds of the M&E Loan);

•	December 29, 2011—$120 (paid from operating cash flow); and

•	No later than June 30, 2012—$250.

In the event of default, Martell may increase the interest rate and accelerate the outstanding indebtedness. Additionally, as required by Wells Fargo, Martell executed an Amended and Restated Subordination Agreement in favor of Wells Fargo on November 30, 2011. In the subordination agreement, Martell acknowledges the continued subordination of his note and security interest in the assets of the Company, subject to a first priority lien held by Wells Fargo. Specifically, Martell agrees that Wells Fargo may

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2011

(Amounts in thousands, except share and per share data)

prohibit the Company from making the monthly payments on his note, as stated above, if the Company is in default of its obligations to Wells Fargo, and further agrees that the Company is permitted to make the special scheduled repayments, as outlined above, only if the Company’s excess availability is greater than $500 at the time each special repayment is due.

Additionally, on November 30, 2011, Martell executed an Agreement for Subordination of Security Interest and Payment of Debt in favor of the 3D Creditors, in which Martell agreed to subordinate his security interest in the Company’s assets in favor of the security interest held by the 3D Creditors. The agreement also prohibits making any additional repayments, in excess of the scheduled monthly payments and special scheduled payments outlined above, on the Martell note prior to maturity.

Affiliated Leases

The Company leases its South Bend, Indiana, Hammond, Indiana, and Boardman, Ohio facilities from its Chairman of the Board and stockholder. Total rent expense under these agreements was approximately $292 for the year ended December 31, 2011 and $285 for the year ended December 31, 2010. The lease for the Hammond, Indiana and Boardman, Ohio facilities, expire in May 2015 and August 2015, respectively.

The Company leases a facility in South Bend for its corporate offices from its Chairman of the Board and stockholder. This lease is set to expire in May 2012. As a result of our closure and relocation of the corporate office to Massillon, we no longer use this office space. Accordingly, for the year ended December 31, 2010, a charge of $172 was recorded to accrue these future lease commitments.

The Company leases a facility in Massillon, Ohio from a partnership, one partner of which is a former officer of MIS, under an agreement expiring in November 2017. Rent expense under the lease was approximately $566 for the year ended December 31, 2011 and $540 for the year ended December 31, 2010.

The Company leases a facility in Hagerstown, Maryland from a partnership of which J. Cullen Burdette, a Vice President of our subsidiary HKEC, is a partner. Rent Expense under the lease was approximately $162 for the year ended December 31, 2011 and $157 for the year ended December 31, 2010.

NOTE M—FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3—Inputs that are both significant to the fair value measurement and unobservable.

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2011

(Amounts in thousands, except share and per share data)

Assets measured at fair value

The Company’s non-financial assets, such as goodwill, intangible assets and property and equipment, are measured at fair value when an impairment charge is recorded. Such impairment charges incorporate fair value measurements based on Level 3 inputs. In connection with its annual assessment and review of goodwill in 2010, the Company identified and recorded impairment charges for the remaining amount of goodwill or $7,831. See additional discussion at Note F, Goodwill and Other Intangible Assets.

Cash, accounts receivable, accounts payable and accrued expenses

The carrying amounts of these items are a reasonable estimate of their fair values because of the current maturities of these instruments.

Debt

As of December 31, 2011 and 2010, rates currently available to the Company for long-term borrowings with similar terms and remaining maturities are used to estimate the fair value of existing borrowings at the present value of expected cash flows. As of December 31, 2011, the fair value of debt differed from the carrying amount due to unfavorable interest terms on the subordinated debt. At December 31, 2011 and 2010, the aggregate fair value of debt, with an aggregate carrying value of $7,487 and $9,786, respectively, is estimated at $7,356 and $9,884, respectively, based on the estimated future cash flows discounted at terms at which the Company estimates it could borrow such funds from unrelated parties.

NOTE N—RETIREMENT PLANS

In connection with its collective bargaining agreements with various unions, the Company does not participate with other companies in the unions’ multi-employer pension plans.

In 2002, the Company adopted two defined contribution profit-sharing plans covering substantially all of its full-time employees. The plans contain deferred-salary arrangements under Internal Revenue Code Section 401(k). One plan is for all employees not covered under collective bargaining agreements. Employer contributions may be made at the discretion of the board of directors. Under the second plan, which is for all employees covered by collective bargaining agreements, there is no provision for employer contributions. 3-D Services adopted a defined contribution profit-sharing plan covering substantially all of its full-time employees. The plan contains deferred-salary arrangements under Internal Revenue Code Section 401(k). Employer contributions may be made at the discretion of the board of directors. There were no employer contributions to the plans for the years ended December 31, 2011 and 2010, respectively.

NOTE O—CONCENTRATIONS OF CREDIT RISK

The Company grants credit, generally without collateral, to its customers, which are primarily in the steel, metal working, scrap, rail services and power industries. Consequently, the Company is subject to potential credit risk related to changes in economic conditions within those industries. However, management believes that its billing and collection policies are adequate to minimize the potential credit risk. At December 31, 2011 and 2010, approximately 36% and 25% of gross accounts receivable were due from entities in the steel, metal working and scrap industries, 25% and 14% of gross receivables were due from in the rail industry, and 10% and 15% of gross receivables were due from entities in the power industry. At December 31, 2011, one customer accounted for 10% of gross accounts receivable. At December 31, 2010, no customer accounted for 10% of gross accounts receivable. One customer accounted for 21% of sales for the year ended December 31, 2011 and one customer accounted for 19% of sales for the year ended December 31, 2010.

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2011

(Amounts in thousands, except share and per share data)

NOTE P—COMMITMENTS AND CONTINGENCIES

Collective bargaining agreements

At December 31, 2011 and 2010, approximately 14% and 11% of the Company’s employees were covered by multi-employer collective bargaining agreements. There are two collective bargaining agreements, one which expired during August 2011 (and has not been renewed), with the other being renewed during 2011, expiring in December 2014.

Potential lawsuits

The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company’s financial position or results of operations.

Employment agreements

On June 18, 2010, the Company entered into an employment agreement with its newly appointed President and CEO, Michael P. Moore. The agreement was for an initial one-year term, subject to earlier termination as provided in the agreement. At each year-end, the agreement will automatically renew for successive one-year periods unless either party, at least three months before the end of the initial term or any renewal term, requests termination or renegotiation of the agreement. The employment agreement provides for certain benefits to the executive if employment is terminated by the company for cause, by the executive with good reason, or due to death or disability. The benefits include continuation of the executive’s base salary for six months, any earned but unpaid profit-sharing or incentive bonus, stock option and Company-paid health insurance for six months.

NOTE Q—SEGMENT INFORMATION

In December 2010, the Company announced a restructuring plan to divest its subsidiaries in the Construction and Engineering Services and Rail Services segments in order to concentrate on its core competency of Industrial Services. Due to the favorable results from our ongoing profit improvement plan and restructuring activities, in December 2011, the Company assessed the classification of HKEC and found it to be in the Company’s best interest to forego selling HKEC at this time.

The accounting policies of the reporting segments are the same as those described in the summary of significant accounting policies in Note B. The Company evaluates the performance of its reporting segments based on net income or loss. Summarized financial information concerning the Company’s reportable segments as of and for the years ended December 31, 2011 and 2010 is shown in the following tables:

2011	Industrial Services	Construction & Engineering Services	Rail Services	Corporate	Intersegment Eliminations	Discontinued Operations	Year ended December 31, 2011 Consolidated
External revenue:
Service revenue	30,651	—	—	—	—	—	30,651
Product sales	3,198	—	12,038	—	—	—	15,236
Deprecation included in the cost of revenues	1,066	—	361	—	—	—	1,427
Gross profit	6,720	—	2,724	—	—	—	9,444
Other depreciation & amortization	474	—	3	120	—	—	597
Interest expense	579	—	9	381	—	—	969
Net income (loss)	(401)	—	1,264	(209)	—	—	654
Total assets	20,396	—	3,643	745	—	—	24,784
Capital expenditures	134	—	8	137	—	—	279

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2011

(Amounts in thousands, except share and per share data)

2010	Industrial Services	Construction & Engineering Services	Rail Services	Corporate	Intersegment Eliminations	Discontinued Operations	Year ended December 31, 2010 Consolidated
External revenue:
Service revenue	$28,291	$1,721	$709	$—	$—	$(2,430)	$28,291
Product sales	4,774	—	7,717	—	—	—	12,491
Intersegment revenue:
Service revenue	3	—	—	—	(3)	—	—
Deprecation included in the cost of revenues	1,242	8	—	—	—	(8)	1,242
Gross profit	5,718	35	1,104	(8)	—	98	6,947
Other depreciation & amortization	639	2	11	—	—	(13)	639
Goodwill impairment charges	7,831	—	—	—	—	—	7,831
Interest expense	292	—	10	600	—		902
Net loss	(9,574)	(797)	(395)	(711)	—	(412)	(11,889)
Total assets	22,654	—	3,493	1,029	—	—	27,176
Capital expenditures	134	—	—	—	—	—	134

NOTE R—SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING ACTIVITIES

	Years Ended
	December 31, 2011	December 31, 2010
Reduction of note payable in conjunction with sale of CES business	$—	$1,096

Reduction of note payable through offset of receivable from a related party	$379	$—

NOTE S—LIQUIDITY AND MANAGEMENT PLANS

During 2009, the Company incurred a net operating loss. In addition, during 2009, the Company was periodically not in compliance with financial and other covenants required under its existing senior debt agreement. Due to these factors, the Company’s board of directors approved a restructuring plan, which led to the public announcement on December 23, 2009, of the Company’s sale of its Montreal-based rail subsidiary and its intent to divest its remaining subsidiaries in the Rail Services and Construction and Engineering Services subsidiaries, to allow MISCOR to concentrate on industrial and utility services as the refocused vision for the Company. In February 2010, the Company announced the completion of the Construction Services divestiture and a plan to re-locate its corporate headquarters to Massillon, Ohio. The restructuring plan also included reductions in operating expenses through workforce downsizing and furloughs, short term idling of excess production capacity, suspension of pay increases and bonuses, and consolidations of certain operational and administrative functions, which have resulted in a significant reduction of the Company’s ongoing operating expenses. In December 2011, the Company decided against divesting the HKEC business. Due to the favorable results from the Company’s ongoing profit improvement plan and restructuring activities, the Company assessed the classification of HKEC and found it to be in the best interest to forgo selling HKEC at this time.

Through December 31, 2011, the Company has completed the divestiture of its CES businesses and two of the three operating units of its Rail Services business. As a result of these divestitures, the Company has experienced a reduction of the Company’s working capital requirements, and it has allowed management to focus on and devote appropriate resources to its Industrial Services businesses. The Company was able to meet the financial covenants required by the credit agreement for fiscal 2011. In November 2011, the Company successfully negotiated the Tenth Amendment to its credit agreement. As part of this agreement, certain bank covenants have been put into effect. In the event the Company is unable to attain the results expected based on the budget, the Company may have future debt covenant violations and the lender could claim a default and demand repayment. If the lender demands immediate repayment of the outstanding

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2011

(Amounts in thousands, except share and per share data)

borrowings under the credit agreement, the Company does not currently have means to repay or refinance the amounts that would be due. If demanded, and if the Company were unable to repay or refinance the amounts due under the credit agreement, the lender could exercise its remedies there under, including foreclosing on substantially all of the Company’s assets, which the Company pledged as collateral to secure obligations under the credit agreement.

Continuing into 2011, the Company’s management plan was to continue cost cutting efforts, by improving gross margins via strategic sourcing and improved efficiencies. As a byproduct of the Company’s ability to generate positive operating cash flows during 2011, the Company has been able to repair damaged relationships with many vendors, who were adverse to providing credit terms or even selling to the Company. Additionally, during the year, the Company successfully negotiated the tenth amendment to its credit facility with Wells Fargo, which includes the addition of a $1,000 term loan. As a requirement of the tenth amendment of the Wells Fargo credit agreement, the Company was able to successfully renegotiate terms with our subordinated debt holders. During the last part of 2010 and in the middle of 2011, the Company added salesmen in key strategic areas in order to grow revenues. The Company anticipates benefiting from these additions and will consider adding additional salesmen if warranted.

MISCOR GROUP, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
CURRENT ASSETS
Accounts receivable, net of allowance for doubtful accounts of $62 and $136, respectively	$7,122	$5,664
Inventories	5,932	6,173
Other current assets	675	673

Total current assets	13,729	12,510
PROPERTY AND EQUIPMENT, net	5,055	5,460
OTHER ASSETS
Customer relationships, net	5,861	6,150
Technical library, net	531	555
Deposits and other assets	85	109

Total other assets	6,477	6,814

Total assets	$25,261	$24,784

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Revolving credit line	$3,801	$2,439
Current portion of long-term debt	415	431
Current portion of long-term debt, officers and affiliates	1,707	1,053
Accounts payable	3,448	4,051
Accrued expenses and other current liabilities	1,229	1,786

Total current liabilities	10,600	9,760
LONG-TERM LIABILITIES
Long-term debt, less current portion	1,332	1,611
Long-term debt, officers and affiliates, less current portion	527	2,930

Total long-term liabilities	1,859	4,541

Total liabilities	12,459	14,301
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, no par value; 800,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value; 30,000,000 shares authorized; 11,785,826 shares issued and outstanding	59,344	59,344
Additional paid in capital
Accumulated deficit	(46,542)	(48,861)

Total stockholders’ equity	12,802	10,483

Total liabilities and stockholders’ equity	$25,261	$24,784

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MISCOR GROUP, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except share and per share data)

	Three months ended		Nine months ended
	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
		(Restated)		(Restated)
REVENUES
Service revenue	$6,512	$7,275	$21,139	$22,720
Product sales	5,310	4,036	16,423	11,746

Total revenues	11,822	11,311	37,562	34,466

COST OF REVENUES
Cost of service revenue	5,499	5,692	18,218	18,327
Cost of product sales	3,145	3,147	9,828	8,667

Total cost of revenues	8,644	8,839	28,046	26,994

GROSS PROFIT	3,178	2,472	9,516	7,472
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,238	2,042	6,629	5,913

INCOME FROM OPERATIONS	940	430	2,887	1,559
OTHER (INCOME) EXPENSE
Interest expense	189	228	556	738
Other expense (income)	1	(149)	12	(252)

Total other expense	190	79	568	486

NET INCOME	$750	$351	$2,319	$1,073

BASIC INCOME PER SHARE	$0.06	$0.03	$0.20	$0.09

BASIC WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	11,785,826	11,785,826	11,785,826	11,785,826

DILUTED INCOME PER COMMON SHARE	$0.06	$0.03	$0.19	$0.09

DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	12,025,964	11,785,826	12,094,244	11,785,826

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MISCOR GROUP, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands, except share and per share data)

	Nine months ended
	September 30, 2012	October 2, 2011
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net income	$2,319	$1,073
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,228	1,231
Bad debt provision	(58)	(71)
Recovery on sale of equipment	13	—
Changes in operating assets and liabilities:
Accounts receivable	(1,400)	908
Inventories	241	(402)
Other current assets	(2)	(73)
Deposits and other non-current assets	24	—
Accounts payable	(603)	(1,394)
Accrued expenses and other current liabilities	(557)	(613)

Net cash provided by operating activities	1,205	659
INVESTING ACTIVITIES
Acquisition of property and equipment	(538)	(191)
Proceeds from disposal of property and equipment	15	—

Net cash utilized by investing activities	(523)	(191)
FINANCING ACTIVITIES
Short-term debt borrowings, net	1,362	(141)
Borrowings of long-term debt	—	31
Repayments of long-term debt	(2,044)	(358)

Net cash utilized by financing activities	(682)	(468)

DECREASE IN CASH	—	—
Cash, beginning of period	—	—

Cash, end of period	$—	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$529	$738

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MISCOR GROUP, LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

NOTE A—BASIS OF PRESENTATION

The unaudited interim condensed consolidated financial statements of MISCOR Group, Ltd. (the “Company”) as of and for the three- and nine-months ended September 30, 2012 and October 2, 2011, have been prepared in accordance with generally accepted accounting principles for interim information and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not contain all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, in the opinion of the Company’s management, all adjustments, consisting of normal, recurring adjustments, considered necessary for a fair statement have been included. The results for the three- and nine-months ended September 30, 2012 are not necessarily indicative of the results to be expected for the year ending December 31, 2012. Refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for the most recent disclosure of the Company’s accounting policies.

In December 2011, the Company decided to no longer pursue selling HK Engine Components, LLC (“HKEC”) and reclassified HKEC from held-for-sale to held-and-used and from discontinued to continuing operations. HKEC engineers, repairs and remanufactures power assemblies for diesel powered engines, primarily used in locomotive and marine engines. Any depreciation related to HKEC for 2010 and 2011 was not recorded until December 2011. Accordingly, for the three - and nine-months ended October 2, 2011, there is no depreciation included in the results of operations for HKEC. Had HKEC been included as held-and-used, there would have been depreciation expense of $46 and $138 for the three- and nine-months ended October 2, 2011. Additionally, the presentation of operations for the period ended October 2, 2011, has been restated to include HKEC in continuing operations.

NOTE B—RECENT ACCOUNTING PRONOUNCEMENTS

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flows.

NOTE C—INVENTORY

Inventory consists of the following:

	September 30, 2012	December 31, 2011
Raw materials	$2,307	$2,725
Work-in-progress	1,877	2,144
Finished goods	1,748	1,304

	$5,932	$6,173

NOTE D—OTHER INTANGIBLE ASSETS

Intangible assets consist of the following:

		September 30, 2012			December 31, 2011
	Estimated Useful Lives (in Years)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Technical Library	20	$700	$(169)	$531	$700	$(145)	$555
Customer Relationships	15-20	7,722	(1,861)	5,861	7,722	(1,572)	6,150

Total		$8,422	$(2,030)	$6,392	$8,422	$(1,717)	$6,705

The estimated future amortization expense related to intangible assets for the periods subsequent to September 30, 2012 on a calendar year basis is as follows:

Year Ending December 31 --
2012	$108
2013	421
2014	421
2015	421
2016	421
Thereafter	4,600

Total	$6,392

NOTE E—SENIOR CREDIT FACILITY

As of September 30, 2012, the Company had a $5,000 secured revolving credit agreement (“credit agreement”) with Wells Fargo Bank National Association (“Wells Fargo”) with interest due monthly at the 90-day LIBOR plus 4.75% (effectively 5.11% at September 30, 2012), and a maturity date of July 31, 2013. At September 30, 2012 and December 31, 2011, approximately $3,801 and $2,439, respectively, was outstanding under the credit agreement. The borrowings under the credit agreement are limited by specified percentages of the Company’s eligible receivables as defined in the credit agreement. At September 30, 2012, approximately $864 of additional borrowings were available under the revolving credit agreement. The borrowings under the credit agreement are secured by all assets of the Company.

There are certain provisions of the credit agreement that could potentially be interpreted as a subjective acceleration clause. Specifically, Wells Fargo, in its reasonable credit judgment, can assess additional reserves to the borrowing base calculation or reduce the advance rate against accounts receivable to account for changes in the nature of the Company’s business that alter the underlying value of the collateral. The reserve requirements could result in an over-advance borrowing position that could require an accelerated repayment of the over-advance portion. The Company does not anticipate any changes in its business practices that would result in any material adjustments to the borrowing base calculation. However, management cannot be certain that additional reserves will not be assessed by Wells Fargo to the borrowing base calculation. As a result, the Company classifies borrowings under the revolving note as a short-term obligation.

As part of the financing and the related amendments, the Company paid debt issue costs which are amortized into interest expense over the remaining term of the financing. The Company paid $50 of such costs in 2011 related to amendments entered into in 2011. Debt issue costs amortized to interest expense were $8 and $24 for the three- and nine-months ended September 30, 2012. Net debt issue costs at September 30, 2012 were $24.

The Company also has a machinery and equipment loan (the “M&E Loan”) with Wells Fargo. Under the M&E Loan, the Company had outstanding borrowings of $722 at September 30, 2012 and $972 at December 31, 2011. The M&E Loan bears interest at a rate per annum equal to the 90-day LIBOR plus 4.75% through October 21, 2013 (5.11% at September 30, 2012). The Company is obligated to make equal monthly installments of $27, plus interest, commencing on December 1, 2011. Interest expense under this loan was $10 and $36 for the three- and nine-months ended September 30, 2012. In the event that the net forced liquidation value of the machinery and equipment is appraised at less than one-hundred percent of the outstanding M&E Loan principal balance, Wells Fargo may accelerate the repayment obligations over a twelve month period in the amount of such excess.

The credit agreement is due July 31, 2013, and includes the following covenants:

•	Maintenance of minimum net income of not less than $500 during the fiscal year ending on December 31, 2011;

•	Maintenance of a fixed charge coverage ratio of not less than 1.1 to 1.0 as of the end of each fiscal month for the 12 months then ending commencing with the fiscal month ending March 31, 2012;

•	No net loss during any fiscal year-to-date period in excess of $250; and

•	No capital expenditures of more than $600 during any fiscal year ending on or after December 31, 2012.

Interest expense under the Wells Fargo credit agreement, including the M&E Loan and excluding amortization of debt issue costs, was $50 and $146 for the three- and nine-months ended September 30, 2012, and $40 and $176 for the three- and nine-months ended October 2, 2011, respectively.

As of September 30, 2012 and December 31, 2011, the Company was not in violation of any covenants with Wells Fargo.

NOTE F—RELATED PARTY TRANSACTIONS

Long-term debt, officers

The Company has three outstanding promissory notes, which are subordinate to Wells Fargo (each a “subordinated note”). The holders of the three subordinated notes are: BDeWees, Inc., XGen III, Ltd. (collectively, BDeWees, Inc. and XGen III, Ltd. being referred to as the “3D Creditors”) and John A. Martell (“Mr. Martell”), the Company’s Chairman of the Board and former President and Chief Executive Officer (BDeWees, Inc., XGen III, Ltd. and Mr. Martell are each a “subordinated debt holder”). The Company used the proceeds of the M&E Loan to make cash distributions to the subordinated debt holders by paying $317 in principal on each of three outstanding subordinated promissory notes on November 30, 2011.

The subordinated promissory notes with the 3D Creditors have an aggregate principal balance of $1,566 and mature on August 1, 2013. Interest on the notes through June 30, 2012 is equal to the index rate plus six percentage points, but no less than 10.5% per annum. Beginning on July 1, 2012, the interest rate on each note increases to the index rate plus nine percentage points, but no less than 19% per annum. Regularly scheduled monthly payments in the amount of $10 per note, plus all unpaid accrued interest, began being paid on January 1, 2012. Beginning on January 1, 2013, the monthly payments are set to increase to $15 per month, with a balloon payment of the full outstanding principal and accrued interest due on the notes’ maturity date of August 1, 2013. On April 23, 2012, the Company made the last of three special scheduled payments, which were required as follows:

•	November 30, 2011—$317 (paid from the proceeds of the M&E Loan);

•	December 29, 2011—$300 (paid from operating cash flow); and

•	No later than June 30, 2012—$250 (paid from operating cash flow).

The agreement with the 3D Creditors cap the Company’s borrowing power with Wells Fargo to a maximum aggregate amount of $6,000, limit the Company’s ability to accelerate payment to Mr. Martell without prior consent, and contain customary representations and warranties. Further, as required by Wells Fargo, the 3D Creditors notes are subordinate to our indebtedness with Wells Fargo. Specifically, the 3D Creditors each agree that Wells Fargo may prohibit the Company from making the monthly payments on each note, as stated above, if the Company is in default of the obligations to Wells Fargo. The Company must obtain Wells Fargo’s approval prior to making any additional repayments, in excess of those outlined above, on either note.

As stated above, the Company also has a subordinated promissory note with Mr. Martell (the “Martell subordinated note”). The aggregate principal balance of the subordinated promissory note with Mr. Martell is $668, and arose out of the sale of Martell Electric, LLC (“Martell Electric”) and Ideal Consolidated, Inc. (“Ideal”) to Mr. Martell on February 3, 2010 and the subsequent negotiation of a working capital adjustment to the purchase price in such sale. The Martell subordinated note matures on October 31, 2013. Interest on the note is calculated through February 28, 2013 as the greater of 7.5% or 2% plus prime, increasing to the greater of 9.5% or 2% plus prime beginning on March 1, 2013 until maturity. Regular monthly installment payments of principal, in the amount of $7.5, began being paid on January 1, 2012, which amount increases to $12.5 monthly beginning on January 1, 2013 until payoff or maturity. On April 23, 2012, the Company made the last of three special scheduled payments, which were required as follows:

•	November 30, 2011—$317 (paid from the proceeds of the M&E Loan);

•	December 29, 2011—$120 (paid from operating cash flow); and

•	No later than June 30, 2012—$250 (paid from operating cash flow).

In the event of default, Mr. Martell may increase the interest rate and accelerate the outstanding indebtedness. Additionally, as required by Wells Fargo, the Martell subordinated note is subordinate to the Company’s indebtedness with Wells Fargo. Specifically, Mr. Martell agrees that Wells Fargo may prohibit the Company from making the monthly payments on his note, as stated above, if the Company is in default of its obligations to Wells Fargo. Additionally, on November 30, 2011, Mr. Martell executed an Agreement for Subordination of Security Interest and Payment of Debt in favor of the 3D Creditors, in which Mr. Martell agreed to subordinate his security interest in the Company’s assets in favor of the security interest held by the 3D Creditors. The agreement also prohibits making any additional repayments, in excess of the scheduled monthly payments and special scheduled payments outlined above, on the Martell subordinated note prior to maturity.

Interest on these three notes was $91 and $264 for the three- and nine-months ended September 30, 2012 and $120 and $360 for the three- and nine-months ended October 2, 2011.

Leases

The Company leases its Hammond, Indiana; and Boardman, Ohio facilities from Mr. Martell. Total rent expense under these agreements was approximately $42 and $122 for the three and nine month periods ended September 30, 2012 and October 2, 2011, respectively. The leases for the Hammond, Indiana and the Boardman, Ohio facilities expire in May 2015 and August 2015, respectively.

The Company leased a facility in South Bend from Mr. Martell. This lease expired in July 2012. As a result of closure and relocation of the corporate office to Massillon in June 2010, the Company no longer used this office space. As of September 30, 2012 and December 31, 2011, $0 and $51, respectively, was included in accrued expenses and other current liabilities on the Company’s Condensed Consolidated Balance Sheets for the expired lease.

The Company leases its Hagerstown, Maryland facility from a partnership of which an officer of the Company’s subsidiary, HK Engine Components, LLC, is a partner. Rent expense under this agreement was $40 and $120 for the three- and nine-months ended September 30, 2012 and October 2, 2011, respectively.

The Company leases a facility in Massillon, Ohio from a partnership, one partner of which is a former officer of Magnetech Industrial Services, Inc., under an agreement expiring in November 2017. Rent expense under the lease was $141 and $424 for the three- and nine-month periods ended September 30, 2012 and $135 and $405 for the three- and nine-month periods ended October 2, 2011.

NOTE G—DEBT

Long-term debt

Long-term debt consists of the following:

September 30, 2012	December 31, 2011

Subordinated note payable to former member of 3D Service, Ltd. (BDeWees, Inc.), payable in monthly installments of $10 beginning January 1, 2012 (increasing to $15 on January 1, 2013), maturing August 1, 2013, with additional $250 principal payable no later than June 30, 2012, with interest at the index rate plus six percentage points, but not less Then 10.5% per annum, through June 30, 2012, with interest at the index rate plus nine percentage points, but no less than 19% beginning July 1, 2012, until maturity, secured by a subordinated interest in certain machinery and equipment of Magnetech Industrial Services, Inc.

$783	$1,373

Subordinated note payable to former member of 3D Service, Ltd. (Xgen III, Ltd.), payable in monthly installments of $10 beginning January 1, 2012 (increasing to $15 on January 1, 2013), maturing August 1, 2013, with additional $250 principal payable no later than June 30, 2012, with interest at the index rate plus six percentage points, but not less than 10.5% per annum, through June 30, 2012, with interest at the index rate plus nine percentage points, but no less than 19% beginning July 1, 2012, until maturity, secured by a subordinated interest in certain machinery and equipment of Magnetech Industrial Services, Inc.

783	1,373

Note payable to bank in monthly installments of $27 beginning November 30, 2011, plus interest currently at Daily Three Month LIBOR (0.36% at September 30, 2012 plus 4.75% secured by inventory and substantially all machinery and equipment, maturing July 31, 2013 (see Note E Senior Credit Facility)	722	972
Subordinated note payable to Mr. Martell, payable in monthly installments of $7.5 beginning January 1, 2012 (increasing to $12.5 on January 1, 2013, maturing October 31, 2013, with $250 of principal payable no later than June 30, 2012, plus interest at the greater of 7.5% or 2% plus the prime rate (3.25% at July 1, 2012) increasing to 9.5% or 2% plus prime beginning on March 1, 2013, until maturity, secured by a subordinated interest in Substantially all assets owned by the Company	668	1,236
Note payable to bank in monthly installments of $3 through November 16, 2014, plus interest at 8% secured by a security interest in certain equipment	71	94
Capital lease obligations	954	977

	3,981	6,025
Less current portion	2,122	1,484

	$1,859	$4,541

Aggregate maturities of long-term debt for the periods subsequent to September 30, 2012, on a calendar year basis are as follows:

Years Ending December 31,	Amount
2012	$274
2013	3,687
2014	20

$3,981

The Company intends to pay off these notes through operating cash flows.

Following is a summary of interest expense for the three- and nine-months ended September 30, 2012 and October 2, 2011:

	Three Months Ended		Nine Months Ended
	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011
Interest expense on principal	$181	$228	$532	$738
Amortization of debt issue costs	8	—	24	—

	$189	$228	$556	$738

NOTE H—INCOME PER SHARE

The following table details the computation of basic and diluted earnings per common share for the periods presented:

	Three months ended		Nine months ended
	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011
Net income	$750	$351	$2,319	$1,073
Weighted-average common shares outstanding (basic)	11,785,826	11,785,826	11,785,826	11,785,826
Effect of dilutive securities from equity awards	240,138	—	308,418	—

Weighted-average common shares outstanding (diluted)	12,025,964	11,785,826	12,094,244	11,785,826
Basic earnings per common share	$0.06	$0.03	$0.20	$0.09

Dilutive earnings per common share	$0.06	$0.03	$0.19	$0.09

The weighted-average common shares outstanding (diluted) computation is not impacted during any period where the exercise price of a stock option or warrant is greater than the average market price. There were 8,079 and 308,197 warrants to purchase shares of common stock for the three- and nine-months ended September 30, 2012 and October 2, 2011, respectively. There were 81,000 options to purchase shares of common stock to employees under the 2005 Stock Option Plan, for the three and nine months ended September 30, 2012. As of September 30, 2012, 81,000 of the total 82,000 options to purchase shares under the 2005 Stock Option plan are dilutive. There were 52,600 options to purchase shares of common stock to employees under the 2005 Stock Option Plan, for the three- and nine-months ended October 2, 2011. For the three- and nine-months ended October 2, 2011, the options and warrants were not included in computing diluted income per share because they would have been anti-dilutive.

NOTE I—CONCENTRATIONS OF CREDIT RISK

The Company grants credit, generally without collateral, to its customers, which are primarily in the steel, metal working, scrap and rail industries. Consequently, the Company is subject to potential credit risk related to changes in economic conditions within those industries. However, management believes that its billing and collection policies are adequate to minimize the potential credit risk. At September 30, 2012 and December 31, 2011, approximately 35% and 27%, respectively, of gross receivables were due from entities in the rail industry, and approximately 26% and 36%, respectively, of gross accounts receivable were due from entities in the steel, metal working and scrap industries. Three customers, doing business with the Company’s Industrial Services and Rail Services segments, accounted for approximately 37% and 23% of gross receivables at September 30, 2012 and October 2, 2011, respectively. For the nine months ended September 30, 2012, these three customers accounted for 20%, 16% and 5% of the total consolidated revenue, respectively. The loss of any of these customers would have a material adverse effect on the Company.

NOTE J—COMMITMENTS AND CONTINGENCIES

Collective bargaining agreements

At September 30, 2012 and December 31, 2011, approximately 14% of the Company’s employees were covered by collective bargaining agreements.

Warranty reserves

The Company warrants workmanship after the sale of its products and services, generally for a period of one year. An accrual for warranty costs is recorded based upon the historical level of warranty claims and management’s estimates of future costs.

Product warranty activity for the three- and nine-months ended September 30, 2012 and October 2, 2011 is as follows:

	Three Months Ended		Nine Months Ended
	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011
Balance at beginning of period	$116	$220	$84	$217
Warranty claims paid	(9)	(45)	(35)	(56)
Warranty expense (recovery)	22	25	80	39

Balance at end of period	$129	$200	$129	$200

Employment Agreement

On June 18, 2010, the Company entered into an employment agreement with its President and CEO, Michael P. Moore. The agreement was for an initial one-year term, subject to earlier termination as provided in the agreement. At each year-end, the agreement will automatically renew for successive one-year periods unless either party, at least three months before the end of the initial term or any renewal term, requests termination or renegotiation of the agreement. The employment agreement provides for certain benefits to the executive if employment is terminated by the Company without cause, by the executive with good reason, or due to death or disability. The benefits include continuation of the executive’s base salary for six months, any earned but unpaid profit-sharing or incentive bonus, stock option and company-paid health insurance for six months.

NOTE K—FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses

The carrying amounts of these items are a reasonable estimate of their fair values because of the current maturities of these instruments.

Debt

As of September 30, 2012 and December 31, 2011, rates currently available to the Company for long term borrowings with similar terms and remaining maturities are used to estimate the fair value of existing borrowings at the present value of expected cash flows. As of September 30, 2012 and December 31, 2011, the fair value of debt differed from the carrying amount due to interest terms on the notes with the 3D Creditors and Mr. Martell. At September 30, 2012 and December 31, 2011 the aggregate fair value of debt, with an aggregate carrying value of $6,828 and $7,487, respectively, is estimated at $6,693 and $7,356, respectively. The calculation of the aggregate fair value of debt is based on the estimated future cash flows discounted at terms by which the Company projects it could borrow such funds from unrelated parties.

NOTE L—MANAGEMENT PLAN

In 2012, the Company’s management plan is to continue to improve operating margins and to continue its cost reduction efforts through operating efficiencies and strategic sourcing. The Company will continue to identify and act upon areas where revenues can be increased. The Company will continue to review its sales process, to further enhance and improve the sales process throughout the Company. This includes the implementation of a customer relations management system. Additionally, the Company completed the integration of HKEC into the same enterprise reporting package used by the remainder of the Company.

NOTE M—SEGMENT INFORMATION

The Company operates in two reportable segments: Industrial Services and Rail Services.

The Industrial Services segment provides maintenance and repair services to several industries including electric motor repair and rebuilding; maintenance and repair of electro-mechanical components for the wind power industry; and the repairing, manufacturing, and remanufacturing of industrial lifting magnets for the steel and scrap industries. To supplement its service offerings, the Company also provides on-site maintenance services and custom and standardized industrial maintenance training programs.

The Rail Services segment manufactures and rebuilds power assemblies, engine parts, and other components related to large diesel engines, and providing locomotive maintenance, remanufacturing, and repair services for the rail industry.

The Company evaluates the performance of its business segments based on net income or loss. Corporate administrative and support services for the Company are allocated to the business segments, except for corporate depreciation and interest expense.

Summarized financial information for the Company’s reportable segments as of and for the three- and nine-months ended September 30, 2012 and October 2, 2011 is shown in the following tables:

2012	Industrial Services	Rail Services	Corporate	Intersegment Eliminations	Three months ended September 30, 2012
External revenue:
Service revenue	$6,512	$—	$—	$—	$6,512
Product sales	1,039	4,271	—	—	5,310
Deprecation included in the cost of revenues	225	45	—	—	270
Gross profit	1,660	1,518	—	—	3,178
Other depreciation & amortization	115	—	30	—	145
Interest expense	34	1	154	—	189
Net income (loss)	(38)	989	(201)	—	750
Capital expenditures	208	59	—	—	267
Total assets at September 30, 2012	19,512	4,847	902	—	25,261

2011	Industrial Services	Rail Services	Corporate	Intersegment Eliminations	Three months ended October 2, 2011
External revenue:
Service revenue	$7,275	$—	$—	$—	$7,275
Product sales	1,222	2,814	—	—	4,036
Deprecation included in the cost of revenues	261	—	—	—	261
Gross profit	1,878	594	—	—	2,472
Other depreciation & amortization	144	—	30	—	174
Interest expense	156	3	69	—	228
Net income	57	243	51	—	351
Capital expenditures	35	—	49	—	84
Total assets at December 31, 2011	20,396	3,643	745	—	24,784

2012	Industrial Services	Rail Services	Corporate	Intersegment Eliminations	Nine months ended September 30, 2012
External revenue:
Service revenue	$21,139	$—	$—	$—	$21,139
Product sales	3,586	12,837	—	—	16,423
Deprecation included in the cost of revenues	670	133	—	—	803
Gross profit	5,370	4,146	—	—	9,516
Other depreciation & amortization	343	—	82	—	425
Interest expense	104	5	447	—	556
Net income (loss)	246	2,644	(571)	—	2,319
Capital expenditures	345	143	50	—	538
Total assets at September 30, 2012	19,512	4,847	902		25,261

2011	Industrial Services	Rail Services	Corporate	Intersegment Eliminations	Nine months ended October 2, 2011
External revenue:
Service revenue	$22,720	$—	$—	$—	$22,720
Product sales	3,313	8,433	—	—	11,746
Deprecation included in the cost of revenues	782	—	—	—	782
Gross profit	5,425	2,047	—	—	7,472
Other depreciation & amortization	359	—	90		449
Interest expense	464	7	267	—	738
Net income (loss)	155	986	(68)		1,073
Capital expenditures	92	6	94	—	192
Total assets at December 31, 2011	20,396	3,643	745	—	24,784

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DEALER PROSPECTUS DELIVERY OBLIGATION

Until              (90 days from the date of this prospectus), all dealers that effect transactions in these securities, whether or not participants in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the registrant.

Securities and Exchange Commission registration fee	$522.87
Accounting fees and expenses	$15,000
Legal fees and expenses	$250,000
Blue sky fees and expenses	$40,000
Printing fees and expenses	$20,000
Transfer agent fees and expenses	$5,000
Miscellaneous	$5,000

Total	335,522.87

Item 14. Indemnification of Directors and Officers

Chapter 37 of the Indiana Business Corporation Law, as amended (the “IBCL”), authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made parties by reason of their relationships to the corporation. Officers and directors may be indemnified when they have acted in good faith, the action taken was not against the interests of the corporation, and the action was lawful or there was no reason or cause to believe the action was unlawful. Chapter 37 of the IBCL also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding, against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding.

The registrant’s articles of incorporation require the registrant to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal (an “Action”), by reason of the fact that he or she is or was a director, officer, employee, or agent of the registrant or is or was serving at the registrant’s request as a director, officer, partner, member, manager, trustee, employee, or agent of another entity against expenses, including attorneys’ fees, judgments, settlements, penalties, and fines actually or reasonably incurred by him or her in connection with an Action if such person acted in good faith and in a manner he or she reasonably believed, in the case of conduct in his or her official capacity, was in the registrant’s best interests and, in all other cases, was not opposed to the registrant’s best interests and, with respect to any criminal action or proceeding, if he or she either had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful.

The registrant maintains liability insurance for its directors and officers.

Item 15. Recent Sales of Unregistered Securities

The Company has not issued or sold any securities since January 1, 2009, which were not registered under the Securities Act.

Item 16. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Massillon, State of Ohio, on December 21, 2012.

MISCOR GROUP, LTD.

By:	/s/ Michael P. Moore
Michael P. Moore, President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned, each an officer or director, or both an officer and a director of MISCOR Group, Ltd., an Indiana corporation (the “Company”), does hereby constitute and appoint each of Michael P. Moore and Marc Valentin, or any of them acting alone, as the true and lawful attorney-in-fact or attorneys in fact for each of the undersigned, with full power of substitution and resubstitution, for him or her in the name, place, and stead of the undersigned, in any and all capacities, to execute and file with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”) any and all amendments, supplements, and exhibits to this Registration Statement (including pre-effective and post-effective amendments and supplements), to execute and file any registration statement related to the offering covered by this Registration Statement and filed pursuant to Rule 424(b) under the Securities Act, to execute and file any and all other applications or other documents to be filed with the SEC, such attorney to have full power to act with or without the others, and to have the full power and authority to do and perform, in the name and on behalf of the undersigned, every act whatsoever necessary, advisable, or appropriate to be done in the premises as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and approving the act of said attorney and any such substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Date	Signature	Title
President, Chief Executive Officer, and Director (Principal Executive Officer)
December 21, 2012	/s/ Michael P. Moore
Michael P. Moore

Chief Accounting Officer (Principal
December 21, 2012	/s/ Marc Valentin	Accounting Officer)
Marc Valentin

December 21, 2012	/s/ John A. Martell	Chairman and Director
John A. Martell

December 21, 2012	/s/ William J. Schmul, Jr.	Director
William J. Schmul, Jr.

December 21, 2012	/s/ Michael D. Topa	Director
Michael D. Topa

EXHIBIT INDEX

Exhibit Number	Description
3.1a	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Reg No. 333-129354) filed on November 1, 2005)

3.1b	Articles of Amendment to the Registrant’s Amended and Restated Articles of Incorporation, effective January 14, 2008 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 14, 2008)

3.1c	Articles of Amendment to the Registrant’s Amended and Restated Articles of Incorporation, effective February 8, 2008 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 13, 2008)

3.2	Amended and Restated Code of By-Laws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 28, 2009)

4.1	Specimen Certificate of Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-1/A (Reg. No. 333-129354) filed on December 30, 2005)

4.2	Warrant Agreement, Form of Joinder Agreement and Form of Common Stock Purchase Warrant issued to Designees of Strasbourger Pearson Tulcin Wolff Incorporated pursuant to Placement Agency Agreement dated April 26, 2004 (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-129354) filed on November 1, 2005)

4.3	Form of Common Stock Purchase Warrant issued to Designees of Strasbourger Pearson Tulcin Wolff Incorporated pursuant to Placement Agency Agreement dated January 25, 2005 (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-129354) filed on November 1, 2005)

4.4a	Promissory Note dated January 1, 2004 issued by Magnetech Industrial Services, Inc. to John A. Martell (incorporated by reference to Exhibit 4.11 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-129354) filed on November 1, 2005)

4.4b	Amendment to Promissory Note dated April 14, 2010 issued by the Registrant (assignee of Magnetech Industrial Services, Inc.) to John A. Martell (incorporated by reference to Exhibit 4.11a of the Registrant’s Annual Report on Form 10-K filed on April 15, 2009)

4.5	Conversion Option dated September 12, 2005 among John A. Martell, Magnetech Industrial Services, Inc. and the Registrant (incorporated by reference to Exhibit 4.12 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-129354) filed on November 1, 2005)

4.6	Amendment to Conversion Option dated November 28, 2007, by and among the Registrant, Magnetech Industrial Services, Inc., and John A. Martell (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed by the Registrant on December 5, 2007)

4.7	Form of Registration Rights Agreement between the Registrant and the Purchasers scheduled therein, made pursuant to Stock Purchase Agreement with the Registrant (incorporated by reference to Exhibit 4.13 to the registrant’s Registration Statement on Form S-1 (Reg. No. 333-129354) filed on November 1, 2005)

4.8	Registration Rights Agreement dated August 24, 2005 between the Registrant and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 4.15 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-129354) filed on November 1, 2005)

4.9	Common Stock Purchase Warrant dated May 31, 2006 issued by Registrant to Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

4.10a	Registration Rights Agreement dated May 31, 2006 between the Registrant and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed on June 6, 2006)

4.10b	Amendment dated July 31, 2006, to Registration Rights Agreement dated May 31, 2006, between the Registrant and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 4, 2006)

4.10c	Amendment dated August 30, 2006, to Registration Rights Agreement dated May 31, 2006, between the Registrant and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 31, 2006)

4.11*	Securities Purchase Agreement, dated January 18, 2007, by and among MISCOR Group, Ltd., Tontine Capital Partners, L.P. and Tontine Capital Overseas Master Fund, L.P. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 22, 2007)

4.12	Registration Rights Agreement, dated January 18, 2007, by and among MISCOR Group, Ltd., Tontine Capital Partners, L.P. and Tontine Capital Overseas Master Fund, L.P. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on January 22, 2007)

Exhibit Number	Description
4.13	Irrevocable Proxy of John Martell (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on January 22, 2007)

4.14	Restated Irrevocable Proxy of John A. Martell (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on December 5, 2007)

5.1	Ulmer & Berne LLP opinion regarding validity

10.1	Lease, commencing March 1, 2002, between JAM Hutson Properties, LLC and Magnetech Industrial Services, Inc. (incorporated by reference to Exhibit 10.17 to the registrant’s Registration Statement on Form S-1 (Reg. No. 333-129354) filed on November 1, 2005)

10.2@	2005 Stock Option Plan of the Registrant (incorporated by reference to Exhibit 10.18 to the registrant’s Registration Statement on Form S-1 (Reg. No. 333-129354) filed on November 1, 2005)

10.3@	Form of Stock Option Agreement under 2005 Stock Option Plan (incorporated by reference to Exhibit 10.19 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-129354) filed on November 5, 2005)

10.4a@	2005 Restricted Stock Purchase Plan of the Registrant (incorporated by reference to Exhibit 10.20 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-129354) filed on November 5, 2005)

10.4b@	Amendment to the MISCOR 2005 Restricted Stock Purchase Plan, effective February 7, 2008 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 13, 2008)

10.5@	Employment Agreement dated September 30, 2005 between the Registrant and John A. Martell (incorporated by reference to Exhibit 10.21 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-129354) filed on November 1, 2005)

10.6	Lease between 3-D3E Ltd., Landlord, and 3-D Service, Ltd., Tenant, and Guaranty of MISCOR Group, Ltd., dated November 30, 2007 (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on December 5, 2007)

10.7*	Securities Purchase Agreement dated November 30, 2007, by and among Tontine Capital Partners, L.P., Tontine Capital overseas Master Fund, L.P., and the Registrant (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on December 5, 2007)

10.8	Amended and Restated Registration Rights Agreement dated November 30, 2007, by and among the Registrant, Tontine Capital Partners, L.P., and Tontine Capital Overseas Master Fund, L.P. (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on December 5, 2007)

10.9	Commercial Security Agreement dated November 30, 2007, between 3-D Service, Ltd., and BDeWees, Inc. (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed on December 5, 2007)

10.10	Commercial Security Agreement dated November 30, 2007, between 3-D Service, Ltd., and XGen III, Ltd. (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed on December 5, 2007)

10.11a*	Credit and Security Agreement dated January 14, 2008, among Wells Fargo Bank, the Registrant and Certain Subsidiaries of the Registrant identified therein (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 18, 2008)

10.11b	Second Amendment to Credit and Security Agreement dated August 28, 2008, among Wells Fargo Bank, the Registrant and Certain Subsidiaries of the Registrant identified therein (incorporated by reference to Exhibit 10.56a to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-154649) filed on November 1, 2005)

10.11c	Fourth Amendment to Credit and Security Agreement and Limited Waiver of Defaults dated April 14, 2009, among Wells Fargo Bank, the Registrant and Certain Subsidiaries of the Registrant (incorporated by reference to Exhibit 10.56b of the Registrant’s Annual Report on Form 10-K filed on April 15, 2009)

10.11d	Fourth Amendment to Credit and Security Agreement dated July 22, 2009 among Wells Fargo Bank, the Registrant and Certain Subsidiaries of the Registrant (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report or Form 8-K filed July 28, 2009)

10.11e	Fifth Amendment to Credit and Security Agreement dated September 16, 2009, among Wells Fargo Bank, the Registrant and Certain Subsidiaries of the Registrant (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on September 21, 2009)

10.11f	Sixth Amendment to Credit and Security Agreement dated January 14, 2010, among Wells Fargo Bank, the Registrant and Certain Subsidiaries of the Registrant (incorporated by reference to Exhibit 10.1 of the registrant’s Current Report or Form 8-K filed January 21, 2010)

10.11g	Letter Agreement dated September 8, 2009, among Wells Fargo Bank, the Registrant and Certain Subsidiaries of the Registrant, acknowledged and agreed to by the Registrant and such Subsidiaries on September 16, 2009 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on September 21, 2009)

10.11h	Consent and Release by Wells Fargo Bank, National Association, dated March 15, 2010 (incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on form 8-K filed on March 15, 2010)

Exhibit Number	Description
10.11i	Letter Agreement dated February 9, 2010, among Wells Fargo Bank, the Registrant and Certain Subsidiaries of the Registrant (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 9, 2010)

10.11j	Seventh Amendment to Credit and Security Agreement and Waiver of Defaults dated April 15, 2010, among Wells Fargo Bank, the Registrant and Certain Subsidiaries of the Registrant (incorporated by reference to Exhibit 10.56i to the registrant’s Annual Report on Form 10-K filed on April 15, 2010)

10.12	Revolving Note dated January 14, 2008, among Wells Fargo Bank, the Registrant and Certain Subsidiaries of the Registrant identified therein (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on January 18, 2008)

10.13	Real Estate Note dated January 14, 2008, among Wells Fargo Bank, the Registrant and Certain Subsidiaries of the Registrant identified therein (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed on January 18, 2008)

10.14	Real Estate Mortgage, Security Agreement and Assignment of Rents and Leases dated January 14, 2008, between Wells Fargo Bank and Magnetech Industrial Services, Inc. (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed by the registrant on January 18, 2008)

10.16	Collateral Pledge Agreement Among Wells Fargo Bank, the Registrant, and Certain Subsidiaries of the Registrant identified therein (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on January 18, 2008)

10.17	Patent and Trademark Security Agreement dated January 14, 2008, between Wells Fargo Bank and 3-D Service, Ltd. (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed on January 18, 2008)

10.18	Patent and Trademark Security Agreement dated January 14, 2008, between Wells Fargo Bank and Magnetech Industrial Services, Inc. (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed on January 18, 2008)

10.19	Standby Letter of Credit Agreement dated January 14, 2008, among Wells Fargo Bank, the Registrant and Certain Subsidiaries of the Registrant identified therein (incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed on January 18, 2008)

10.20	Subordination Agreement between Wells Fargo Bank and John A. Martell (incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed on January 18, 2008)

10.21	Subordination Agreement between Wells Fargo Bank and Strasbourger, Pearson, Tulcin, Wolffe, Inc. (incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K on January 18, 2008)

10.22	Subordination Agreement among Wells Fargo Bank, BDeWees, Inc., and XGen III, Ltd. (incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed on January 18, 2008)

10.22@	Amendment No. 1 to Employment Agreement dated February 3, 2010, between John A. Martell and the Registrant (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed on February 9, 2010)

10.23@	Employment Agreement dated June 14, 2010 (and effective as of June 14, 2010), between the Registrant and Michael P. Moore (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on
Form 8-K filed on June 18, 2010)

10.24	Form of Eighth Amendment to Credit and Security Agreement, dated December 16, 2010, by and among the Registrant, Magnetech Industrial Services, Inc., and HK Engine Components, LLC as Borrowers and Wells Fargo Bank, National Association as Lender (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 22, 2010)

10.25	Form of Loan Extension and Modification Agreement dated as of December 1, 2010 by and between Magnetech Industrial Services, Inc., the Registrant, and BDeWees, Inc. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on December 22, 2010)

10.26	Form of Amended and Restated Promissory Note dated November 30, 2010 by Magnetech Industrial Services, Inc. and the Registrant in favor of BDeWees, Inc. (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on December 22, 2010)

10.27	Form of Amendment to Commercial Security Agreement dated as of December 1, 2010 by and between the Registrant and BDeWees, Inc. (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on December 22, 2010)

10.23	Ninth Amendment to Credit and Security Agreement, dated June 30, 2011, by and among the Registrant, Magnetech Industrial Services, Inc., and HK Engine Components, LLC as Borrowers and Wells Fargo Bank, National Association as Lender (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 6, 2011)

Exhibit Number	Description
10.24	Short-Term Extension of Credit Facilities under Credit and Security Agreement, dated August 30, 2011, by and among the Registrant, Magnetech Industrial Services, Inc., and HK Engine Components, LLC as Borrowers and Wells Fargo Bank, National Association as Lender (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 31, 2011)

10.25	Short-Term Extension of Credit Facilities under Credit and Security Agreement, dated September 29, 2011, by and among the Registrant, Magnetech Industrial Services, Inc., and HK Engine Components, LLC as Borrowers and Wells Fargo Bank, National Association as Lender (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on September 30, 2011)

10.26	Short-Term Extension of Credit Facilities under Credit and Security Agreement, dated October 7, 2011, by and among the Registrant, Magnetech Industrial Services, Inc., and HK Engine Components, LLC as Borrowers and Wells Fargo Bank, National Association as Lender (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 11, 2011)

10.27	Short-Term Extension of Credit Facilities under Credit and Security Agreement, dated October 28, 2011, by and among Registrant, Magnetech Industrial Services, Inc., and HK Engine Components, LLC as Borrowers and Wells Fargo Bank, National Association as Lender (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 31, 2011).

10.28	Short-Term Extension of Credit Facilities under Credit and Security Agreement dated November 17, 2011 by and among the Registrant, Magnetech Industrial Services, Inc., and HK Engine Components, LLC as Borrowers and Wells Fargo Bank, National Association as Lender (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 12, 2011).

10.29	Tenth Amendment to Credit and Security Agreement, dated , November 30, 2011, by and among the Registrant, Magnetech Industrial Services, Inc., and HK Engine Components, LLC as Borrowers and Wells Fargo Bank, National Association as Lender (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 6, 2011)

10.30	Term Note, dated November 30, 2011, issued by the Registrant, Magnetech Industrial Services, Inc., and HK Engine Components, LLC, payable to Wells Fargo, N.A. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on December 6, 2011)

10.31	Loan Extension and Modification Agreement, dated November 30, 2011, among BDeWees, Inc. and the Registrant (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on December 6, 2011)

10.32	Loan Extension and Modification Agreement, dated November 30, 2011, among XGen III Ltd. and the Registrant (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on December 6, 2011)

10.33	Amended and Restated Promissory Note, dated November 30, 2011, issued by the Registrant payable to BDeWees, Inc. (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on December 6, 2011)

10.34	Amended and Restated Promissory Note, dated November 30, 2011, issued by the Registrant payable to XGen III Ltd. (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed on December 6, 2011)

10.35	Amended and Restated Subordination Agreement, dated November 30, 2011, among BDeWees, Inc. and XGen III, Ltd., acknowledged by the Registrant, Magnetech Industrial Services, Inc., and HK Engine Components, LLC (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed on December 6, 2011)

10.36	Amended Promissory Note, dated November 30, 2011, issued by the Registrant, payable to John A. Martell (incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed on December 6, 2011)

10.37	Mutual Release, dated November 30, 2011, among the Registrant, Martell Electric, LLC, Ideal Consolidated, Inc., John A. Martell, and Bonnie Martell (incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed on December 6, 2011)

10.38	Amended and Restated Subordination Agreement, dated November 30, 2011, executed John A. Martell, acknowledged by the Registrant, Magnetech Industrial Services, Inc., and HK Engine Components, LLC (incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed on December 6, 2011)

10.39	Agreement for Subordination of Security Interest and Payment of Debt, dated November 30, 2011, among John A. Martell, BDeWees, Inc., and XGen III Ltd., acknowledged by the Registrant, Magnetech Industrial Services, Inc., and HK Engine Components, LLC (incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed on December 6, 2011)

Exhibit Number	Description
10.40	Eleventh Amendment to Credit and Security Agreement, dated , November 28, 2012, by and among the Registrant, Magnetech Industrial Services, Inc., and HK Engine Components, LLC as Borrowers and Wells Fargo Bank, National Association as Lender (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 30, 2012)

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed on March, 1, 2012).

23.1	Consent of BDO USA, LLP

24.1	Power of Attorney (set forth on signature page)

*	MISCOR has omitted schedules and similar attachments to the subject agreement pursuant to Item 601(b) of Regulation S-K. MISCOR will furnish a copy of any omitted schedule or similar attachment to the Commission upon request.
@	Denotes a management contract or compensatory plan.